                                PRELIMINARY COPY
             SUBJECT TO COMPLETION OR AMENDMENT, DATED JUNE 15, 2000
                              INFORMATION STATEMENT
                             STILWELL FINANCIAL INC.
                     Common Stock, par value $.01 per share

  This information statement is being furnished by Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI"), in connection with the distribution to holders of record of common stock of KCSI, on June 28, 2000 of TWO SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, INCLUDING CERTAIN ATTACHED PREFERRED STOCK PURCHASE RIGHTS OF STILWELL FINANCIAL INC., A DELAWARE CORPORATION ("STILWELL"), FOR EVERY ONE SHARE OF KCSI COMMON STOCK OUTSTANDING ON THE RECORD DATE. The Distribution will result in all of the outstanding shares of Stilwell common stock being distributed to holders of KCSI common stock on a pro-rata basis. KCSI HAS RECEIVED A TAX RULING FROM THE INTERNAL REVENUE SERVICE WHICH STATES THAT NO GAIN OR LOSS, FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, WILL BE RECOGNIZED BY HOLDERS OF KCSI COMMON STOCK UPON RECEIPT OF THE STILWELL COMMON STOCK IN THIS DISTRIBUTION.

  Stilwell was formed by KCSI as a holding company for the group of businesses and investments that comprise the financial services segment of KCSI.
Stilwell's principal subsidiary is Janus Capital Corporation, an investment advisory company, which represented approximately 96% of the revenues and approximately 91% of the ongoing net income of KCSI's financial services segment for the three months ended March 31, 2000. The following table presents summary financial information for KCSI (excluding Stilwell) and Stilwell as of, and for the three months ended March 31, 2000.


                           STOCKHOLDERS'                       OPERATING    NET
                              EQUITY      ASSETS     REVENUES   INCOME     INCOME
                           ------------- -------     --------  ---------- --------
                                               (In Millions)

KCSI                      $    624.9   $  1,884.7   $  148.9   $   18.0   $    4.5

Stilwell                       889.0      1,432.7      545.1      244.9      188.7
                          --------------------------------------------------------

 Total                    $  1,513.9   $  3,317.4   $  694.0   $  262.9   $  193.2
                          ========================================================


  Recently, there have been STRAINED RELATIONS BETWEEN STILWELL AND JANUS as a result of a disagreement over whether there should be a separate spin-off of Janus. See "Summary-Overview of Stilwell's Business and Strategy." Stillwell does not believe that this disagreement will cause any key employees of Janus to resign, but these employees are not subject to any noncompete agreements that would preclude them from participating in a competing financial services business. See "Risk Factors-Continuation of Strained Relations Between Stilwell and Janus Management Could Have a Material Adverse Effect on Stilwell."
Stilwell may be required under certain agreements containing mandatory put rights to purchase the interests in Janus owned by certain minority stockholders at any time at the option of those holders at a fair market value purchase price equal to fifteen times the net after-tax earnings per share of Janus over the period indicated in the relevant agreement, or in some circumstances as determined by an independent appraisal. IF STILWELL HAD BEEN REQUIRED TO MAKE SUCH PURCHASE BASED ON THE VALUE OF THE STOCK AT A FIFTEEN TIMES MULTIPLE AS OF MARCH 31, 2000, IT WOULD HAVE BEEN REQUIRED TO PAY APPROXIMATELY $833 MILLION. Stilwell is also required under such agreements and certain other agreements to purchase the interests in Janus owned by such minority stockholders and other minority stockholders at the option of those holders upon the occurrence of certain changes in ownership of KCSI or Stilwell at a fair market value purchase price equal to fifteen times the net after-tax earnings per share of Janus over the period indicated in the relevant agreement or as otherwise negotiated between the parties or determined by Janus' Stock Option Committee. IF STILWELL WERE REQUIRED TO MAKE SUCH PURCHASE BASED ON THE VALUE OF THE STOCK AT A FIFTEEN TIMES MULTIPLE AS OF MARCH 31, 2000, IT WOULD HAVE BEEN REQUIRED TO PAY APPROXIMATELY $1.14 BILLION (reduced by the amount paid upon exercise of any mandatory put rights). As of March 31, 2000, Stilwell had $200 million in credit facilities available, owned securities which, if liquidated, would provide estimated net proceeds of $826 million after taxes and associated transaction costs and had cash balances at the Stilwell holding company level in excess of $147.5 million. To the extent that these resources were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to most of the shares to be purchased, had 120 days to raise additional sums. See "Risk Factors-Stilwell May Be Required to Purchase or Sell Janus Common Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Minority Purchase Agreements."

  The distribution of Stilwell common stock will be effective on July 12, 2000, and it is expected that certificates representing Stilwell common stock will be mailed within two days following such date.

  No consideration will be paid by KCSI's stockholders for the shares of Stilwell Common Stock to be received by them in the distribution nor will they be required to surrender or exchange shares of KCSI common stock or take any other action in order to receive Stilwell common stock.

  There has been no established trading market for the shares of Stilwell Common Stock, although it is expected that a "when-issued" trading market will develop near the Record Date. Stilwell has received approval, subject to official notice of issuance, to have the Stilwell Common Stock listed on the New York Stock Exchange under the symbol "SV."

  IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" WHICH BEGINS ON PAGE 23.
                              ____________________

  NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                              ____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

  THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

 THE DATE OF THIS INFORMATION STATEMENT IS JUNE 15, 2000.

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
SUMMARY .....................................................................     6
 Overview of the Distribution ...............................................     6
 Overview of Stilwell's Business and Strategy ...............................    11
 Summary Financial and Operating Data .......................................    16
INTRODUCTION ................................................................    19
RISK FACTORS ................................................................    19
THE DISTRIBUTION ............................................................    32
 Background and Reasons for the Distribution ................................    32
 Manner of Effecting the Distribution .......................................    36
 Results of the Distribution ................................................    37
 Differences in Rights of Stockholders Arising from Differences
   Between the Certificates and Bylaws of Stilwell and KCSI .................    37
 Material Federal Income Tax Consequences ...................................    38
 Trading of Stilwell Common Stock ...........................................    40
 Modification or Abandonment of the Distribution ............................    41
 Solvency and Surplus Opinion of Financial Advisor ..........................    41
RELATIONSHIP BETWEEN KCSI AND STILWELL AFTER THE DISTRIBUTION ...............    46
 Intercompany Agreement .....................................................    46
 Tax Disaffiliation Agreement ...............................................    46
 Employee Benefits ..........................................................    47
FINANCING ...................................................................    50
 Description of the Credit Facilities .......................................    50
 Need for Additional Financing ..............................................    51
CAPITALIZATION ..............................................................    52
DIVIDEND POLICY .............................................................    53
SELECTED FINANCIAL AND OPERATING DATA .......................................    54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS .........................................    57
BUSINESS ....................................................................    85
 Background .................................................................    85
 Stilwell Financial Inc. ....................................................    85
 Stilwell's Principal Subsidiaries and Equity Investments ...................    86
    Janus Capital Corporation ...............................................    86
    Berger LLC ..............................................................    91
    Nelson Money Managers Plc ...............................................   101
    DST Systems, Inc. .......................................................   102
 Properties .................................................................   103
 Stilwell Holding Company ...................................................   104
 Employees ..................................................................   104
 Stilwell Business Strategy .................................................   104
 Competition ................................................................   105
 Regulation .................................................................   107
 Legal Matters ..............................................................   107
MANAGEMENT ..................................................................   108
 Directors and Executive Officers ...........................................   108
 Composition of Stilwell's Board of Directors ...............................   110
 Committees of Stilwell's Board of Directors ................................   110
 Compensation of Stilwell's Directors .......................................   111
 Executive Compensation .....................................................   111
 Summary Compensation Table .................................................   112
 1999 Option/SAR Grants In Last Fiscal Year .................................   115

 1999 Aggregate Option Exercises and Year-End Option
  Values ....................................................................   116
 Employment Agreements with the Named Executive Officers ....................   117
 Indemnification Agreements .................................................   120
 Other Compensatory Plans and Arrangements ..................................   121
PRINCIPAL STOCKHOLDERS AND STOCK OWNED BENEFICIALLY
BY STILWELL'S DIRECTORS AND CERTAIN EXECUTIVE OFFICERS ......................   125
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..............................   127
DESCRIPTION OF CAPITAL STOCK ................................................   128
 Common Stock ...............................................................   128
 Preferred Stock ............................................................   128
 Certain Antitakeover Effects ...............................................   129
 Transfer Agent .............................................................   134
ADDITIONAL INFORMATION.......................................................   134
INDEX TO FINANCIAL STATEMENTS ...............................................   F-1

                                    SUMMARY

  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT (THE "INFORMATION STATEMENT"). REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION SET FORTH IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY. UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS INFORMATION STATEMENT TO (i) KCSI AND STILWELL INCLUDE KCSI'S AND STILWELL'S RESPECTIVE DIRECT AND INDIRECT SUBSIDIARIES AND EQUITY INVESTMENTS, (ii) STILWELL PRIOR TO THE DISTRIBUTION DATE REFER TO KCSI'S FINANCIAL SERVICES SEGMENT (AS DESCRIBED BELOW) AND (iii) BERGER (AS DEFINED HEREIN) PRIOR TO SEPTEMBER 30, 1999 REFER TO BERGER ASSOCIATES, INC.


OVERVIEW OF THE DISTRIBUTION

Corporation Making the         Kansas City Southern Industries, Inc., a
 Distribution                  Delaware corporation.

Corporation and Business
 Being Distributed            Stilwell Financial Inc., a Delaware corporation
                              and wholly-owned subsidiary of KCSI. Stilwell is a holding company for the group of businesses and investments that comprise the KCSI financial services segment. These businesses, the most significant of which is Janus Capital
                              Corporation ("Janus"), offer a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals. See "Business."

Business to be Retained
 By KCSI Rail transportation. Through its principal subsidiaries and joint ventures, KCSI owns and operates a rail network of approximately 6,000 miles of main and branch lines that link the key commercial and industrial markets of the United States and Mexico and, through a joint venture, is participating in the rebuilding and operation of the trans-isthmus railroad in Panama.

Primary Purpose of the
 Distribution                 Separation of the financial services business, to
                              be owned solely by Stilwell, from the rail transportation business, to be owned solely by KCSI. The Distribution will allow each company to
                              (i) focus on adopting strategies and pursuing objectives appropriate to its specific business;
                              (ii) focus attention and financial resources on the development and management of growth in each of their respective core businesses; (iii) eliminate time and resources spent resolving differences between the businesses relating to utilization of KCSI resources, available capital, capitalization, management style, organizational structure and long-term and short-term strategies and goals; (iv) minimize the exposure of each business to the liabilities arising from the operations of the other; (v) issue its own securities to implement more focused stock-based compensation programs keyed more directly to its earnings and performance; and (vi) issue its own securities to pursue acquisitions or strategic relationships. See "The Distribution-
                              Background and Reasons for the Distribution."

Number of Shares of          Two shares of common stock, par value $.01 per
 Stilwell Common Stock       share, including certain attached preferred
 To Be Received by Each      stock purchase rights (collectively, the
 KCSI Stockholder            "Stilwell Common Stock"), for every one share of
                             KCSI common stock ("KCSI Common Stock") held on the Record Date. No consideration will need to be paid by KCSI's stockholders for the shares of Stilwell
                             Common Stock to be received by them in the Distribution nor will they be required to surrender or exchange shares of KCSI Common Stock or take any other action to receive Stilwell Common Stock. See
                             "The Distribution-Manner of Effecting the
                             Distribution" and "Description of Capital Stock-
                             Stockholders' Rights Plan."

Total Number of Shares to    Will depend on the number of shares of KCSI
 be Distributed              Common Stock outstanding on the Record Date.
                             Based on the number of shares of KCSI Common
                             Stock outstanding as of March 31, 2000,
                             approximately 222,800,000 shares of Stilwell
                             Common Stock will be distributed. The shares of Stilwell Common Stock to be distributed will constitute all of the outstanding shares of Stilwell Common Stock on the Distribution Date.
                             See "The Distribution-Manner of Effecting the
                             Distribution" and "The Distribution-Results of the Distribution."

Distribution Agent           UMB Bank, N.A. (the "Distribution Agent"), 1010
                             Grand Avenue, Kansas City, Missouri  64106.

KCSI's Board's Power         The Distribution may be amended, modified
 to Modify or Abandon        or abandoned at any time prior to the Record
                             Date by, and in the sole discretion of,
                             KCSI's Board of Directors.  See "The
                             Distribution-Modification or Abandonment of the Distribution."

No Fractional Shares         No fractional shares of Stilwell Common Stock
                             will be distributed in the Distribution.  See
                             "The Distribution-Manner of Effecting the
                             Distribution."

No Established Trading       There has been no established trading market for

Market for Stilwell          Stilwell Common Stock, although a "when-issued"
Common Stock                 trading market is expected to develop near the
                             Record Date. Stilwell has received approval, subject to official notice of issuance, to have the Stilwell Common Stock listed on the New York
                             Stock Exchange under the symbol "SV."  See "The
                             Distribution-Trading of Stilwell Common Stock."

Interests of Stilwell        Stilwell officers and directors who own
 Officers and Directors      shares of KCSI Common Stock on the Record Date
 in the Distribution         will receive shares of Stilwell common stock in
                             the same proportion as other KCSI stockholders in the Distribution. Stilwell officers and directors will also receive New Stilwell Options
                             (defined herein) for each KCSI non-qualified stock option held on the record date, in the same 2 to 1 proportion. See "Relationship Between KCSI and
                             Stilwell After the Distribution - Employee
                             Benefits." In addition, Stilwell has entered into employment agreements with certain of its officers dated June 12, 2000. Under the employment agreements, which are consistent with past compensation practices of KCSI, these officers are not entitled to participate in any Stilwell incentive compensation plan during 2000, 2001 and 2002, but will receive cash bonuses aggregating
                             $1,200,000 within ten days after the Distribution
                             Date and will be eligible to participate in other benefit plans. In conjunction with entering into the employment agreements and in lieu of participation in Stilwell's incentive compensation plans, these officers received a grant of options to purchase an aggregate of 550,600 shares of KCSI
                             Common Stock, 527,000 of which will become exercisable based on the performance of the market price of KCSI's Common Stock. At the time of the Distribution, Stilwell options will be substituted for all such KCSI options in their entirety and the target stock price levels for the performance options will be adjusted to Stilwell stock prices.
                             The employment agreements also include severance and change of control benefits. See "Management -
                             Employment Agreements with the Named Executive
                             Officers."

Record Date                  Close of business on June 28, 2000 (the "Record
                             Date").

Distribution Date            Certificates representing the shares of Stilwell
                             Common Stock will be delivered to the Distribution
                             Agent on July 12, 2000 (the "Distribution Date") and the Distribution will be effective on that date.

Date Certificates are to     Certificates representing the shares of Stilwell
 Be Mailed                   Common Stock are expected to be mailed by the
                             Distribution Agent to KCSI stockholders within two days following the Distribution Date (the "Mailing
                             Date"). See "The Distribution-Manner of Effecting the Distribution."

Tax Ruling Indicates         KCSI has received a tax ruling (the "Tax
 Distribution Will Be        Ruling") from the Internal Revenue Service (the
 Tax-Free                    "IRS") that states that for United States
                             federal income tax purposes, no gain or loss will be recognized by KCSI from the Distribution or by the holders of KCSI Common Stock upon receipt of the Stilwell Common Stock in the Distribution. See
                             "The Distribution-Material Federal Income Tax
                             Consequences."

KCSI and Stilwell            Following the Distribution, KCSI and Stilwell
 to be Operated as           will be operated separately as independent
 Separate Companies          companies. They will continue to have a limited
                             relationship, including a common director, during a transitional period. See "The Distribution-Results of the Distribution," "Relationship Between KCSI and Stilwell After the Distribution," and "Certain
                             Relationships and Related Transactions."

Stilwell Anticipates         To date, Stilwell has not declared or paid any
 Paying Cash Dividends       dividends on the Stilwell Common Stock, but
                             anticipates paying cash dividends following the Distribution. The payment of dividends by Stilwell is subject to the discretion of its Board of Directors, and various factors may prevent it from paying dividends. These factors include Stilwell's financial position, its capital requirements and liquidity, the existence of a stock repurchase program, contractual and legal requirements, results of operations and such other factors as Stilwell's Board of Directors may consider relevant. As a holding company, Stilwell's ability to pay dividends is dependent on the dividends and income it receives from its subsidiaries. At the present time Stilwell's primary source of cash is dividends received from Janus. Janus represented approximately 95% of Stilwell's revenues and approximately 91% of Stilwell's net income for the year ended December 31, 1999 and for that year
                             Stilwell received $173.2 million in dividends from Janus. The payment of dividends by Janus is subject to the discretion of its Board of Directors.
                             Although Stilwell has a contractual obligation to cause such payment, Thomas H. Bailey, the Chief
                             Executive Officer of Janus, has certain
                             rights to select a majority of that Board (the
                             Janus Board Selection Rights, as defined in
                             "Summary-Overview of Stilwell's Business and
                             Strategy-Background"), and such majority of directors could determine in their discretion that Janus will not pay dividends for any given year.
                             See "Risk Factors-Various Factors May Hinder the
                             Declaration and Payment of Dividends by Stilwell
                             Following the Distribution," "Dividend Policy,"
                             "Management's Discussion and Analysis of Financial
                             Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.


Risk Factors To Be           Stockholders should carefully review the
 Considered                  matters discussed in the section entitled "Risk
                             Factors" for a discussion of matters that should be considered in owning Stilwell Common Stock.

Provisions Which May Have    Provisions of Stilwell's certificate of
 Antitakeover Effects        incorporation and bylaws, certain agreements,
                             Stilwell's Stockholders' Rights Plan and provisions of the Delaware General Corporation Law and the Internal Revenue Code of 1986, as amended (the
                             "Code"), may have the effect of delaying, deterring or preventing a change in control of Stilwell. See
                             "Risk Factors," "The Distribution-Material Federal
                             Income Tax Consequences" and "Description of
                             Capital Stock."


                            *          *         *

OVERVIEW OF STILWELL'S BUSINESS AND STRATEGY

BACKGROUND

       KCSI is a holding company that has owned and managed, through its direct and indirect subsidiaries, two principal business segments: rail transportation and financial services. ONLY THE FINANCIAL SERVICES SEGMENT IS INCLUDED IN THE DISTRIBUTION. The primary entities comprising the financial services segment are Janus, an approximately 81.5% owned subsidiary; Stilwell Management, Inc. ("SMI," formerly Berger Associates, Inc.), a wholly-owned subsidiary; Berger LLC ("Berger"), of which SMI owns 100% of Berger preferred limited liability company interests and approximately 86% of the Berger regular limited liability company interests; Nelson Money Managers Plc ("Nelson"), an 80% owned subsidiary; DST Systems, Inc. ("DST"), an equity investment in which SMI holds an approximately 32% interest, and miscellaneous other subsidiaries and equity investments (the "Miscellaneous Corporations"). Janus is the principal business of the financial services segment of KCSI, representing 97% of assets under management at March 31, 2000 and 96% of revenues and 91% of ongoing net income for the three months ended March 31, 2000. The businesses which comprise the financial services segment offer a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals.

       After extensive review and discussion, the Board of Directors of KCSI concluded that it is in the best interests of KCSI and its stockholders for KCSI to focus on the rail transportation business and for a separate company to focus on the financial services business and determined that the Distribution was the best way to accomplish a separation of the two businesses. KCSI formed Stilwell as a holding company for the group of businesses and investments that comprise KCSI's financial services segment. In connection with the Distribution, KCSI transferred to Stilwell KCSI's ownership interests in Janus, Berger, Nelson, DST, the Miscellaneous Corporations and certain other financial services-related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999. Consistent with the prior philosophy of KCSI, Stilwell expects to encourage autonomy by its subsidiaries in the operation of their businesses. Stilwell has agreed that the management of Janus will continue to operate the business of Janus of providing investment advice and management services on the basis provided in a stock purchase agreement with Thomas H. Bailey ("Mr. Bailey"), the Chief Executive Officer of Janus, and another Janus stockholder (the "Janus Stock Purchase Agreement"). The Janus Stock Purchase Agreement with Mr. Bailey, the holder of 12% of Janus common stock, provides that so long as Mr. Bailey is a holder of at least 5% of the shares of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), he shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. Such agreement provides that in furtherance of such objective, so long as both the ownership threshold and officer status conditions described above are satisfied, in those circumstances Stilwell will vote its shares of Janus stock to elect directors of

     Janus, at least the majority of whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld (the "Janus Board Selection Rights"). See Stilwell Financial Inc., "Stilwell Business Strategy" and "Business -Stilwell Business Strategy."

       On March 26, 1999, a number of minority stockholders and employees of Janus, including members of Janus' management, its chief executive officer, its chief investment officer, portfolio managers and assistant portfolio managers who own a material number of Janus shares, five of the six Janus directors and others (the "Janus Minority Group")<1>, proposed that KCSI consider in addition to the Distribution, a separate spin-off of Janus. Members of the Janus Minority Group met with the KCSI Board of Directors on June 23, 1999 and urged the Board to consider their separate spin-off proposal.

       After considering the information presented by the Janus Minority Group, KCSI's Board of Directors decided it was in the best interests of KCSI and its stockholders to proceed with the Distribution in the manner previously contemplated and as described herein. In arriving at this decision, KCSI's Board of Directors took into consideration a number of factors, including that: (i) a favorable tax ruling on the Distribution had been received from the Internal Revenue Service, (ii) the presentation by the Janus Minority Group was not persuasive, in the Board's view, as to the advantages of the alternative proposal as compared to the Distribution,
     (iii) an estimated minimum of six to nine months would be required to obtain a favorable tax ruling, and there was a lack of certainty that a favorable ruling could be obtained at all, with respect to the alternative proposal, and (iv) the Distribution was more consistent with the strategic direction of Stilwell. The Board did not seek or obtain any independent analysis of the Janus Minority Group's proposal. See "The Distribution-Background and Reasons for the Distribution."

       Recently, press reports have appeared in which certain Janus employees have expressed objections to the Distribution and other disagreements with Stilwell's structure and direction. Representatives of Stilwell and of the Janus Minority Group have met and held discussions regarding resolution of these disagreements and while not all disagreements have been resolved, agreements have been made under which Stilwell sold to Janus 192,408 shares of Janus common stock to be used to provide long-term incentives to Janus personnel. In return, Janus agreed not to grant phantom stock, stock appreciation rights, or similar rights, for so long as Janus common stock is available for use under its Long-Term Incentive Plan. The availability of Janus common stock for this purpose will depend upon the number of such shares granted or sold from time to time by Janus and upon the number acquired from holders by voluntary sale or upon the death, retirement or termination of employment of employees of Janus. In first quarter 2000, Janus made an annual grant to Janus employees of 35,670 shares of Janus common stock, but the number of shares awarded in future years may be more or less than that amount. KCSI and Stilwell have also agreed to waive certain rights of first refusal and options to purchase other outstanding shares of Janus common stock so that such shares may be available for awards under the Long-Term Incentive Plan. Finally, KCSI, Stilwell and Janus have agreed to increase an intercompany credit line available to Janus and to the assignment to Stilwell of the Janus Stock Purchase Agreement.

     See "The Distribution--Background and Reasons for the Distribution."

[FN]

<F1>

The Janus Minority Group is comprised of:

  Thomas H. Bailey        President, Chairman, Chief Executive Officer
                              and Director
  William H. Bales        Vice President and Portfolio Manager
  Laurence J. Chang       Vice President and Portfolio Manager
  Jonathan D. Coleman     Vice President and Portfolio Manager
  David J. Corkins        Vice President and Portfolio Manager
  James P. Craig, III     Vice Chairman, Chief Investment Officer
                              and Director
  David C. Decker         Vice President and Portfolio Manager
  Michael J. Dugas        Assistant Portfolio Manager
  Thomas A. Early         Vice President, General Counsel and Secretary
  James P. Goff           Vice President and Portfolio Manager
  Steven R. Goodbarn      Vice President of Finance, Treasurer and Chief
                              Financial Officer
  Helen Young Hayes       Vice President and Portfolio Manager
  Michael E. Herman       Director
  Marjorie G. Hurd        Vice President and Chief Operations Officer
  Warren B. Lammert       Vice President and Portfolio Manager
  Chih-Lin Mike Lu        Vice President and Portfolio Manager
  Brent A. Lynn           Assistant Portfolio Manager
  Thomas R. Malley        Vice President and Portfolio Manager
  Thomas A. McDonnell     Director
  Elias Marc Pinto        Vice President and Portfolio Manager
  Karen L. Reidy          Vice President and Assistant Portfolio Manager
  Blaine P. Rollins       Vice President and Portfolio Manager
  Sandy R. Rufenacht      Vice President and Portfolio Manager
  Ron Sachs               Assistant Portfolio Manager
  Scott W. Schoelzel      Vice President and Portfolio Manager
  John H. Schreiber       Assistant Portfolio Manager
  Ronald V. Speaker       Vice President and Portfolio Manager
  Michael Stolper         Director
  Mark B. Whiston         Vice President and Chief Marketing Officer
  Claire Young            Vice President and Portfolio Manager

STILWELL FINANCIAL INC.

       Stilwell is a holding company that manages its investments in the principal subsidiaries and equity investments more particularly described below and elsewhere in this Information Statement. The functions performed by Stilwell include consolidated accounting; consolidated tax return preparation and filing; corporate secretarial functions; banking and financing; administration of retirement and stock option plans; internal auditing; investor relations; analysis and evaluation of acquisition and strategic business opportunities; insurance assessment and coverage and holding company legal services. Stilwell management does not have direct experience in mutual fund investment advisory or portfolio management services and will rely on its subsidiaries' managements to perform such functions. At Janus, Mr. Bailey will continue to establish and implement policy with respect to the investment advisory and portfolio management activity of that subsidiary, and has the right to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights.

STILWELL'S PRINCIPAL SUBSIDIARIES AND EQUITY INVESTMENTS

       JANUS CAPITAL CORPORATION
       -------------------------

       Janus and its adviser subsidiaries are investment advisers registered with the U.S. Securities and Exchange Commission (the "SEC") or other regulatory bodies, and are the investment advisers of the Janus Investment Fund, Janus Aspen Series, Janus World Funds Plc and Janus Universal Funds (collectively, the "Janus Advised Funds"). Additionally, Janus is the adviser or sub-adviser to other investment companies and institutional and individual private accounts, including pension, profit-sharing and other employee-benefit plans, trusts, charitable organizations, endowments, foundations and others (collectively, "Janus Sub-Advised Funds and Private Accounts"). As of March 31, 2000, Janus had total assets under management of $315.3 billion, of which $255.0 billion are in the Janus Advised Funds and the remainder are in Janus Sub-Advised Funds and Private Accounts. Janus primarily offers equity portfolios to its investors, which comprised approximately 95% of total assets under management for Janus and its affiliates at March 31, 2000. At that date, funds advised by Janus had approximately 5.4 million shareowner accounts. For the five-year period ended March 31, 2000, Janus' total assets under management increased 1,198 percent. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-Janus Capital Corporation."

       BERGER LLC
       ----------

       Berger is the entity to which Berger Associates, Inc. contributed its operating assets and business as part of a restructuring consummated as of September 30, 1999. Berger is an investment adviser registered with the SEC and serves as an investment adviser to a group of registered investment companies known as the Berger Advised Funds (as defined in "Business-- Stilwell's Principal Subsidiaries and Equity Investments-

     Berger LLC"). Berger also serves as investment sub-adviser to a group of registered investment companies and separate accounts known as the Berger Sub-Advised Funds and Private Accounts (as defined in "Business--Stilwell's Principal Subsidiaries and Equity Investments-Berger LLC"). Berger owns 80% of Berger/Bay Isle LLC, a Delaware limited liability company ("B/B Isle"), which is a joint venture with Bay Isle Financial Corporation. B/B Isle acts as investment adviser to privately managed separate accounts (the "B/B Isle Separate Accounts"). As of March 31, 2000, the Berger Complex (as defined in "Business--Stilwell's Principal Subsidiaries and Equity Investments-Berger LLC") had total assets under management of $8.2 billion. Of this amount, Berger managed $7.4 billion in the Berger Advised Funds and $0.7 billion in the Berger Sub-Advised Funds and Private Accounts; and B/B Isle managed $0.1 billion in the B/B Isle Separate Accounts. As of March 31, 2000, funds included in the Berger Complex had more than 258,000 shareowner accounts. For the five-year period ended March 31, 2000, assets under management in the Berger Complex increased by 173 percent. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-Berger LLC."

       NELSON MONEY MANAGERS PLC
       -------------------------

       Nelson provides investment advice and investment management services in the United Kingdom, primarily to individuals who are retired or contemplating retirement. In order to reach these clients, Nelson has traditionally performed financial planning seminars for employees of companies in the United Kingdom. More recently, Nelson has also been offering services directly to the public via advertisements in the media. For individuals interested in Nelson's services, Nelson assigns a specific investment adviser to have a one-on-one consultation. The investment adviser works with each client to conduct an analysis of the client's investment objectives and then recommends in writing the construction of a portfolio to meet those objectives. Recommendations for the design and ongoing maintenance of the portfolio structure are the responsibility of the investment adviser. The selection and management of the instruments which constitute the portfolio are the responsibility of Nelson's investment management team. At March 31, 2000, Nelson employed more than 40 investment advisers and managed approximately $1.4 billion ((Pound)866 million) in assets. At March 31, 2000, Nelson managed assets for more than 15,000 individuals. For the five-year period ended March 31, 2000, Nelson's total assets under management increased by approximately 130 percent. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-Nelson Money Managers Plc."

       DST SYSTEMS, INC.
       -----------------

       DST, together with its subsidiaries and joint ventures, provides information processing, printing and mailing and computer software services and products to mutual funds, investment managers, communications industries and other service industries through business units organized into three operating segments: Financial Services, Customer Management and Output Solutions. DST's Financial Services segment serves primarily mutual funds, insurance companies, banks, brokers and financial planners. DST's Customer Management segment provides services and products to the video/broadband, direct broadcast satellite, wireless and Internet-protocol telephony, Internet and utility markets worldwide. DST's Output Solutions segment provides statement processing and solutions to customers of DST's other segments and to other customers. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-DST Systems, Inc."

STILWELL BUSINESS STRATEGY

       Stilwell believes that it has established a strong platform to support future growth in revenues, deriving its strength in large part from the experience and capabilities of Stilwell's subsidiaries and equity investments as full service providers of asset management and related financial services. The strength of Stilwell's subsidiaries and equity investments is based on core investment professionals, solid investment performance results, sophisticated distribution systems, quality customer service, talented support and service staff and product expertise and systems. In addition, Stilwell believes that it will benefit from the brand name equity associated with the names JANUS, BERGER, NELSON and DST. Opportunities for growth for Stilwell are expected to come, principally through its subsidiaries and equity investments, from new and existing clients, strategic acquisitions and alliances and strengthening the brand name and brand image of Stilwell's subsidiaries and equity investments.

       MAINTAIN AND ENHANCE EXISTING CLIENT RELATIONSHIPS. As one of its primary business objectives, Stilwell intends to maintain and enhance existing client relationships by continuing to provide a high level of quality service to existing clients through strong support and service staff, excellent customer service and product expertise and systems.

       GENERATE GROWTH FROM NEW AND EXISTING CLIENTS. Stilwell will pursue growth from new clients through on-going sales and marketing efforts. Additionally, Stilwell will seek to increase its share of existing clients' managed assets.

       To encourage growth, Stilwell intends to continue compensation programs with equity incentives for key management employees of its principal subsidiaries to provide incentives through ownership of stock in the enterprises in which they are employed. Stilwell seeks to facilitate the acquisition of such ownership through such compensation programs and by making such programs competitive with, if not superior to, compensation programs of other financial services companies.

       PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. Stilwell plans to regularly evaluate strategic acquisitions, joint ventures and alliances and pursue those that appear appropriate as a means of expanding the range of its product offerings and distribution, as well as for increasing its sales and marketing capabilities.

       STRENGTHEN BRAND NAME AND BRAND IMAGE. Stilwell intends to continue developing several independent financial services businesses with autonomous management and separate brand names. Stilwell believes it has a strong starting position for this strategy, based on its existing ownership of Janus, Berger and Nelson, as well as its equity investment in DST. Management of each of Stilwell's affiliates has general autonomy over its respective day-to-day operations, allowing each business to develop a separate public identity, satisfy legal requirements regarding separation of investment decisions and maintain compliance with certain minority stockholder agreements. At Janus, Mr. Bailey will continue to establish and implement policy with respect to the investment advisory and portfolio management activity of that subsidiary, and to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights.

ORGANIZATIONAL STRUCTURE

  The following chart shows the organizational structure of Stilwell's principal subsidiaries and equity investments.

                     [Organizational Chart Inserted Here]

SUMMARY FINANCIAL AND OPERATING DATA

  The following table presents summary financial data of Stilwell. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Information Statement. The summary financial data for the five years ended December 31, 1999 was derived from the audited consolidated financial statements of Stilwell. The summary financial data as of and for the three months ended March 31, 1999 and 2000 was derived from the unaudited consolidated financial statements of Stilwell, which were prepared on the same basis as the historical audited financial statements.

  The summary financial data set forth below may not be indicative of Stilwell's future performance and does not necessarily reflect the financial position and results of operations of Stilwell had Stilwell operated as a separate, stand-alone entity during each of the periods presented. In addition to historical earnings per share data based on the Stilwell capital structure as of March 31, 2000 (1,000 shares outstanding), pro forma earnings per share information is presented for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. This pro forma information is presented for purposes of comparison to future years and was derived assuming an issuance of two shares of Stilwell Common Stock for every one outstanding share of KCSI Common Stock as of March 31, 2000. In addition, dilutive options were included based on the number of dilutive KCSI stock options assumed to be exercised as of March 31, 2000 in connection with the determination of KCSI's diluted earnings per share computations. Pro forma basic and diluted earnings per share for the year ended December 31, 1999 and for the three months ended March 31, 1999 reflect adjustments for interest expense (at an assumed rate of 6.5%), net of income taxes assumed to be incurred, as if the assumption of $125 million of indebtedness from KCSI had occurred as of January 1, 1999. See "Financing-- Description of the Credit Facilities."

                                                                                 Three Months Ended
                                       Year Ended December 31,                        March 31
                       -----------------------------------------------------    ----------------------
                        1995(i)    1996(ii)   1997       1998(iii)    1999        1999       2000(iv)
                        ----       ----       ----       ----         ----        ----       ----
                           (Dollars in Millions, except per share data)             (Unaudited)

FINANCIAL DATA:
--------------
INCOME STATEMENT
DATA:
Revenues                 $236.7     $329.6    $485.1     $670.8    $1,212.3      $233.3       $545.1
Operating expenses        156.5      197.8     285.9      390.2       694.0       136.1        300.2
                         ------     ------    ------     ------    --------    --------      -------
Operating Income           80.2      131.8     199.2      280.6       518.3        97.2        244.9

Equity in earnings
of unconsolidated
affiliates                 29.6       68.6      24.9       25.8        46.7        11.2         18.8
Gain on litigation
settlement                                                                                      44.2
Gain on sale of Janus
common stock                                                                                    15.1
Reduction in
ownership of DST            --         --        --       (29.7)        --          --           --
Gain on sale
of DST                    296.3        --        --         --          --          --           --
Other, net                  3.7        8.2       5.8       12.6        21.5         3.9          7.3
                         ------     ------    ------     ------    --------    --------      -------
Pretax Income             409.8      208.6     229.9      289.3       586.5       112.3        330.3
Income tax
provision                 181.3       58.2      87.0      103.7       216.1        40.1        114.3
Minority interest          10.5       15.8      24.9       33.4        57.3        11.2         27.3
                         ------     ------    ------     ------    --------    --------      -------
Net Income               $218.0     $134.6    $118.0     $152.2    $  313.1      $ 61.0       $188.7
                         ======     ======    ======     ======    ========    ========      =======

Per Share Data:

Weighted Average
Common shares
outstanding               1,000     1,000      1,000      1,000       1,000       1,000        1,000

Basic Earnings
  per share            $218,000  $134,600   $118,000   $152,200    $313,100    $ 61,000     $188,700
Diluted Earnings
  per share             218,000   134,000    117,400    149,900     308,300      60,200      186,400

Pro Forma
  Per Share Data:
    Common shares
    outstanding (in
    thousands)                                                      222,799     222,799      222,799
Basic Earnings per share                                           $   1.38    $   0.27     $   0.85

    Diluted Common
    shares outstanding
    (in thousands)                                                  230,760     230,760      230,760

Diluted Earnings per share                                         $   1.31    $   0.26     $   0.81

                                                                                    Three Months Ended
                                          December 31,                                   March 31,
                      ----------------------------------------------------      ---------------------------
                         1995      1996       1997      1998        1999           1999          2000(iv)
                         ----      ----       ----      ----        ----


BALANCE SHEET DATA:

Total Assets             $475.2    $548.2     $672.6    $822.9    $1,231.5         $868.1         $1,432.7
Long term obligations:
  Third Parties             0.4       0.1        --        --        --               --               --
  KCSI                      --      117.3       84.1      16.6       --               --               --

Cash dividends per
 Common share             n/a       n/a        n/a       n/a       n/a                n/a             n/a


OPERATING DATA:
--------------

Total Assets Under
 Management
(in billions)            $ 34.5    $ 50.3     $ 71.6    $113.1      $257.4         $141.7         $  324.9

Total Shareowner
Accounts
(in millions)               2.5       2.5        2.7       3.0         4.3            3.4             5.5

(i) Reflects DST as an unconsolidated affiliate as of January 1, 1995 due to the DST public offering and associated transactions completed in November 1995, which reduced Stilwell's ownership of DST to approximately 41% and resulted in deconsolidation of DST from Stilwell's consolidated financial statements. The public offering and associated transactions resulted in a $144.6 million after-tax gain to Stilwell.

(ii) Includes a one-time after-tax gain of $47.7 million, representing Stilwell's proportionate share of the one-time gain recognized by DST in connection with the merger of The Continuum Company, Inc. ("Continuum"), formerly a DST equity affiliate, with Computer Sciences Corporation ("CSC")in a tax-free share exchange.

(iii) Includes a one-time non-cash charge of $36.0 million ($23.2 million after-tax) resulting from the merger of a wholly-owned subsidiary of DST with USCS International, Inc. ("USCS"). The merger was accounted for by DST under the pooling of interests method. The charge reflects Stilwell's reduced ownership of DST (from 41% to approximately 32%), together with Stilwell's proportionate share of DST and USCS fourth quarter merger-related costs.

(iv) Includes two one-time gains: a) a $27.3 million (after-tax) gain on the settlement of litigation with a former equity affiliate; and b) a $15.1 million (after-tax) gain resulting from the sale by Stilwell of 192,408 shares of Janus common stock to Janus, which reduced Stilwell's ownership in Janus to approximately 81.5%.

                                 INTRODUCTION

  KCSI formed Stilwell on January 23, 1998 as a holding company for the group of businesses and investments that comprise the financial services business of KCSI and to effect the Distribution. Such businesses include Janus, Berger, Nelson, DST and the Miscellaneous Corporations. In connection with the Distribution, KCSI transferred to Stilwell KCSI's ownership interests in these businesses and certain other financial services-related assets and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999.

  On June 14, 2000, the Board of Directors of KCSI gave final approval to the Distribution, payable to holders of record of KCSI Common Stock on the Record Date, of two shares of Stilwell Common Stock for every one share of KCSI Common Stock outstanding on the Record Date. As a result of the Distribution, all of the outstanding shares of Stilwell Common Stock will be distributed to holders of KCSI Common Stock on a pro-rata basis (including the holders of KCSI Common Stock through accounts in the KCSI ESOP, the Stilwell ESOP, the DST ESOP and the KCSI Profit Sharing Plan (as each is defined herein)). No fractional shares of Stilwell Common Stock will be distributed in the Distribution. Certificates representing shares of Stilwell Common Stock are expected to be mailed by the Distribution Agent to KCSI stockholders on the Mailing Date.

  Stockholders of KCSI with inquiries relating to the Distribution should contact: The Office of the Corporate Secretary; 114 West 11th Street, Kansas City, MO 64105, telephone (816) 983-1237.

                                 RISK FACTORS

  Stockholders of KCSI should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below. In addition to the historical information included herein, the discussion set forth below, as well as other portions of this Information Statement, contains comments not based upon historical fact. Such forward-looking comments are based upon information currently available to management and management's perception thereof as of the date of this Information Statement. Readers can identify these forward-looking comments by their use of such verbs as "expects," "anticipates," "believes" or similar verbs or conjugations of such verbs. The actual results of operations of Stilwell could materially differ from those indicated in forward-looking comments. The differences could be caused by a number of factors or combination of factors. Readers are strongly encouraged to consider the following risk factors when evaluating any such forward-looking comments. Stilwell will not update any forward-looking comments set forth in this Information Statement.

RISKS RELATED TO THE BUSINESS OF STILWELL FINANCIAL INC.

A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS COULD ADVERSELY AFFECT STILWELL'S REVENUES

  The results of operations of Stilwell are affected by many economic factors, including the performance of the U.S. securities markets. A decline in the securities markets or certain segments of those markets, failure of the securities markets or segments thereof to sustain their recent levels of growth, or short-term volatility in the securities markets or segments thereof could result in investors withdrawing assets from the markets or decreasing their rate of investment, either of which could adversely affect Janus, Berger and Nelson. Because most of Stilwell's revenues are based on the value of assets under management, a decline in the value of those assets would adversely affect revenues of Stilwell. Favorable performance by the U.S. securities markets over the last several years has attracted a substantial increase in the investments in these markets. Partly as a result of this financial environment, the assets under management of Janus and Berger have increased significantly and levels of profitability have grown. The growth rate of Stilwell's subsidiaries and equity investments has varied from year to year, and the high average growth rates sustained in the recent past may not continue. In addition, in periods of slowing growth or declining revenues, profits and profit margins are adversely affected because certain expenses remain relatively fixed.

POOR INVESTMENT PERFORMANCE OF FUNDS MANAGED BY STILWELL'S SUBSIDIARIES COULD ADVERSELY AFFECT STILWELL'S REVENUES

  Success for Stilwell is dependent to a significant extent on the investment performance of the mutual funds and other accounts (the "Funds") managed by its subsidiaries, especially Janus. Failure of the Funds to perform well could have an adverse effect on the revenues of Stilwell. Good performance stimulates sales of the Funds' shares and tends to keep redemptions low. Increased sales of the Funds' shares generate higher revenues for Stilwell (which are directly related to assets under management). Conversely, poor performance tends to result in decreased sales and increased redemptions of the Funds' shares, with corresponding decreases in revenues to Stilwell. Similarly, success for Nelson is partly dependent on attaining consistently reasonable investment returns for the assets managed by Nelson.

STILWELL'S BUSINESS IS DEPENDENT ON INVESTMENT ADVISORY AGREEMENTS WHICH ARE SUBJECT TO TERMINATION OR NON-RENEWAL

  Most of the revenues of Janus and Berger are derived pursuant to investment advisory agreements with their respectively managed Funds. Any termination of or failure to renew a significant number of these agreements could have a material adverse impact on Janus or Berger. These investment advisory agreements may be terminated by either party with notice, are terminated in the event of an "assignment" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")), and must be approved and renewed annually by the disinterested members of each fund's board of directors or trustees, or its shareowners, as required by law.

  Generally, any change in control of Janus or Berger would constitute an "assignment" under the 1940 Act. The Distribution is not expected to result in a change of control of Janus or Berger and therefore under the applicable rules of the Securities and Exchange Commission would not constitute such an assignment. Under certain circumstances a material reduction in the ownership of Janus common stock by Mr. Bailey or his departure from Janus by removal, death, or resignation could be a change of control, resulting in an assignment, because he has contractual rights to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights. Under the 1940 Act, "control" is defined as "the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company." The 1940 Act establishes a presumption that any person who owns less than 25% of the voting securities of a company does not control that company. Since Mr. Bailey owns less than 25% of Janus, he is presumed to not control Janus. That presumption can be rebutted by evidence but, under the 1940 Act, it continues until the SEC issues an order determining that the presumption has been rebutted. The SEC has issued such an order in the past with regard to a holder of less than 25% of the voting securities of a company, but on facts much different from Mr. Bailey's circumstances. The SEC has not issued such an order with respect to Mr. Bailey and it is unclear whether it would do so. If the SEC were to issue such an order, Mr. Bailey's departure from Janus, or a material reduction in his ownership of Janus common stock, which eliminated his Janus Board Selection Rights could be deemed a change in control of Janus. Such a change in control would result, under the 1940 Act and under the Investment Advisers Act of 1940 (the "Advisers Act"), in an assignment and termination of Janus' investment advisory contracts, requiring approval of fund shareowners and other advisory clients to obtain new agreements. See "Risk Factors-Stilwell May Be Required to Purchase or Sell Janus Common Stock." The Boards of Trustees or Directors of the Janus Advised Funds and of the funds in the Berger Complex ("Trustees") generally may terminate the investment advisory agreements upon written notice for any reason, including if they believe the Distribution may adversely affect the funds. See "Summary-Overview of Stilwell's Business and Strategy-Stilwell Financial Inc." and "Business."

ANY EVENT THAT NEGATIVELY AFFECTS THE U.S. MUTUAL FUND INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL

  Any event affecting the U.S. mutual fund industry which results in a general decrease in assets under management or a significant general decline in the number of U.S. mutual fund industry clients or accounts could have a material adverse effect on Janus, Berger and DST. The future growth and success of Janus, Berger and DST depend in part upon the continued growth of the mutual fund industry in the United States, which has experienced significant growth over the last several years. Janus and Berger derive a substantial portion of their revenues from assets under management in U.S. mutual funds. DST derives a substantial portion of its revenues from the delivery of services and products to U.S. mutual fund industry clients.

STILWELL'S INABILITY TO ATTRACT AND RETAIN KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FUTURE SUCCESS

  The loss of the services of one or more of Stilwell's key employees or its failure to attract, retain and motivate qualified personnel could have a material adverse impact on Stilwell's business, financial condition, results of operations and future prospects. As with other investment management businesses, Stilwell's future performance depends to a significant degree upon the continued contributions of certain officers, portfolio managers and other key management personnel. Stilwell's business is also similar to other investment management businesses in that it is dependent on its ability to attract, retain and motivate highly skilled, and often highly specialized, technical and management personnel. There is substantial competition for qualified technical and management personnel. Further, relations between Stilwell and the management of its key subsidiary, Janus, have been strained recently, primarily as the result of disagreements over the structure of the Distribution. See "Risk Factors--Continuation of Strained Relations Between Stilwell and Janus Management Could Have a Material Adverse Effect on Stilwell," "Management," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

INCREASED COMPETITION COULD REDUCE THE DEMAND FOR STILWELL'S PRODUCTS AND SERVICES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS

  Stilwell is subject to substantial and growing competition in all aspects of its business. Such competition could reduce the demand for Stilwell's products and services and could have a material adverse effect on Stilwell's business, financial condition, results of operations and business prospects. Janus and Berger compete with hundreds of other mutual fund management distribution and service companies that distribute their fund shares through a variety of methods, including affiliated and unaffiliated sales forces, broker-dealers, and direct sales to the public. Nelson competes with other money managers in obtaining new client business. DST competes with third party providers, in-house systems and broker-dealers for the provision of processing services. Although no one company or group of companies dominates the financial services industry, many are larger, better known and have greater resources than Stilwell. Stilwell believes that competition in the mutual fund industry will increase as a result of increased flexibility afforded to banks and other financial institutions to sponsor mutual funds and distribute mutual fund shares, and as a result of consolidation and acquisition activity within the industry. In addition, the mutual fund industry, in general, faces significant competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings. Barriers to entry to the investment management business are relatively few, and Stilwell anticipates that Janus, Berger and Nelson will face a growing number of competitors. See "Business-Competition."

STILWELL'S CREDIT FACILITIES IMPOSE RESTRICTIONS ON ITS ABILITY TO CONDUCT BUSINESS AND MAY NOT BE SUFFICIENT TO SATISFY STILWELL'S CAPITAL AND OPERATING REQUIREMENTS

  Stilwell's credit facilities impose restrictions on its ability to conduct business and may not be sufficient to satisfy Stilwell's capital and operating requirements. These credit facilities contain covenants that, among other things, restrict the ability of Stilwell to transfer assets, merge, incur debt and create liens. In addition, the credit facilities require Stilwell to maintain specified financial ratios, including maximum leverage, minimum net worth and minimum interest coverage. The ability of Stilwell to comply with such provisions may be affected by events beyond Stilwell's control. The breach of any of these covenants would result in a default under the credit facilities. In the event of any such default, lenders party to the credit facilities could elect to declare all amounts borrowed under the credit facilities, together with accrued interest and other fees, to be due and payable. If any indebtedness under the credit facilities is accelerated, Stilwell may not have sufficient assets to repay such indebtedness in full.

  The timing of Stilwell's future capital requirements will depend on a number of factors, including the ability of Stilwell to successfully implement its business strategy. In addition, Stilwell, as a continuation of its practice of providing credit facilities to its subsidiaries, has provided an intercompany credit facility to Janus for use by Janus for general corporate purposes, effectively reducing the amount of the credit facilities available for Stilwell's other purposes. Stilwell may require additional capital sooner than anticipated to the extent that Stilwell's operations do not progress as anticipated or if certain put rights are exercised by Janus stockholders. Based on financial information as of March 31, 2000, Stilwell would have the ability to fund the purchase of stock required if all such put rights had been exercised without, in management's judgment, causing a breach of any of Stilwell's current credit facility restrictions. Stilwell has not obtained the concurrence of its lenders with this judgment. There may not be any additional capital available on acceptable terms, or at all, and the failure to obtain any such required capital could have a material adverse effect on Stilwell's operations. See "Financing" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Minority Purchase Agreements."

STILWELL'S BUSINESS IS SUBJECT TO PERVASIVE REGULATION WITH ATTENDANT COSTS OF COMPLIANCE AND SERIOUS CONSEQUENCES FOR VIOLATIONS

  Virtually all aspects of Stilwell's business are subject to various laws and regulations. Violations of such laws or regulations could subject Stilwell and/or its employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension or permanent bar from the conduct of their business. Any such proceeding or liability could have a material adverse effect upon Stilwell's business, financial condition, results of operations and business prospects. These laws and regulations generally grant regulatory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict Stilwell from operating its businesses in the event it fails to comply with such laws and regulations. Due to the extensive regulations and laws to which Stilwell is subject, management of Stilwell is required to devote substantial time and effort to legal and regulatory compliance issues.

  In addition, the regulatory environment in which Stilwell operates is subject to change. Stilwell may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. See "Business-Regulation."

STILWELL'S BUSINESS IS VULNERABLE TO SYSTEMS FAILURES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Any delays or inaccuracies in securities pricing information or information processing could give rise to claims against Janus, Berger, Nelson or DST, which could have a material adverse effect on Stilwell's business, financial condition and results of operations. Janus, Berger, Nelson and DST are highly dependent on communications and information systems and on third party vendors for securities pricing information and updates from certain software. In addition, DST's processing services are dependent on the Winchester and Poindexter Data Centers, DST's facilities for computer operations, information processing and image processing. Stilwell's subsidiaries and equity investments may suffer a systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, unauthorized access, act of God, act of war or otherwise and Stilwell's back-up procedures and capabilities may not be adequate or sufficient to eliminate the risk of extended interruptions in operations.

CERTAIN AGREEMENTS PROVIDE THE CHIEF EXECUTIVE OFFICER OF JANUS SUBSTANTIAL INFLUENCE OVER THE INVESTMENT POLICIES OF JANUS

  The Janus Stock Purchase Agreement with Mr. Bailey, the holder of 12% of Janus common stock, provides that so long as Mr. Bailey is a holder of at least 5% of the shares of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), he shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. In furtherance of such objective, such agreement provides that, so long as both the ownership threshold and officer status conditions described above are satisfied, in those circumstances Stilwell will vote its shares of Janus stock to elect directors of Janus, at least the majority of whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld. The agreement also provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by Stilwell and Mr. Bailey. In addition, Janus is party to employment and other agreements with certain key employees of Janus that provide that in the event that (i) Mr. Bailey, James P. Craig, Vice Chairman and Chief Investment Officer of Janus, or an individual mutually agreed to by Mr. Bailey and the Board of Directors of Janus, no longer serves as the Chief Executive Officer of Janus, or (ii) Mr. Bailey ceases to have the foregoing rights with respect to selection of a majority of the Board of Directors of Janus, these employees would be entitled to additional benefits following certain terminations of their employment and additional vesting of certain shares of Janus stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

STILWELL'S BUSINESS IS SUBJECT TO INTERNATIONAL MARKET RISKS OF EVENTS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Certain portions of the managed portfolios of Janus and Berger as well as assets managed by Nelson are invested from time to time in various securities of corporations located or doing business in foreign trading markets and developing regions of the world commonly known as emerging markets. These portfolios and assets, and revenues derived from the management of such portfolios and assets, are subject to various risks of events which could have a material adverse effect on Stilwell's business, financial condition and results of operations. Such risks include unfavorable political and diplomatic developments, currency fluctuations, social instability, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership. In addition, foreign trading markets, particularly in some emerging market countries, are often smaller, less liquid, less regulated and significantly more volatile.

RISKS RELATED TO THE DISTRIBUTION

STILWELL'S LACK OF OPERATING HISTORY AS A STAND-ALONE COMPANY MAKES IT DIFFICULT TO PREDICT ITS FUTURE RESULTS

  Stilwell was formed in 1998 as a holding company for the group of businesses and investments that comprise the financial services business of KCSI, and has never operated as a stand-alone company. Following the Distribution, KCSI will have no obligation to provide financial or other assistance to Stilwell except as described in an intercompany agreement (the "Intercompany Agreement") and a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") between KCSI and Stilwell. See "Relationship Between KCSI and Stilwell After the Distribution," "Financing" and "Business." The historical financial information included in this Information Statement may not be indicative of Stilwell's future performance, and does not necessarily reflect the financial position, results of operations and cash flows of Stilwell had Stilwell operated as a separate stand-alone entity during each of the periods presented. In addition, the financial information included herein does not reflect any changes that may occur in the financial condition and operations of Stilwell as a result of the Distribution. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and Stilwell's consolidated financial statements.

THERE HAS BEEN NO PRIOR MARKET FOR STILWELL COMMON STOCK AND IT IS IMPOSSIBLE TO PREDICT THE PRICES AT WHICH THOSE SECURITIES MIGHT TRADE

  There has been no established trading market for Stilwell Common Stock, and there can be no reliable prediction as to the prices at which it will trade after completion of the Distribution. While it is expected that a "when-issued" trading market will develop near the Record Date, until the Stilwell Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in Stilwell Common Stock occurs may fluctuate significantly. Trading in Stilwell Common Stock on a "when-issued" basis exposes traders to a risk of loss if the Distribution does not occur. See "The Distribution-Trading of Stilwell Common Stock." Based on Stilwell's contribution to the net income of KCSI, Stilwell expects that the two shares of its common stock to be distributed for each one share of KCSI common stock may together trade initially in a range reflecting 90% to 95% of the market price of KCSI common stock at the time of the Distribution. The closing price on the New York Stock Exchange of KCSI common stock on June 9, 2000, was $75.6875. If the Distribution had occurred on that date, on this basis Stilwell common stock could have been expected to trade in a range of $34 to $36 per share. However, this estimate does not take into account other factors which influence the market price of securities, including disaggregation values and other factors that may not be related to Stilwell's net income. The prices at which shares of Stilwell Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, Stilwell's performance and prospects, the depth and liquidity of the market for Stilwell Common Stock, investor perception of Stilwell and its businesses and the industry in which Stilwell operates, Stilwell's dividend policy, general financial and other market conditions, domestic and international economic conditions and the impact of factors described in this "Risk Factors" section. See "The Distribution-Trading of Stilwell Common Stock."

THE COMBINED POST-DISTRIBUTION MARKET VALUE OF KCSI COMMON STOCK AND STILWELL COMMON STOCK MAY NOT EQUAL OR EXCEED THE PRE-DISTRIBUTION MARKET VALUE OF KCSI COMMON STOCK

  The combined market value of KCSI Common Stock and Stilwell Common Stock immediately after the Distribution may not be equal to or greater than the market value of KCSI Common Stock immediately prior to the Distribution. After the Distribution, KCSI expects that the KCSI Common Stock will continue to be listed for trading on the New York Stock Exchange. As a result of the Distribution, absent other action, the trading prices of KCSI Common Stock are expected to be significantly lower than the trading prices of KCSI Common Stock immediately prior to the Distribution. In an attempt to address this issue, KCSI's Board of Directors intends to effect, after the Record Date, a reverse stock split whereby every two shares of KCSI Common Stock then outstanding will be combined into one share of KCSI Common Stock. See "The Distribution-Trading of Stilwell Common Stock." The primary objective of the reverse stock split is to attempt to move the trading price of KCSI common stock back into a higher trading range since lower-priced stocks may be unattractive to some investors.

SUBSTANTIAL SALES OF STILWELL COMMON STOCK FOLLOWING THE DISTRIBUTION OR THE PERCEPTION THAT SUCH SALES MIGHT OCCUR COULD DEPRESS THE MARKET PRICE OF STILWELL COMMON STOCK

  Substantially all of the shares of Stilwell Common Stock issued in the Distribution will be eligible for immediate resale in the public market. Any sales of substantial amounts of Stilwell Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could depress the market price of Stilwell Common Stock. Stilwell is unable to predict whether substantial amounts of Stilwell Common Stock will be sold in the open market following the Distribution. See "The Distribution-Trading of Stilwell Common Stock."

THE INTERCOMPANY AGREEMENT AND THE TAX DISAFFILIATION AGREEMENT CONTAIN INDEMNIFICATION OBLIGATIONS OF KCSI AND STILWELL THAT KCSI OR STILWELL MAY NOT BE ABLE TO SATISFY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON KCSI OR STILWELL

  The Intercompany Agreement and the Tax Disaffiliation Agreement allocate responsibility between KCSI and Stilwell for various liabilities and obligations. However, the availability of such indemnities will depend upon the future financial strength of KCSI and Stilwell. KCSI or Stilwell may not be in a financial position to fund such indemnities if they should arise, which could have a material adverse effect on KCSI or Stilwell. The Intercompany Agreement provides that each party will indemnify the other against claims relating to or arising out of their respective businesses before and after the Distribution. The Tax Disaffiliation Agreement provides that each party will indemnify the other with respect to taxes attributable to their respective businesses arising before or after the Distribution, taxes or losses caused by their respective breach of the Tax Disaffiliation Agreement and taxes and claims relating to their respective businesses caused by KCSI's or Stilwell's actions, failure to act, any party's actions with respect to KCSI or Stilwell, inaccurate or incomplete information provided by KCSI or Stilwell in the Tax Ruling request or any actions taken by KCSI or Stilwell that negatively impact the Tax Ruling.
See "Relationship Between KCSI and Stilwell after the Distribution."

ACQUISITIONS, WHICH ARE PART OF STILWELL'S BUSINESS STRATEGY, INVOLVE INHERENT RISKS WHICH COULD RESULT IN ADVERSE EFFECTS ON STILWELL'S OPERATING RESULTS AND FINANCIAL CONDITION AND DILUTE THE HOLDINGS OF CURRENT STOCKHOLDERS

  As part of its business strategy, Stilwell intends to consider acquisitions of similar or complementary businesses. See "Business-Stilwell Business Strategy." If Stilwell is not correct when it assesses the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or if it is not successful in integrating the operations of the acquired businesses, that could have a material adverse effect on Stilwell's operating results and financial condition. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management's time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, the occurrence of amortization expenses if an acquisition is accounted for as a purchase, and dilution to the stockholders of the combined company if the acquisition is made for stock of the combined company. In addition, products, technologies or businesses of acquired companies may not be effectively assimilated into Stilwell's business and product offerings of the combined company may not have a positive effect on the combined company's revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired products and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could have the effect of diluting or otherwise adversely affecting the holdings or the rights of stockholders acquiring Stilwell Common Stock in the Distribution. Finally, Stilwell may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

ANTITAKEOVER PROVISIONS: PROVISIONS OF STILWELL'S GOVERNING DOCUMENTS, ITS RIGHTS PLAN AND RESTRICTIONS RELATING TO THE TAX RULING COULD DELAY OR PREVENT A CHANGE IN CONTROL OF STILWELL, THEREBY ENTRENCHING CURRENT MANAGEMENT AND POSSIBLY DEPRESSING THE MARKET PRICE OF STILWELL COMMON STOCK

     Provisions of Stilwell's Certificate and Bylaws, the Rights Plan and restrictions relating to the Tax Ruling are antitakeover in nature and may delay or make more difficult acquisitions or changes in control of Stilwell, thereby entrenching current management and possibly depressing the market price of Stilwell Common Stock. For example, Stilwell's Certificate and Bylaws authorize blank series preferred stock, require a supermajority stockholder vote for approval of certain types of business combinations, establish a staggered Board of Directors and impose certain procedural and other requirements for some corporate actions. Stilwell's Rights Plan could significantly dilute the interest in Stilwell of persons seeking to acquire control of Stilwell without prior approval of Stilwell's Board of Directors. Further, income taxes that could be imposed by the Code as a result of ownership changes of Stilwell made in conjunction with the Distribution may have the effect of delaying or making more difficult changes in control of Stilwell. See "Description of Capital Stock" and "The Distribution-Material Federal Income Tax Consequences."

STILWELL HAS A SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED SHARES WHICH IF ISSUED COULD DILUTE THE EQUITY INTERESTS OF EXISTING STILWELL STOCKHOLDERS AND ADVERSELY AFFECT EARNINGS PER SHARE

  If more shares of Stilwell Common Stock are issued following the Distribution, the equity interests of existing Stilwell stockholders could be diluted and the earnings per share of Stilwell Common Stock could be adversely affected. Stilwell is authorized to issue one billion shares of Stilwell Common Stock. Approximately 222,800,000 shares of Stilwell Common Stock will be distributed and outstanding after the Distribution. See "Capitalization" and "Description of Capital Stock." The Board of Directors of Stilwell has full discretion to issue shares of Stilwell Common Stock at any time in the future, subject to applicable legal, stock exchange and other regulatory requirements.

VARIOUS FACTORS MAY HINDER THE DECLARATION AND PAYMENT OF DIVIDENDS BY STILWELL FOLLOWING THE DISTRIBUTION

  The payment of dividends by Stilwell is subject to the discretion of its Board of Directors, and various factors may prevent it from paying dividends. Such factors include Stilwell's financial position, its capital requirements and liquidity, the existence of a stock repurchase program, any loan agreement restrictions, state corporate law requirements, results of operations and such other factors as Stilwell's Board of Directors may consider relevant. In addition, as a holding company, Stilwell's ability to pay dividends is dependent on the dividends and income it receives from its subsidiaries. At the present time Stilwell's primary source of cash is dividends received from Janus. In 1999, Stilwell received $173.2 million in dividends from Janus. Additionally, for the year ended December 31, 1999, Janus represented 95% of Stilwell revenues and 91% of Stilwell net income. The payment of dividends by Janus is subject to the discretion of its Board of Directors. Although Stilwell has a contractual obligation to cause such payment, Mr. Bailey has the right to select a majority of that Board, pursuant to the Janus Board Selection Rights. Such majority of directors may determine in their discretion that Janus will not pay dividends for any given year. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

CONTINUATION OF STRAINED RELATIONS BETWEEN STILWELL AND JANUS MANAGEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL

  Relations between Stilwell and the management of its key subsidiary, Janus, have been strained recently, primarily as the result of disagreements over the structure of the Distribution. See "The Distribution-Background and Reasons for the Distribution." Although not expected, continuation of these strained relations could result in the loss of key Janus employees and Janus management which could have a material adverse effect on Stilwell. The portfolio managers and other key employees of Janus are not subject to any noncompete agreements that would preclude them from participating in a competing financial services business, although they are subject to agreements that prohibit them for a specific period of time following the end of their employment from soliciting any investment advisory or investment management clients of Janus or hiring or soliciting employees to leave the employ of Janus. It is also possible that the publicity surrounding the disagreements between Stilwell and members of the Janus Minority Group could have an adverse effect on Janus' business and on Stilwell's ability to attract or retain qualified personnel. See "Risk Factors
- Stilwell's Inability to Attract and Retain Key Personnel Could Have a Material Adverse Effect on Its Future Success," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

STILWELL MAY BE REQUIRED TO PURCHASE OR SELL JANUS COMMON STOCK

  Under mandatory put rights contained in certain agreements, Stilwell may be required to purchase the interests in Janus owned by certain minority stockholders. Under the mandatory put rights, KCSI or Stilwell would be required to purchase the interests of such stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings over a specified period, or in some circumstances as determined by an independent appraisal. The purchase price will be determined by independent appraisal if the appraisal process is elected by either the selling stockholder or Stilwell, except that no appraisal process is applicable to shares held by Mr. Bailey and by one other stockholder. The period used to calculate net after-tax earnings per share is the fiscal year ended immediately prior to the date that the put rights are exercised or the last four complete calendar quarters ended immediately prior to the date that the put rights are exercised. If Stilwell had been required to make such purchases based on the value of the stock at a fifteen times multiple as of March 31, 2000, Stilwell would have been required to pay approximately $833 million. Under these and other agreements, Stilwell may be required to purchase the interests in Janus owned by certain minority stockholders upon certain changes in ownership of KCSI or Stilwell. If Stilwell had been required to make such purchases based on the value of the stock at a fifteen times multiple as of March 31, 2000, Stilwell would have been required to pay approximately $1.14 billion (reduced by the amount paid upon exercise of any mandatory put rights). As of March 31, 2000, Stilwell had $200 million in credit facilities available and had cash balances at the Stilwell holding company level in excess of $147.5 million. The market value of Stilwell's 32% investment in DST was approximately $1.38 billion using DST's closing price on the New York Stock Exchange on May 22, 2000. Although Stilwell has no intention of converting this investment into cash, management believes that, if cash were needed to fund the purchase of Janus common stock from minority stockholders, it could liquidate its investment in DST within 120 days and receive approximately $826 million after taking into account payment of approximately $512 million in federal and state income taxes under current statutory rates, underwriting discounts and commissions estimated at $41 million and payment of associated transaction costs, estimated at $900,000. To the extent that available credit facilities, existing cash balances and proceeds from the liquidation of Stilwell's investment in DST were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to the Janus Stock Purchase Agreement, had 120 days to raise additional sums. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Minority Purchase Agreements." If such purchases were to include a reduction in ownership of Janus common stock held by Mr. Bailey, to below 5%, because this would terminate his Janus Board Selection Rights under the Janus Stock Purchase Agreement, this might be deemed to constitute a change of control which would result in an assignment and termination of Janus' investment advisory agreements. See "Risk Factors-Stilwell's Business is Dependent on Investment Advisory Agreements Which Are Subject to Termination or Non-Renewal."

  Under the Janus Stock Purchase Agreement, upon the occurrence of a Change in Ownership (as defined below) of Stilwell, Stilwell may be required, at such holders' option, to sell its stock of Janus to such minority stockholders, or to purchase such holders' Janus stock. The purchase price in either instance is equal to fifteen times the net after-tax earnings per share of Janus for the fiscal year ending immediately after the Change in Ownership, or as otherwise negotiated between the parties. Under other stock purchase agreements and restriction agreements with other minority stockholders, upon the occurrence of a Change in Ownership of KCSI or Stilwell, Stilwell may be required, at such stockholders' option, to purchase such minority stockholders' Janus stock at a fair market value purchase price equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, or in some circumstances as determined by Janus' Stock Option Committee. The period used to calculate net after-tax earnings per share is the fiscal year ended immediately prior to the date that the put rights are exercised or the last four complete calendar quarters ended immediately prior to the date that notice of the Change in Ownership is given by KCSI or Stilwell. A Change in Ownership of KCSI or Stilwell is deemed to occur if (i) a person or entity without the prior approval of KCSI or Stilwell acquires a significant percentage of stock with the intent to acquire control of KCSI or Stilwell or (ii) upon certain changes in the composition of KCSI's or Stilwell's Board of Directors. The Janus Stock Purchase Agreement and its amendments are filed as exhibits to the Registration Statement on Form 10 to which this Information Statement is an exhibit. The Janus Stock Purchase Agreement and certain, but not all, of these other agreements have been assigned to Stilwell, and none of the other agreements have been amended to change the reference to Change in Ownership from KCSI to Stilwell. However, pursuant to the Intercompany Agreement, Stilwell is obligated to KCSI in the same manner that KCSI is obligated under these agreements, and Stilwell has the right to any benefits and assets received by KCSI under such agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Minority Purchase Agreements" and "Financing."

                                 *     *     *

  THIS INFORMATION STATEMENT IS BEING FURNISHED SOLELY TO PROVIDE INFORMATION TO KCSI STOCKHOLDERS WHO WILL RECEIVE SHARES OF STILWELL COMMON STOCK IN THE DISTRIBUTION. IT IS NOT AN INDUCEMENT OR ENCOURAGEMENT TO BUY OR SELL ANY SECURITIES OF KCSI OR STILWELL. THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF THE DATE SET FORTH ON ITS COVER. CHANGES MAY OCCUR AFTER THAT DATE, AND NEITHER KCSI NOR STILWELL WILL UPDATE THE INFORMATION EXCEPT IN THE NORMAL COURSE OF THEIR RESPECTIVE REQUIRED PUBLIC DISCLOSURES.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  KCSI was incorporated in 1962 as a holding company for its rail transportation business. Following its formation, KCSI engaged in a series of transactions aimed at diversifying beyond the railroad business. KCSI entered the mutual fund industry in 1963 when it acquired a Chicago-based mutual fund manager, later named Supervised Investor Services, Inc. ("SIS").

  During the late 1960s, mutual funds began to experience difficulty in securing accurate and timely recordkeeping for their shareowners as the volume of mutual fund transactions increased. Using computer and data processing capabilities developed for its railroad business, KCSI in cooperation with SIS management developed specialized data processing systems and computer software services and products designed specifically for mutual funds. In 1968, DST (originally called "DATA-SYS-TANCE") was incorporated by KCSI to own, enhance and market these systems to the financial services industry. DST's financial services business eventually expanded to provide information processing and computer software services and products to mutual funds, investment managers and other financial services organizations.

  KCSI sold SIS in 1970 and subsequently reduced its ownership in DST to 32%. Through a series of transactions starting in 1984, KCSI acquired what is now an approximately 81.5% ownership interest in Janus. KCSI further expanded its mutual fund business when it acquired a minority interest in Berger in 1992, and later increased that interest to over 80%. In 1998, KCSI acquired an 80% interest in Nelson.

  For the last few years, KCSI management has considered a number of proposals for separating the financial services and transportation segments. These proposals included a combination or a public offering of its rail transportation segment and a spin-off separating the rail transportation and financial services segments. KCSI management retained investment bankers and other advisors to examine KCSI's structure and to advise on various aspects of separating the two businesses. After extensive review and discussion, KCSI's Board of Directors determined that the Distribution was the best way to accomplish a separation of the rail transportation and financial services businesses. On February 3, 1998, KCSI announced that its Board of Directors intended to pursue a strategic restructuring plan to effect the Distribution after receipt of a favorable tax ruling from the IRS.

  On February 27, 1998, KCSI filed a ruling request with the IRS requesting that the IRS rule that the Distribution would qualify as a tax-free distribution under Code Section 355. On April 29, 1998, KCSI's Board of Directors approved the Distribution, which it indicated it would effect after declaration of the dividend of Stilwell Common Stock at a later date, receipt of a favorable tax ruling from the IRS and satisfaction of other conditions.

  On July 15, 1998, the stockholders of KCSI approved a reverse stock split of KCSI Common Stock to be effective after the Record Date and a benefit plan for Stilwell Financial Inc. in contemplation of KCSI's completing the Distribution. No further stockholder vote is required in connection with the Distribution.

  When KCSI determined that the IRS might not rule favorably on the Distribution without changes in the planned structure for Stilwell's subsidiaries and equity investments, the ruling request was withdrawn. A revised ruling request was submitted to the IRS by letter dated January 26, 1999.

  On March 26, 1999, without any prior consultation with KCSI management, the Janus Minority Group delivered a proposal to the Chief Executive Officer of KCSI suggesting that KCSI's Board of Directors consider an alternative to the Distribution. The Janus Minority Group's proposal indicated, that while they strongly supported the separation of KCSI's financial services operations from its rail operations, they preferred that an additional, separate spin-off of Janus be considered. The Janus Minority Group argued that their alternative to the Distribution would enhance shareholder value, better achieve the business purposes of the separation and be more advantageous from a tax and accounting point of view. In response to their suggestion that a meeting be held to discuss their proposal, a special meeting of KCSI's Board of Directors was held on June 23, 1999. At that meeting, KCSI's Board of Directors received a presentation from the Janus Minority Group and their representatives regarding the details of the alternative proposal.

     KCSI's Board of Directors considered and discussed the information presented by the Janus Minority Group and information provided by Stilwell management regarding the advantages and disadvantages of the two methods of achieving the separation. The principal advantages for an additional spin-off of Janus cited by some members of the Janus Minority Group were that Stilwell's stock, unlike that of Janus, would trade in the market at a holding company discount and that a separate Janus spin-off would provide a structure for better equity incentives to Janus employees. The Board considered the presentation to them as contradictory on the question of a holding company discount, as some information suggested Stilwell would not be perceived as a holding company because of the large proportion of its revenues being derived from Janus. In addition, the Board determined that there was sufficient Janus stock available from Stilwell and from Mr. Bailey to meet Janus' reasonable needs for equity incentives for several years. Moreover, the Board believed that going forward with the spin-off of Stilwell would not preclude later consideration of a spin-off or other restructuring of Janus if that were to be found to be appropriate. Therefore, in the absence of any compelling reason to change direction and experience further delay in the long planned separation of KCSI's principal business segments, KCSI's Board of Directors decided that the Distribution should go forward on the basis originally contemplated and as set forth herein. In arriving at this decision, KCSI's Board of Directors took into consideration a number of factors, including that: (i) a favorable tax ruling on the Distribution had been received from the Internal Revenue Service, (ii) the presentation by the Janus Minority Group was not persuasive, in the Board's view, as to the advantages of the alternative proposal as compared to the Distribution, (iii) an estimated minimum of six to nine months would be required to obtain a favorable tax ruling, and there was a lack of certainty that a favorable ruling could be obtained at all, with respect to the alternative proposal, and (iv) the Distribution was more consistent with the strategic direction of Stilwell. The Board did not seek or obtain any independent analysis of the Janus Minority Group's proposal.

  The determination by KCSI's Board that there was sufficient Janus stock available from Stilwell and Mr. Bailey to meet Janus' reasonable needs for equity incentives for several years was based on an understanding reached between KCSI and Mr. Bailey on December 14, 1998 for KCSI to sell approximately 100,000 shares of Janus stock and for Mr. Bailey to sell approximately 50,000 shares of Janus stock to Janus. Prior to that date, Mr. Bailey and Mr. James P. Craig, III stated that 300,000 shares would meet the needs of Janus for equity incentives for a period of five to ten years and Mr. Bailey proposed that KCSI sell 200,000 and that he sell 100,000, of the shares needed. The understanding between KCSI and Mr. Bailey for a sale of approximately 150,000 shares was never consummated; however, as part of an effort to assure that additional shares of Janus stock would be available for equity incentives for Janus employees and to resolve differences with the Janus Minority Group, on November 19, 1999 Stilwell agreed to sell to Janus 192,408 shares of Janus common stock to be used to provide equity incentives.

  The Janus Fund Trustees (William D. Stewart, Gary O. Loo, Dennis B. Mullen, Martin H. Waldinger and James T. Rothe) expressed support on March 26, 1999 for the proposal of the Janus Minority Group, indicating that, based on their discussions with members of that group, the Trustees believed the proposal would provide superior equity ownership opportunities for key Janus employees and could help assure continuity of management for the Janus Funds. Stilwell management assured the Trustees of their support for equity incentive arrangements for key Janus personnel, but believed these incentives could be achieved without a separate spin-off of Janus. The Trustees have continued to express their support for equity incentive arrangements for the key Janus personnel, but have indicated that they intend to remain neutral with respect to the particular proposals of Janus and Stilwell and other disagreements between Stilwell and the Janus Minority Group. The Trustees have strongly encouraged the parties to resolve their disagreements as soon as possible so that they would not be a distraction to the management of the Janus Funds.

  KCSI's support for employee equity incentives at Janus started in 1984 when KCSI demonstrated its willingness to acquire a majority interest in Janus and leave key employees, specifically Mr. Bailey and Mr. Jack R. Thompson, as shareholders. KCSI fully supported share ownership by a broader group of Janus employees in January, 1995, when KCSI waived the right to purchase 526,819 shares sold by Mr. Bailey to 14 other employees of Janus and to Janus. Since January, 1995, KCSI has given waivers or otherwise completed transactions on eight occasions for the sale of a total of 256,700 additional shares either to other employees of Janus or to Janus for use as equity incentives. As a director of Janus, Mr. Landon H. Rowland (KCSI's Chairman, President and Chief Executive Officer) has consistently voted in favor of equity incentive programs for Janus employees involving the sale or grant of Janus shares, or the grant of options to purchase Janus shares. In addition, as described above, Stilwell sold to Janus 192,408 shares of Janus common stock to be used for equity incentives for employees. At the same time, Stilwell and KCSI agreed to waive all rights of first refusal, options to purchase and other rights to purchase shares of Janus common stock contained in various agreements with minority stockholders, subject to certain conditions set forth in the waiver, in order that such shares could be purchased by Janus and available for equity incentives.

  Press reports have appeared in which certain Janus employees have expressed objections to the Distribution and other disagreements with Stilwell's structure and direction. Representatives of Stilwell and of the Janus Minority Group have met and held discussions regarding resolution of these disagreements and while not all disagreements have been resolved, agreements have been made under which Stilwell sold to Janus 192,408 shares of Janus common stock to be used to provide long-term incentives to Janus personnel. In return, Janus agreed not to grant phantom stock, stock appreciation rights, or similar rights, for so long as Janus common stock is available for use under its Long-Term Incentive Plan. The availability of Janus common stock for this purpose will depend upon the number of such shares granted or sold from time to time by Janus and upon the number acquired from holders by voluntary sale or upon the death, retirement or termination of employment of employees of Janus. In first quarter 2000, Janus made an annual grant to Janus employees of 35,670 shares of Janus common stock, but the number of shares awarded in future years may be more or less than that amount. KCSI and Stilwell have also agreed to waive certain rights of first refusal and options to purchase other outstanding shares of Janus common stock so that such shares may be available for awards under Janus' Long-Term Incentive Plan. Finally, KCSI, Stilwell and Janus have agreed to increase an intercompany credit line available to Janus and to the assignment to Stilwell of the Janus Stock Purchase Agreement.

  The Distribution is intended to accomplish several purposes. First, it is intended to separate the financial services business of Stilwell from the rail transportation business of KCSI, each such business having its own distinct financial, investment and operating characteristics, so that each can focus on adopting strategies and pursuing objectives more appropriate to its specific business than is possible with Stilwell's businesses consolidated with those of KCSI.

  In addition, KCSI's Board of Directors believes that the Distribution will better enable management of each business segment to focus attention and financial resources on the development and management of growth in each of their respective core businesses, without regard to the corporate objectives, policies, challenges and investment criteria of the other.

  KCSI's two segments have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and regulations, have different organizational structures and management styles and must be managed with different long-term and short-term strategies and goals. KCSI management believes that separating the two businesses into independent companies, each with its own management team and board of directors, is necessary to address management and competitive issues and considerations that result from operating these diverse businesses under a single holding company structure. Separating the two segments also will help resolve differences between them over utilization of KCSI's resources, available capital and capitalization.

  Further, KCSI's rail transportation business is subject to risks of environmental liabilities and catastrophe, collision or property loss and currency fluctuations and other risks of conducting business outside the United States while its financial services business is subject to risks arising from market volatility, exposure to derivatives and hedges and other regulatory and operating conditions specific to the financial services industry. Separating the two businesses is intended to eliminate the exposure of each to liabilities arising from operations of the other.

  Finally, as separate companies, KCSI and Stilwell will be able to issue their own respective securities to develop more focused stock-based compensation programs keyed more directly to their respective earnings and performance. The Board of Directors of KCSI believes that such programs should enhance KCSI's and Stilwell's ability to attract, motivate and retain key employees for the further development and growth of the rail transportation business and financial services business, respectively. Stilwell and KCSI will each also have greater ability to effect acquisitions or strategic relationships by issuing their own respective securities.

MANNER OF EFFECTING THE DISTRIBUTION

  Prior to the Distribution, Stilwell will issue additional shares of Stilwell Common Stock to KCSI pursuant to a stock split effected in the form of a dividend to provide a sufficient number of shares for the Distribution. KCSI will effect the Distribution on the Distribution Date by delivering all of the outstanding shares of Stilwell Common Stock to the Distribution Agent for distribution to the stockholders of record of KCSI Common Stock on the Record Date. The Distribution will be made on the basis of two shares of Stilwell Common Stock for every one share of KCSI Common Stock held on the Record Date. This ratio was established because of the large contribution of Stilwell to the earnings of KCSI. Given this factor, it was believed that the distribution ratio should be more than 1 to 1 and that fractional shares should be avoided. Using more shares than 2 for 1 might have had the effect of causing Stilwell Common Stock to have a market price that would be too low on a per share basis in the Board's view. The 2 for 1 distribution ratio was established in an attempt to have Stilwell Common Stock trade at an initial trading range that was slightly less than half of the trading price of KCSI Common Stock immediately prior to the Distribution. Based on Stilwell's contribution to the net income of KCSI, Stilwell expects that the two shares of its common stock to be distributed for each one share of KCSI common stock may together trade initially in a range reflecting 90% to 95% of the market price of KCSI common stock at the time of the Distribution. The closing price on the New York Stock Exchange of KCSI common stock on June 9, 2000, was $75.6875. If the Distribution had occurred on that date, on this basis Stilwell common stock could have been expected to trade in a range of $34 to $36 per share. However, this estimate does not take into account other factors which influence the market price of securities, including disaggregation values and other factors that may not be related to Stilwell's net income. Neither KCSI nor Stilwell can predict the prices at which their securities may trade as a result of the Distribution. See "Risk Factors--There Has Been No Prior Market for Stilwell Common Stock and it is Impossible to Predict the Prices at Which Those Securities Might Trade." The shares of Stilwell Common Stock to be distributed will constitute all of the outstanding shares of Stilwell Common Stock on the Distribution Date. The shares of Stilwell Common Stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock-Common Stock." The shares of Stilwell Common Stock will also be distributed with certain attached preferred stock purchase rights. See "Description of Capital Stock-Stockholders' Rights Plan." Certificates representing shares of Stilwell Common Stock are expected to be mailed by the Distribution Agent to KCSI stockholders on the Mailing Date.

  No holder of KCSI Common Stock will be required to pay any consideration for the shares of Stilwell Common Stock to be received by them in the Distribution, to surrender or exchange any shares of KCSI Common Stock, or to take any other action in order to receive the shares of Stilwell Common Stock to which they are entitled in the Distribution. No fractional shares of Stilwell Common Stock will be distributed in the Distribution.

RESULTS OF THE DISTRIBUTION

  Stilwell will be a separate, independent company after the Distribution.
Based on the number of shares of KCSI Common Stock outstanding as of March 31, 2000 and the number of stockholders as of March 31, 2000, approximately 222,800,000 shares of Stilwell Common Stock will be distributed to approximately 6,000 KCSI stockholders in the Distribution on a pro-rata basis (including the holders of KCSI Common Stock through accounts in the KCSI ESOP, the Stilwell ESOP, the DST ESOP and the KCSI Profit Sharing Plan). The total number of shares of Stilwell Common Stock that will be distributed will be determined as of the Record Date. The Distribution will not affect the number of outstanding shares of KCSI Common Stock.

DIFFERENCES IN RIGHTS OF STOCKHOLDERS ARISING FROM DIFFERENCES BETWEEN THE CERTIFICATES AND BYLAWS OF STILWELL AND KCSI

  Following the Distribution, the rights of Stilwell's stockholders will be governed by Stilwell's Certificate and Bylaws, which contain differences from the certificate of incorporation and bylaws of KCSI, including the following:

     Stilwell's Certificate provides that the holders of Stilwell voting stock are not able to cumulate votes for the election of directors, whereas, pursuant to the KCSI Certificate, holders of KCSI voting stock are entitled, in general, to cumulate votes for the election of directors.

  Stilwell's Certificate requires a supermajority vote of at least 70% of the then-outstanding shares of capital stock of Stilwell entitled to vote generally in the election of directors (the "Voting Stock") to approve certain transactions with a person or entity (or affiliate thereof) holding more than 20% of the Voting Stock, including, but not limited to, a merger, consolidation, disposition of Stilwell's assets, or adoption of a plan of liquidation ("Certain Transactions"). Stilwell's Certificate also requires a supermajority vote of at least 70% of the Voting Stock to approve an amendment to the Stilwell Certificate provisions relating to, (a) the directors' ability to set the number of directors within a prescribed range and to fill vacancies on Stilwell's Board of Directors, (b) the existence of a staggered board, (c) the removal of directors, (d) calling meetings of Stilwell's stockholders, (e) prohibiting stockholder action by written consent in lieu of a meeting and (f) the amendment of Stilwell's Certificate. Additionally, on and after the date on which a person or entity (or affiliate thereof) becomes the holder of more than 20% of Stilwell's Voting Stock, Stilwell's Certificate requires a supermajority vote of at least 70% of Stilwell's Voting Stock to approve (i) an amendment to the Stilwell Bylaws by stockholder action, (ii) the removal of a director for cause,
(iii) an amendment to certain definitions contained in Stilwell's Certificate, or (iv) an amendment to provisions of the Stilwell Certificate relating to (a) the number, powers and preferences of Stilwell Common Stock and Stilwell Preferred Stock, (b) stockholder nominations of directors and business to be brought by stockholders, (c) amending the Stilwell Bylaws, (d) approving Certain Transactions with a person or entity (or affiliate thereof) holding more than 20% of the Voting Stock, (e) factors to be considered in evaluating offers relating to tender offers, mergers, or the purchase or acquisition of all or substantially all of the properties and assets of Stilwell, (f) indemnification of officers, directors and others and (g) liability of directors. KCSI's certificate of incorporation requires a supermajority vote of at least 70% of the KCSI voting stock to approve (i) a merger or consolidation with, or disposition of KCSI's assets to, a person or entity (or affiliate thereof) holding more than 5% of KCSI's outstanding voting stock, and
(ii) an amendment to the KCSI certificate of incorporation increasing the number of directors above 18, abolishing cumulative voting for directors, abolishing the division of the board into three classes, or (iii) to amend the super majority voting requirement for approval of a merger, consolidation or disposition of assets of KCSI.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In July, 1999, KCSI received the Tax Ruling which states that for United States federal income tax purposes, no gain or loss will be recognized by KCSI from the Distribution or by the holders of KCSI Common Stock upon receipt of the Stilwell Common Stock in the Distribution. The Tax Ruling is based upon the accuracy of factual representations and assumptions provided by KCSI. Additionally, KCSI received a supplementary tax ruling from the IRS which states that the assumption of $125 million of KCSI debt by Stilwell would have no effect on the Tax Ruling. Assuming the accuracy of the factual representations and assumptions provided by KCSI in connection with the Tax Ruling request, neither KCSI nor the holders of KCSI Common Stock will have to recognize taxable gain or loss as a result of the Distribution. The following discussion describes the material United States federal income tax consequences if the transaction qualifies as a tax-free transaction. It further discusses the material United States federal income tax consequences if the Distribution were not to qualify as a tax-free transaction. See "Risk Factors-The Intercompany Agreement and the Tax Disaffiliation Agreement Contain Indemnification Obligations of KCSI and Stilwell that KCSI or Stilwell May Not be Able to Satisfy, Which Could Have a Material Adverse Effect on KCSI or Stilwell." Finally, the discussion describes the material United States federal tax consequences of certain ownership changes of KCSI or Stilwell after the Distribution. The discussion is based on the Code, United States Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date. The discussion generally does not address the effects of any state, local or foreign tax laws. In addition, the discussion set forth below may not be applicable to certain KCSI stockholders who, among other limitations, received their shares of KCSI Common Stock as compensation, who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code.

  CONSEQUENCES OF QUALIFICATION AS A TAX-FREE DISTRIBUTION. Subject to certain special circumstances that may apply to certain KCSI stockholders, the Distribution will have the following federal income tax consequences if treated as non-taxable under Code Section 355:

    (1) A KCSI stockholder will not recognize gain or loss, and no amount will be included in the income of a KCSI stockholder upon the receipt of Stilwell Common Stock by such stockholder as a result of the Distribution.

    (2) A KCSI stockholder's tax basis in the KCSI Common Stock with respect to which Stilwell Common Stock is received will be apportioned between such stockholder's KCSI Common Stock and the shares of Stilwell Common Stock received by such stockholder in proportion to the relative fair market values of such stockholder's KCSI Common Stock and Stilwell Common Stock.

    (3) A KCSI stockholder's holding period for Stilwell Common Stock received in the Distribution will include the period during which such stockholder held the KCSI Common Stock with respect to which the Stilwell Common Stock is distributed, provided that such KCSI Common Stock is held as a capital asset by such holder on the Distribution Date.

  Current United States Treasury regulations require that each KCSI stockholder who receives shares of Stilwell Common Stock pursuant to the Distribution attach a statement to such stockholder's federal income tax return for the taxable year in which the Distribution occurs, providing certain information with respect to the applicability of Code Section 355 to the Distribution. KCSI has agreed that it will provide each KCSI stockholder as of the Record Date information necessary to comply with this requirement.

  CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. If the Distribution ultimately were determined not to qualify as a tax-free transaction pursuant to Code Section 355, the following federal income tax consequences would result:

    (1) Each KCSI stockholder would be considered to have received a distribution in an amount equal to the fair market value, when distributed, of the shares of Stilwell Common Stock received by such stockholder. Such a distribution would be taxed as a dividend to such stockholder to the extent of KCSI's current and accumulated earnings and profits for federal income tax purposes (which current earnings and profits, if any, would be increased by any gain recognized by KCSI as a result of the Distribution (as discussed below)). To the extent that the aggregate fair market value of the shares of Stilwell Common Stock distributed exceeded such earnings and profits, such excess would be treated first as a non-taxable reduction in the tax basis of a stockholder's KCSI Common Stock to the extent of such tax basis, and thereafter as short-term or long-term capital gain, provided the KCSI Common Stock were held by the stockholder as a capital asset.

    (2) A KCSI stockholder's tax basis in the shares of Stilwell Common Stock received in the Distribution would equal the fair market value of the Stilwell Common Stock on the Distribution Date, and the stockholder's holding period for the shares of Stilwell Common Stock would begin on such date. In such event, a KCSI stockholder's tax basis in such stockholder's KCSI Common Stock would not be affected by the Distribution, unless, as described above, the amount of the Distribution were to exceed the current and accumulated earnings and profits of KCSI and were treated as a non-taxable reduction in tax basis. Upon a subsequent sale of the shares of Stilwell Common Stock, a stockholder would recognize gain or loss measured by the difference between the amount realized on such sale and the stockholder's tax basis in the shares of Stilwell Common Stock sold.

    (3) KCSI would recognize gain in an amount equal to the difference between the fair market value of the shares of Stilwell Common Stock distributed and KCSI's basis in the shares of Stilwell Common Stock.

  CONSEQUENCES OF CERTAIN OWNERSHIP CHANGES AFTER THE DISTRIBUTION. Code Section 355 would require KCSI to recognize gain for federal income tax purposes as of the Distribution Date equal to the difference between the fair market value and adjusted basis of the Stilwell Common Stock if 50 percent or more of the total combined interests (by vote or value) of KCSI or Stilwell were acquired, directly or indirectly, subsequent to the Distribution (or up to two years before the Distribution) in an acquisition which is part of a plan that included the Distribution (which would be presumed if such an acquisition were within two years of the Distribution). Under the Tax Disaffiliation Agreement, Stilwell is required to indemnify KCSI for any taxes resulting from any changes in ownership of Stilwell. See "Relationship Between KCSI and Stilwell After the Distribution-Tax Disaffiliation Agreement."

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS WHO RECEIVED THEIR SHARES OF KCSI COMMON STOCK THROUGH THE EXERCISE OF AN OPTION OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

TRADING OF STILWELL COMMON STOCK

  There has been no established trading market for the Stilwell Common Stock. A "when-issued" trading market in the Stilwell Common Stock is expected to develop near the Record Date. The term "when-issued" means trading in shares prior to the time certificates are actually available or issued. None of these trades, however, can be finally settled until after the Distribution Date, when regular trading in the Stilwell Common Stock has begun. If the Distribution does not occur, all when-issued trading will be null and void. Prices at which shares of the Stilwell Common Stock may trade, on a when-issued basis or after the Distribution, cannot be predicted. Until the Stilwell Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. In addition, an active trading market in Stilwell Common Stock may not develop or be sustained in the future. Stilwell has received approval, subject to official notice of issuance, to have the Stilwell Common Stock listed on the New York Stock Exchange under the symbol "SV." In the event trading does occur, the prices at which shares of Stilwell Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, Stilwell's performance and prospects, the depth and liquidity of the market for Stilwell Common Stock, investor perception of Stilwell and its businesses and the industry in which Stilwell operates, Stilwell's dividend policy, general financial and other market conditions, domestic and international economic conditions and the impact of factors referred to in "Risk Factors." In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such volatility and other factors may have a material adverse effect on the market price for shares of Stilwell Common Stock. See "Risk Factors-There Has Been No Prior Market for Stilwell Common Stock and it is Impossible to Predict the Prices at Which Those Securities Might Trade."

  As a result of the Distribution, absent other action, the trading prices of KCSI Common Stock are expected to be significantly lower than the trading prices of KCSI Common Stock immediately prior to the Distribution. In an attempt to address the effect of the Distribution on KCSI Common Stock's trading price on the New York Stock Exchange and in contemplation of the Distribution, KCSI's Board of Directors received stockholder approval to effect, after the Record Date, a reverse stock split, whereby every two shares of KCSI Common Stock then outstanding will be combined into one share of KCSI

Common Stock. The primary objective of the reverse stock split is to attempt to move the trading price of KCSI common stock back into a higher trading range since lower-priced stocks may be unattractive to some investors. No further stockholder approval is required for the Distribution. Nevertheless, even after such reverse stock split, the combined trading prices of KCSI Common Stock and Stilwell Common Stock after the Distribution may be less than, equal to, or greater than, the trading price of KCSI Common Stock immediately prior to the Distribution. Such prices may also be affected by certain provisions of Stilwell's Certificate and Bylaws, certain agreements, the Rights Plan, the Code and the DGCL, all of which may have an antitakeover effect. See "Risk Factors-The Combined Post-Distribution Market Value of KCSI Common Stock and Stilwell Common Stock May Not Equal or Exceed the Pre-Distribution Market Value of KCSI Common Stock," "Risk Factors-Antitakeover Provisions: Provisions of Stilwell's Governing Documents, its Rights Plan and Restrictions Relating to the Tax Ruling Could Delay or Prevent a Change in Control of Stilwell, Thereby Entrenching Current Management and Possibly Depressing the Market Price of Stilwell Common Stock," and "Description of Capital Stock."

  Shares of Stilwell Common Stock distributed to KCSI stockholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Stilwell under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Stilwell after the Distribution will generally include individuals or entities that control, are controlled by, or are under common control with Stilwell and may include certain officers and directors of Stilwell as well as principal stockholders of Stilwell. Persons who are affiliates of Stilwell will be permitted to sell their shares of Stilwell Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

MODIFICATION OR ABANDONMENT OF THE DISTRIBUTION

  The Distribution may be amended, modified or abandoned at any time prior to the Record Date by, and in the sole discretion of, KCSI's Board of Directors.

SOLVENCY AND SURPLUS OPINION OF FINANCIAL ADVISOR

  KCSI has engaged Duff & Phelps, LLC ("Duff & Phelps") as its financial advisor in connection with the Distribution. Duff & Phelps is a nationally recognized financial advisory firm active in the valuation of businesses and securities and in rendering advisory services in connection with a variety of corporate and securities matters. Duff and Phelps was retained, based on its qualifications, expertise and reputation in providing such financial advice to companies, by KCSI to provide certain opinions to KCSI's Board of Directors as to the solvency and capitalization of KCSI following the Distribution. Specifically, KCSI has requested Duff & Phelps to render opinions to KCSI's Board of Directors that after effecting the Distribution (i) the fair salable value of KCSI's assets exceeds the stated value of KCSI's liabilities (including contingent liabilities); (ii) KCSI will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged; (iii) KCSI will be able to pay its stated liabilities (including contingent liabilities) as they mature; and (iv) the fair salable value of KCSI's assets exceeds the stated value of KCSI's liabilities (including all contingent liabilities) by an amount greater than the sum of the aggregate par value of its issued capital stock and all amounts allocated to capital by KCSI's Board of Directors. Duff & Phelps and its affiliates have not provided any financial advisory services to KCSI during the past two years, but Duff & Phelps has been engaged to provide valuation services to Stilwell in connection with Stilwell's stockholders' rights plan. Duff & Phelps has reported that it does not own beneficially and has never owned beneficially any interest in KCSI.

  There were no limitations placed by KCSI on Duff & Phelps in conducting its analysis or in issuing its opinion. Duff & Phelps' qualitative analysis was based on discussions with senior management concerning the history, current operations and future outlook of the remaining business of KCSI after the Distribution - the rail transportation segment of KCSI - which primarily includes The Kansas City Southern Railway Company ("KCSR"). Duff & Phelps also toured representative operating facilities. The financial analysis was based on historical financial statements for the rail transportation segment to the extent available, as well as internal operating documents, including financial projections. Duff & Phelps also reviewed documents relating to the Distribution. Industry information and data on comparable companies used as background for the analysis was obtained from regularly published sources.

  The financial projections used by Duff & Phelps in their analysis were prepared by and are the responsibility of the management of KCSI and KCSR, and not the management of Stilwell. Those projections and the prospective financial information set forth in the following tables are based upon estimates and assumptions that, while presented with numerical specificity and considered reasonable by KCSI and KCSR, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of KCSI and KCSR. Actual results will vary from those used and set forth in the tables, and those variations may be material. PricewaterhouseCoopers has neither examined nor compiled the accompanying prospective financial information nor the financial projections from which it was derived and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers report included in this Information Statement relates only to Stilwell's historical financial information and does not extend to any prospective financial information.

  The following is a summary of the various analyses performed by Duff & Phelps in arriving at the conclusions set forth in the opinion.

  DISCOUNTED CASH FLOW ANALYSIS. Duff & Phelps reviewed KCSI's financial performance data and other information to conduct a discounted cash flow analysis. In performing this analysis, Duff & Phelps examined the projected cash available to invest in the business and to service debt. In addition, discount rates were determined using a combination of theoretical models. Following is the financial ratio analysis produced by the discounted cash flow analysis.

-----------------------------------------------------------------------------

                                                      YEAR
 Ratio                              2000     2001     2002     2003     2004
-----------------------------------------------------------------------------
EBITDA/Interest Expense             2.05x    2.55x    2.66x    3.01x    3.47x

Funded Debt/EBITDA                  4.83x    3.85x    3.55x    3.11x    2.66x

Funded Debt/Total Capital           51.0%   48.6%    45.5%    41.8%     37.3%
-----------------------------------------------------------------------------

EBITDA = Earnings before interest, taxes, depreciation and amortization


  ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Duff & Phelps compared certain financial and operating information and projected financial performance data of KCSI with similar information and data of six publicly traded railroad companies that Duff & Phelps deemed comparable to KCSI in terms of qualitative and quantitative factors. No single company utilized in the analysis of the railroad companies is identical to KCSI. Following is the list of the comparable companies used in the analysis of KCSI.

---------------------------------------------------------------------
                              Market Cap.(1)   LTM Revenues      LTM
                                                               EBITDA
Company                       (millions)      (millions)       Margin,
                                                               Adj.(2)
---------------------------------------------------------------------
Burlington Northern
 Santa Fe Corp.                 $10,814          $ 9,148        39.6%

Canadian National
 Railway                         5,509             3,895         NA

CSX Corporation                  4,519             10,417       26.3

Norfolk Southern
 Corp.                           6,866             5,660        22.5

Union Pacific Corp.              10,394            11,446       32.8

Wisconsin Central
 Transportation Corp.            638               366          41.7

KCSI                                NA           $ 598          30.6%
(Transportation Segment)

-----------------------------------------------------------------------------

LTM = latest twelve months as of March 31, 2000
EBITDA = earnings before interest, taxes, depreciation and amortization

(1)      Market capitalization as of June 9, 2000
(2)      Adds back rent expense related to operating leases

  Duff & Phelps compared each company's enterprise value (equity value plus the value of debt and preferred stock, less cash) to EBITDA and revenues. Following are the key valuation multiples of the comparable railroad companies.

-------------------------------------------------------------------------------
                          Enterprise Value as a Multiple of   Adj. Ent. Val./
Company                     LTM      Projected      LTM           Adj. LTM
                           EBITDA     EBITDA      Revenues       EBITDA(1)
-------------------------------------------------------------------------------
Burlington Northern
   Santa Fe Corp.           5.4x        5.3x         1.9x         6.1x

Canadian National
   Railway                  5.8         5.8          2.2           NA

CSX Corporation             7.0         6.6          1.0          8.8

Norfolk Southern
  Corp.                    13.5         9.8          2.6          13.2

Union Pacific Corp.         6.7         6.2          1.8          7.5

Wisconsin Central           8.4         7.7          2.7          9.0
  Transportation Corp.

Median                      6.9x        6.4x         2.0x         8.8x
-------------------------------------------------------------------------------

LTM = latest twelve months as of March 31, 2000
EBITDA = earnings before interest, taxes, depreciation and amortization
(1) Operating lease rent expense added back to EBITDA; debt grossed up by capitalizing operating lease expense

  ANALYSIS OF INDUSTRY TRANSACTIONS. Duff & Phelps compared transactions involving railroad companies that Duff & Phelps deemed comparable in terms of qualitative and quantitative factors. Duff & Phelps noted that the transaction involving the proposed merger of Burlington Northern Santa Fe Corp. and Canadian National Railway did not include a control premium.

  Duff & Phelps used and relied on the information provided by and on behalf of KCSI without independent verification thereof by Duff & Phelps. Duff & Phelps assumed no responsibility for the accuracy or completeness of any information provided by or on behalf of KCSI or any other information regarding KCSI or the Distribution provided or otherwise made available to Duff & Phelps. Duff & Phelps used generally accepted valuation and analytical techniques as the basis for its opinions.

  Duff & Phelps delivered such opinion on June 14, 2000, a copy of which is included as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. Duff & Phelps received customary fees, including reimbursement of certain out-of-pocket expenses, for its services as a financial advisor related to the Distribution. KCSI has agreed to indemnify Duff & Phelps against certain liabilities and expenses in connection with its services as a financial advisor.

                    RELATIONSHIP BETWEEN KCSI AND STILWELL
                            AFTER THE DISTRIBUTION

  For the purpose of governing certain of the limited ongoing relationships between KCSI and Stilwell during a transitional period after the Distribution and providing for an orderly transition of Stilwell to a separate company, KCSI and Stilwell have entered into various agreements and relationships, including those described in this section regarding certain transition services, indemnification, tax matters and other matters relating to the Distribution.

INTERCOMPANY AGREEMENT

  KCSI and Stilwell have entered into an Intercompany Agreement which generally provides for a number of matters relating to the Distribution and certain other matters involving a limited ongoing relationship between KCSI and Stilwell during a transitional period, including certain indemnification rights, insurance matters, access to records and information and certain transitional support services.

  Under the Intercompany Agreement, each of the parties has agreed to indemnify the other against certain claims relating to or arising out of their respective businesses before and after the Distribution and to have joint responsibility for obligations, if any, of KCSI which relate neither to Stilwell nor KCSI's respective businesses (unless KCSI and Stilwell otherwise agree). The Intercompany Agreement provides that Stilwell is obligated to KCSI with respect to all of KCSI's agreements relating to the financial services segment that were not assigned to Stilwell in the same manner that KCSI is obligated under such agreements, and Stilwell has the right to any benefits and assets received by KCSI under such agreements. The Intercompany Agreement also provides for the continuation of KCSI's medical, dental, vision, life insurance and long-term disability insurance coverage for Stilwell-related individuals who retire through December 31, 1999. The Intercompany Agreement also grants Stilwell access to historical financial and accounting information regarding Stilwell.
In addition, KCSI and Stilwell will provide each other with access to business records, materials and personnel for appropriate purposes and agreed to certain document retention arrangements. Pursuant to the Intercompany Agreement, after December 31, 1999, Stilwell may request from KCSI data tapes of historical financial and accounting records and information applicable to Stilwell. The cost associated with the services to be provided by KCSI will be a fixed dollar amount or percentage based on the estimated cost to KCSI of providing such services. All such transitional and ongoing relationships will be on an arm's-length basis. Stilwell believes that the amounts to be paid to KCSI for services will not exceed the amounts that would have to be paid if such services were provided by third parties. Finally, the Intercompany Agreement outlines mediation and arbitration procedures to resolve any disputes between the parties relating to the subjects included in the agreements between KCSI and Stilwell.

TAX DISAFFILIATION AGREEMENT

  KCSI and Stilwell have entered into a Tax Disaffiliation Agreement which provides for their respective obligations concerning various tax liabilities and the procedures for preparing and filing consolidated and combined tax returns for the periods prior to and including the Distribution Date. The Tax Disaffiliation Agreement further provides that KCSI will indemnify and hold harmless Stilwell with respect to all federal, state, local and foreign income, franchise and similar taxes ("Taxes") attributable to the income, operations or assets of the transportation division of KCSI for any taxable period, whether arising before or after the Distribution Date. It also provides that Stilwell will indemnify and hold harmless KCSI with respect to all Taxes attributable to the income, operations or assets of Stilwell for any taxable period, whether arising before or after the Distribution Date. The Tax Disaffiliation Agreement also provides for payments between the two companies for tax adjustments, carrybacks and refunds. Further, the Tax Disaffiliation Agreement provides for cooperation with respect to certain tax matters, including the preparation of income tax returns, the exchange of information, the handling of tax audits and other proceedings and the retention of records which may affect the income tax liability of either party.

  Additionally, KCSI and Stilwell each agree not to take any action which would cause the Distribution to fail to qualify as a tax-free distribution under Code
Section 355 unless required to do so by law. KCSI and Stilwell have agreed to indemnify each other with respect to any tax liability resulting from their respective failures to comply with such provisions. KCSI and Stilwell have also agreed to indemnify each other if either should cause the Distribution to fail to qualify as a tax-free spin-off under Code Section 355 because of a change of ownership of their respective companies. See "Risk Factors--The Intercompany Agreement and the Tax Disaffiliation Agreement Contain Indemnification Obligations of KCSI and Stilwell that KCSI and Stilwell May Not be Able to Satisfy, Which Could Have a Material Adverse Effect on KCSI or Stilwell."

EMPLOYEE BENEFITS

  Pursuant to the Intercompany Agreement, Stilwell will retain or assume, as the case may be, sole responsibility as employer for all employees of KCSI designated to become Stilwell employees, and will use reasonable efforts to cause any employee of Stilwell who is then a party to any employment, change in control or other employment-related agreement (other than any stock option agreements) with KCSI to terminate such agreement or agreements not later than the Distribution Date.

  KCSI provides benefits to its employees under the KCSI Profit Sharing Plan and Trust Agreement (the "KCSI Profit Sharing Plan"), The Employee Stock Ownership Plan and Trust Agreement of KCSI (the "KCSI ESOP"), The KCSI 401(k) Plan and Trust Agreement (the "KCSI 401(k) Plan") and The Employee Stock Purchase Plan of KCSI (the "KCSI Purchase Plan"). Options to purchase KCSI Common Stock are also currently outstanding pursuant to the KCSI 1991 Amended and Restated Stock Option and Performance Award Plan (the "KCSI Stock Option Plan"). KCSI and Stilwell have agreed to adjust each existing KCSI employee benefit or award in the following manner:

- PROFIT SHARING PLAN. The Stilwell Financial Inc. 401(k) Plan (the "Stilwell 401(k) Plan") has a profit sharing portion for accounts of participants and for future contributions (the "Profit Sharing Portion"). The trustee for the KCSI Profit Sharing Plan, the KCSI 401(k) Plan and the KCSI ESOP (the "Trustee") will divide the KCSI Profit Sharing Plan as of the Distribution and will transfer the accounts of participants of Stilwell Financial Inc. to the Profit Sharing Portion in a plan-to-plan transfer of assets. An investment manager will manage the participant accounts in the Profit Sharing Portion. The Profit Sharing Portion provides generally the same eligibility and vesting requirements and distribution provisions as the KCSI Profit Sharing Plan.

- STILWELL 401(K) PLAN. As of the Distribution, the Trustee will transfer the accounts of the Stilwell participants who will participate in the 401(k) portion of the Stilwell 401(k) Plan (the "401(k) Portion") to the 401(k) Portion. The 401(k) Portion provides generally the same investment options and the same eligibility and vesting requirements and distribution provisions as the KCSI 401(k) Plan. The trustee for the Stilwell 401(k) Plan will accept the transferred accounts from the KCSI 401(k) Plan and participants' elections under the KCSI 401(k) Plan will remain in effect under the 401(k) Portion until changed by the Stilwell participants.

- STILWELL STOCK OPTION PLAN. As part of the Distribution, KCSI and Stilwell plan to substitute options for KCSI non-qualified stock options held by KCSI and Stilwell employees, former KCSI employees and KCSI directors (including former directors) to provide for the equitable adjustment of the stock options as allowed by the KCSI Stock Option Plan. Specifically, as part of the Distribution, all KCSI non-qualified stock options outstanding as of the Record Date ("Options") will remain outstanding with an adjusted exercise price ("New KCSI Options"), and holders of the Options will receive separately exercisable options to buy Stilwell Common Stock ("New Stilwell Options") (collectively, the New KCSI Options and the New Stilwell Options are referred to as "Substituted Options"). New Stilwell Options for approximately 16,000,000 shares will be issued to current and former employees and directors of KCSI and Stilwell and will result in the dilution of ownership of Stilwell stockholders.

     The exercise prices of the Substituted Options will be a prorated amount of the exercise price for the related Options based on the ratio of the trading price of Stilwell Common Stock to the total of the trading prices of both KCSI Common Stock (excluding Stilwell) and Stilwell Common Stock. For this purpose, the trading prices will be the closing prices of the stocks on the New York Stock Exchange on the Distribution Date. The other terms of the Substituted Options will be the same as for the Options.

     The New Stilwell Options will be granted in the same proportion as the distribution of Stilwell Common Stock in the Distribution; i.e., two New Stilwell Options for each Option held. New KCSI Options and New Stilwell Options which will be substituted for Options which were subject to time vesting (under the KCSI Stock Option Plan, vesting means the Options become exercisable; therefore, Options which time vest are Options which become exercisable after the passage of a specified period of time) will vest at the time the Options for which they were substituted would have vested. The Stilwell 1998 Long Term Incentive Stock Plan (as amended and restated effective August 11, 1999) ("Stilwell Stock Option Plan") will govern the New Stilwell Options.

     The substitution of New KCSI Options and New Stilwell Options for Options is provided for in the Intercompany Agreement under which (1) the New KCSI Options and New Stilwell Options will be established with the exercise prices determined as described above based on an allocation of the exercise price of the Options; and (2) KCSI and Stilwell assume the obligation to issue shares of their Common Stock upon the exercise of the New KCSI Options and the New Stilwell Options, respectively.

- STILWELL ESOP. Stilwell has adopted the Employee Stock Ownership Plan of Stilwell (the "Stilwell ESOP") and, the Trustee has transferred the Stilwell participant accounts to the Stilwell ESOP. The KCSI ESOP and the Stilwell ESOP will participate in the Distribution. Immediately after the Distribution, participants in the Stilwell ESOP will have two shares of Stilwell Common Stock for each one share of KCSI Common Stock in their accounts. To allow Stilwell participants to retain the KCSI Common Stock in their respective Stilwell ESOP accounts, Stilwell participants will have an election with respect to the portion of each Stilwell participant's account allocated to KCSI Common Stock to keep the KCSI Common Stock in their accounts or to have the trustee for the Stilwell ESOP sell the KCSI Common Stock in their accounts and reinvest the proceeds in either Stilwell Common Stock or in a guaranteed investment contract fund. The election may be a partial election; however, once a participant elects to have the KCSI Common Stock held in his or her ESOP account sold, the participant may not reinvest in KCSI Common Stock, nor may a participant elect to sell any of the Stilwell Common Stock in his or her account to invest in the guaranteed investment contract fund. For any participant who does not affirmatively elect to retain the KCSI Common Stock in his or her account, the trustee for the Stilwell ESOP will sell the KCSI Common Stock from his or her account and will reinvest the proceeds in Stilwell Common Stock.

- STILWELL STOCK PURCHASE PLAN. The main provisions of the Stilwell Stock Purchase Plan are substantially similar to the KCSI Purchase Plan: eligible employees may purchase during certain periods Stilwell Common Stock at 85% of the average market price on either the exercise date or the grant date, whichever is lower, but in no event at less than the par value of the shares. Eligible Stilwell employees may elect to have up to a board-determined maximum percentage of annualized base pay applied to purchase Stilwell Common Stock, and the purchase price will be collected via employee payroll deductions. With certain exceptions, all employees of Stilwell or any eligible Stilwell affiliates who work at least 20 hours per week for five months of the year will be eligible to participate in the Stilwell Stock Purchase Plan. The Stilwell Stock Purchase Plan will be administered by Stilwell's Board of Directors or Stilwell's Compensation Committee.

                                   FINANCING

DESCRIPTION OF THE CREDIT FACILITIES

  On May 14, 1999, KCSI renewed a $100 million, 364-day senior unsecured competitive advance/revolving credit facility (the "Credit Facility") with several banks and institutional lenders (the "Lenders"). The Credit Facility has been transferred to Stilwell. The Credit Facility contains interest rates below prime and terms which can be fixed up to the expiration date. Management elected not to renew the Credit Facility upon expiration on May 13, 2000.

  On January 11, 2000, KCSI arranged a new $200 million 364-day senior unsecured competitive Advance/Revolving Credit Facility ("New Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire other debt obligations. Stilwell has assumed the New Credit Facility, including the $125 million borrowed thereunder, thereby reducing its stockholders' equity. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the New Credit Facility. Stilwell may assign and delegate all or a portion of its rights and obligations under the New Credit Facility to one or more of its domestic subsidiaries. In March 2000, Stilwell repaid the $125 million borrowed under the New Credit Facility.

  Two borrowing options are available under the New Credit Facility: a competitive advance option, which is uncommitted, and a committed revolving credit option. Interest on the competitive advance option is based on rates obtained from bids as selected by Stilwell in accordance with the lenders' standard competitive auction procedures. Interest on the revolving credit option accrues based on the type of loan (e.g., Eurodollar, Swingline, etc.), with rates computed using LIBOR plus 0.35% per annum or, alternatively, the highest of the prime rate, the Federal Funds Effective Rate plus 0.005% or the Base Certificate of Deposit Rate plus 1%.

  The New Credit Facility includes a facility fee of 0.15% per annum and a utilization fee of 0.125% on the amount of outstanding loans under the New Credit Facility for each day on which the aggregate utilization of the New Credit Facility exceeds 33% of the aggregate commitments of the various lenders.

  The credit facilities include customary covenants that, among other things, restrict the ability of Stilwell to create liens, incur debt, enter into certain sale and lease-back transactions and transactions with affiliates, transfer assets, merge, maintain specified financial assets and otherwise restrict corporate activities. The credit facilities also contain various financial covenants, including the requirement for Stilwell to maintain specified financial ratios such as maximum leverage, minimum net worth and minimum interest coverage. Because of such financial covenants, maximum utilization of Stilwell's available lines of credit may be restricted. Based on financial information as of March 31, 2000, Stilwell would have the ability to fund the purchase of stock required if all such put rights had been exercised without, in management's judgment, causing a breach of any of Stilwell's current credit facility restrictions. See "Risk Factors-Stilwell May be Required to Purchase or Sell Janus Common Stock." Stilwell has not obtained the concurrence of its lenders with this judgment but the existence of the Janus put rights was disclosed to those lenders at the time they provided the existing credit facilities. In any event, if additional capital is needed for operations or the honoring of the Janus put rights, management would not necessarily rely on existing credit facilities but would likely seek to obtain additional financing on substantially the same terms and conditions as existing credit facilities.

  The credit facilities contain customary events of default, including, but not limited to, failure by Stilwell to satisfy its obligations under the credit facilities, a change of control of Stilwell, events of bankruptcy, insolvency and reorganization and other material indebtedness defaults by Stilwell. See "Risk Factors-Stilwell's Credit Facilities Impose Restrictions on Stilwell's Ability to Conduct Business and may not be Sufficient to Satisfy Stilwell's Capital and Operating Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FINANCING

  The timing of Stilwell's future capital requirements will depend on a number of factors, including the ability of Stilwell to successfully implement its business strategy. In addition, Stilwell, as a continuation of its practice of providing credit facilities to its subsidiaries, has provided an intercompany credit facility to Janus for use by Janus for general corporate purposes, effectively reducing the amount of the credit facilities available for Stilwell's other purposes. Stilwell may also require additional capital sooner than anticipated to the extent that Stilwell's operations do not progress as anticipated or if certain put rights are exercised by Janus stockholders. If all such Janus puts would have been exercised on April 1, 2000, the required payment would have been approximately $833 million. As of March 31, 2000, Stilwell had $200 million in credit facilities available and had cash balances at the Stilwell holding company level in excess of $147.5 million. The market value of Stilwell's 32% investment in DST was approximately $1.38 billion using DST's closing price on the New York Stock Exchange on May 22, 2000. Although Stilwell has no intention of converting this investment into cash, management believes that, if cash were needed to fund the purchase of Janus common stock from minority stockholders, it could liquidate its investment in DST within 120 days and receive approximately $826 million after taking into account payment of approximately $512 million in federal and state income taxes under current statutory rates, underwriting discounts and commissions estimated at $41 million and payment of associated transaction costs, estimated at $900,000. To the extent that available credit facilities, existing cash balances and proceeds from the liquidation of Stilwell's investment in DST were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to the Janus Stock Purchase Agreement, had 120 days to raise additional sums. Stilwell intends to obtain any additional financing for general corporate purposes on terms and conditions substantially similar to the Credit Facility and New Credit Facility. There may not be any required additional capital available on acceptable terms, or at all, and the failure to obtain any such required capital could have a material adverse effect on Stilwell's operations. See "Risk Factors-Stilwell's Credit Facilities Impose Restrictions on Stilwell's Ability to Conduct Business and may not be Sufficient to Satisfy Stilwell's Capital and Operating Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Minority Purchase Agreements."

                                CAPITALIZATION

  Set forth below is the capitalization of Stilwell as of March 31, 2000 and on a pro forma basis to give effect to the Distribution as if the Distribution and related transactions had occurred on that date. The table set forth below should be read in conjunction with the financial statements set forth elsewhere in this Information Statement. The pro forma information may not reflect the capitalization of Stilwell in the future or as it would have been had Stilwell been a separate, independent company.

                                                          March 31, 2000
                                                       Actual       Pro Forma
                                                       ------       ---------
                                                          (in millions)

Debt obligations                                           $  --   $ --
                                                           ------  ------
Equity:
      Preferred Stock, $1.00 par value;
      10,000,000 shares authorized; no shares issued or
      outstanding (no shares, as adjusted)                     --      --

      Common Stock, $.01 par value; 1,000,000,000
      shares authorized; 1,000 issued and outstanding;
      (222,798,708 issued and outstanding,
      as adjusted) (1)                                         --     2.2

      Net investment by KCSI                                106.8      --
      Retained Earnings                                     670.2   670.2

      Accumulated other comprehensive income                112.0   112.0

      Additional paid-in capital                               --   104.6
                                                           ------  ------
           Total Equity                                     889.0   889.0
                                                           ------  ------
Total Capitalization                                       $889.0  $889.0
                                                           ======  ======

(1) Based on an assumed two shares of Stilwell Common Stock for every one share of KCSI Common Stock. There were 111,399,354 shares of KCSI Common Stock issued and outstanding at March 31, 2000. Excludes an estimated 15,765,342 shares of Stilwell Common Stock reserved for issuance upon the exercise of New Stilwell Options granted in connection with the Distribution (assuming that two Stilwell options are granted for every one KCSI stock option).

                                DIVIDEND POLICY

  To date, Stilwell has not declared or paid any dividends on the Stilwell Common Stock, but it anticipates paying cash dividends following the Distribution. The payment of dividends by Stilwell is subject to the discretion of its Board of Directors, and various factors may prevent it from paying dividends. These factors include Stilwell's financial position, its capital requirements and liquidity, the existence of a stock repurchase program, contractual and legal requirements, results of operations and such other factors as Stilwell's Board of Directors may consider relevant. As a holding company, Stilwell's ability to pay dividends is dependent on the dividends and income it receives from its subsidiaries. At the present time Stilwell's primary source of cash is dividends received from Janus. In 1999, Stilwell received $173.2 million in dividends from Janus. Additionally, for the year ended December 31, 1999, Janus represented 95% of Stilwell's revenues and 91% of Stilwell's net income. The payment of dividends by Janus is subject to the discretion of its Board of Directors. Although Stilwell has a contractual obligation to cause such payment, Mr. Bailey has the right to select a majority of that Board, pursuant to the Janus Board Selection Rights. Such majority of directors may determine in their discretion that Janus will not pay dividends for any given year. See "Risk Factors-Various Factors May Hinder the Declaration and Payment of Dividends by Stilwell Following the Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following table presents selected financial data of Stilwell. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Information Statement. The selected financial data for the five years ended December 31, 1999 was derived from the audited consolidated financial statements of Stilwell. The selected financial data as of and for the three months ended March 31, 1999 and 2000 was derived from the unaudited consolidated financial statements of Stilwell, which were prepared on the same basis as the historical audited financial statements.

  The selected financial data set forth below may not be indicative of Stilwell's future performance, and does not necessarily reflect the financial position and results of operations of Stilwell had Stilwell operated as a separate, stand-alone entity during each of the periods presented. In addition to historical earnings per share data based on the Stilwell capital structure as of March 31, 2000 (1,000 shares outstanding), pro forma earnings per share information is presented for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. This pro forma information is presented for comparison purposes to future years and was derived assuming an issuance of two shares of Stilwell Common Stock for every one outstanding share of KCSI Common Stock as of March 31, 2000. In addition, dilutive options were included based on the number of dilutive KCSI stock options assumed to be exercised as of March 31, 2000 in connection with the determination of KCSI's diluted earnings per share computations. Pro forma basic and diluted earnings per share for the year ended December 31, 1999 and for the three months ended March 31, 1999 reflect adjustments for interest expense (at an assumed rate of 6.5%), net of income taxes assumed to be incurred as if the assumption of $125 million of indebtedness from KCSI had occurred as of January 1, 1999. See "Financing-- Description of the Credit Facilities."

                                                             Three Months Ended
                             Year Ended December 31,              March 31,
                 ------------------------------------------  -------------------
                   1995(i)  1996(ii)  1997   1998(iii)  1999    1999    2000(iv)
                   ----     ----      ----   ----       ----    ----    ----
                 (Dollars in Millions, except per share data)    (Unaudited)

FINANCIAL DATA:
--------------

INCOME STATEMENT
  DATA:
Revenues              $236.7  $329.6  $485.1  $670.8  $1,212.3  $233.3  $545.1
Operating expenses     156.5   197.8   285.9   390.2     694.0   136.1   300.2
                      ------  ------  ------  ------  --------  ------  ------
Operating Income        80.2   131.8   199.2   280.6     518.3    97.2   244.9

Equity in earnings
  of unconsolidated
  affiliates            29.6    68.6    24.9    25.8      46.7    11.2    18.8
Gain on litigation
  settlement                                                              44.2
Gain on sale of Janus
  common stock                                                            15.1
Reduction in
  ownership of DST       --      --      --    (29.7)      --      --      --
Gain on sale
  of DST               296.3     --      --      --        --      --      --
Other, net               3.7     8.2     5.8    12.6      21.5     3.9     7.3
                      ------  ------  ------  ------  --------  ------  ------
Pretax Income          409.8   208.6   229.9   289.3     586.5   112.3   330.3
Income tax
  provision            181.3    58.2    87.0   103.7     216.1    40.1   114.3
Minority interest       10.5    15.8    24.9    33.4      57.3    11.2    27.3
                      ------  ------  ------  ------  --------  ------  ------
Net Income            $218.0  $134.6  $118.0  $152.2  $  313.1  $ 61.0  $188.7
                      ======  ======  ======  ======  ========  ======  ======


Per Share Data:
Weighted Average
  Common shares
  outstanding             1,000     1,000     1,000     1,000     1,000     1,000     1,000

Basic Earnings
  per share            $218,000  $134,600  $118,000  $152,200  $313,100  $ 61,000  $188,700
Diluted Earnings
  per share             218,000   134,000   117,400   149,900   308,300    60,200   186,400

Pro Forma
  Per Share Data:
    Common shares
    outstanding (in
    thousands)                                                  222,799   222,799   222,799

Basic Earnings per share                                        $  1.38   $  0.27   $  0.85

    Diluted Common
    shares outstanding
    (in thousands)                                              230,760   230,760   230,760

Diluted Earnings per share                                      $  1.31   $  0.26   $  0.81


                                                                         Three Months Ended
                                             December 31,                     March 31,
                           -------------------------------------------   -------------------
                           1995      1996      1997     1998     1999      1999      2000(iv)
                           ----      ----      ----     ----     ----      ----      ----

BALANCE SHEET DATA:
Total Assets               $475.2   $548.2   $672.6   $822.9   $1,231.5   $868.1   $1,432.7
Long term obligations:
   Third Parties              0.4      0.1     --        --        --        --        --
   KCSI                        --    117.3     84.1     16.6       --        --        --

Cash dividends per
   Common share               n/a     n/a      n/a      n/a        n/a       n/a      n/a


OPERATING DATA:
---------------

Total Assets Under
    Management
   (in billions)           $ 34.5   $ 50.3   $ 71.6   $113.1   $  257.4   $141.7   $  324.9

Total Shareowner
   Accounts
   (in millions)              2.5      2.5      2.7      3.0        4.3      3.4        5.5

[FN]
<F1>
(i) Reflects DST as an unconsolidated affiliate as of January 1, 1995 due to the DST public offering and associated transactions completed in November 1995, which reduced Stilwell's ownership of DST to approximately 41% and resulted in deconsolidation of DST from Stilwell's consolidated financial statements. The public offering and associated transactions resulted in a $144.6 million after-tax gain to Stilwell.

<F2>
(ii) Includes a one-time after-tax gain of $47.7 million, representing Stilwell's proportionate share of the one-time gain recognized by DST in connection with the merger of The Continuum Company, Inc. ("Continuum"), formerly a DST equity affiliate, with Computer Sciences Corporation ("CSC")in a tax-free share exchange.
<F3>
(iii) Includes a one-time non-cash charge of $36.0 million ($23.2 million after-tax) resulting from the merger of a wholly-owned subsidiary of DST with USCS International, Inc. ("USCS"). The merger was accounted for by DST under the pooling of interests method. The charge reflects Stilwell's reduced ownership of DST (from 41% to approximately 32%), together with Stilwell's proportionate share of DST and USCS fourth quarter merger-related costs.
<F4>
(iv) Includes two one-time gains: a) a $27.3 million (after-tax) gain on the settlement of litigation with a former equity affiliate; and b) a $15.1 million (after-tax) gain resulting from the sale by Stilwell of 192,408 shares of Janus common stock to Janus, which reduced Stilwell's ownership in Janus to approximately 81.5%.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The discussion set forth below, as well as other portions of this Information Statement, contains comments not based upon historical fact. Such forward-looking comments are based upon information currently available to management and management's perception thereof as of the date of this Information Statement. Readers can identify these forward-looking comments by the use of such verbs as "expects," "anticipates," "believes" or similar verbs or conjugations of such verbs. The actual results of operations of Stilwell could materially differ from those indicated in forward-looking comments. The differences could be caused by those factors identified in the section of this Information Statement which identifies risk factors, which are hereby incorporated by reference herein or by other factors which Stilwell has not yet identified. Readers are strongly encouraged to consider these factors when evaluating any forward-looking comments. Stilwell will not update any forward-looking comments set forth in this Information Statement.

  This discussion and the financial statements included in this Information Statement were prepared by attributing the historical data for the financial services segment of KCSI to Stilwell utilizing accounting policies consistent with those applied to the preparation of KCSI's historical financial statements. Since the financial services business was operated as part of KCSI during the period presented, such financial information and statements may not necessarily reflect the results of operations or financial position of Stilwell or what the results of operations would have been if Stilwell had been a separate, independent company during those periods.

  As a result, within this Management's Discussion and Analysis of Financial Condition and Results of Operations, historical transactions and events involving KCSI's financial services segment are discussed as if Stilwell were the entity involved in the transaction or event, unless otherwise indicated. Unless otherwise stated or the context otherwise requires, references herein to Stilwell include Stilwell's direct and indirect subsidiaries and equity investments. Also, intercompany transactions between Stilwell and KCSI during the periods covered herein are reflected as transfers from or dividends to KCSI.

  The discussion herein is intended to clarify and focus on Stilwell's results of operations, certain changes in its financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included in this Information Statement. This discussion should be read in conjunction with these consolidated financial statements, the related notes and the Report of Independent Accountants thereon, and is qualified in its entirety by reference thereto.

RESULTS OF OPERATIONS

SIGNIFICANT DEVELOPMENTS

  Consolidated operating results from 1997 to 1999 were affected by the following significant developments.

  SALE OF JANUS STOCK. In the first quarter of 2000, Stilwell sold to Janus, for treasury, 192,408 shares of Janus common stock and such shares will be available for awards under Janus' recently adopted Long Term Incentive Plan. Janus has agreed that for so long as it has available shares of Janus common stock for grant under that plan, it will not award phantom stock, stock appreciation rights or similar rights. In first quarter 2000, Janus issued 35,670 shares of its stock to Janus employees as restricted stock. The sale of shares by Stilwell and the reissuance of shares to Janus employees as restricted stock resulted in an after-tax gain to Stilwell of approximately $15.1 million and reduced Stilwell's ownership of Janus to approximately 81.5%. After this first quarter 2000 issuance, more than 168,000 shares of Janus common stock remain in treasury for use in connection with Janus' Long Term Incentive Plan. Upon the issuance of all of these shares in future years, Stilwell's ownership interest in Janus will be 80.1%. See Note 16 to the Stilwell consolidated financial statements.

  LITIGATION SETTLEMENT. In January 2000, Stilwell received approximately $44.2 million in connection with the settlement of a legal dispute related to a former equity investment. The settlement agreement resolves all outstanding issues related to this former equity investment. In the first quarter of 2000, Stilwell recognized an after-tax gain of approximately $27.3 million as a result of this settlement.

  DST MERGER. On December 21, 1998, DST and USCS announced the completion of the merger of USCS with a wholly-owned DST subsidiary. Under the terms of the merger, USCS became a wholly-owned subsidiary of DST. The merger, accounted for as a pooling of interests by DST, expands DST's presence in the output solutions and customer management software and services industries. DST issued approximately 13.8 million shares of its common stock in the transaction, reducing Stilwell's ownership interest from 41% to approximately 32%. Stilwell recorded a one-time pretax non-cash charge of approximately $36.0 million ($23.2 million after-tax), reflecting Stilwell's reduced ownership of DST and Stilwell's proportionate share of DST and USCS costs incurred in the fourth quarter related to the merger. Stilwell accounts for its investment in DST under the equity method.

  ASSET IMPAIRMENT CHARGES. In connection with Stilwell's review of its accounts for the year ended December 31, 1997 in accordance with its established accounting policies, $15.7 million of asset impairment charges were recorded during fourth quarter 1997. After consideration of related tax effects, these charges reduced consolidated earnings by $14.6 million. The asset impairment charges included a $12.7 million impairment of goodwill associated with Stilwell's investment in Berger. This charge was recorded because management determined that a portion of the carrying value of the investment in Berger, including identifiable intangible assets and goodwill, was not recoverable, primarily due to below-peer performance and growth of the core Berger funds. In addition, the charges included a $3.0 million allowance for a non-core cost investment reflecting recoverability issues.

OVERVIEW

  On January 23, 1998, KCSI formed Stilwell as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI. The primary entities comprising the financial services segment are Janus, an 81.5% owned subsidiary; Berger, of which SMI owns 100% of the Berger preferred limited liability company interests and approximately

86% of the Berger regular limited liability company interests; Nelson, an 80% owned subsidiary; DST, an equity investment in which SMI holds an approximate 32% interest; and the Miscellaneous Corporations. KCSI transferred to Stilwell KCSI's ownership interests in Janus, Berger, Nelson, DST, the Miscellaneous Corporations and certain other financial services-related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 1999

  Stilwell's revenues, operating income and net income (with subsidiary information exclusive of holding company amortization and interest costs attributed to the respective subsidiary) were as follows (in millions):


                               Three Months
                              Ended March 31,
                            -------------------
                              1999     2000(i)
                            --------  ---------
REVENUES:
     Janus                   $220.7   $523.1
     SMI and Berger             8.5     16.7
     Other                      4.1      5.3
                             ------   ------
       Total                 $233.3   $545.1
                             ======   ======

OPERATING INCOME (LOSS):
     Janus                   $103.1   $250.6
     SMI and Berger             0.5      4.7
     Other                     (6.4)   (10.4)
                             ------   ------
       Total                 $ 97.2   $244.9
                             ======   ======

NET INCOME:
     Janus                   $ 53.9   $130.2
     SMI and Berger(ii)         1.2      3.9
     Other(ii)                  5.9     54.6
                             ------   ------
       Total                 $ 61.0   $188.7
                             ======   ======

(i) Stilwell recorded two one-time gains during first quarter 2000: a) a $27.3 million (after-tax) gain resulting from the settlement of litigation with a former equity affiliate; and b) a $15.1 million (after-tax) gain resulting from the sale by Stilwell of 192,408 shares of Janus common stock to Janus. See "Significant Developments" above for additional information.
(ii) DST results are included in "Net Income-Other."

Assets under management as of March 31, 1999 and 2000 were as follows (in billions):

                                                  Three Months
                                                     March 31,
                                             ----------------------
                                             1999              2000
                                             ----              ----

JANUS
  Janus Advised Funds:
    Janus Investment Funds (i)               $ 96.1             $218.2
    Janus Aspen Series (ii)                     7.6               24.0
    Janus Money Market Funds                    6.3                9.4
    Janus World Funds Plc (iii)                 0.3                3.4


                                             ------             ------
      Total Janus Advised Funds               110.3              255.0

   Janus Sub-Advised Funds
     and Private Accounts                      26.5               60.3
                                             ------             ------
       Total Janus                            136.8              315.3
                                             ------             ------

BERGER
    Berger Advised Funds                        3.5                7.4
    Berger Sub-Advised Funds and
      Private Accounts and
      B/B Isle Separate Accounts                0.2                0.8
                                             ------             ------
       Total Berger                             3.7                8.2
                                             ------             ------

 NELSON                                         1.2                1.4
                                             ------             ------
   Total Assets Under Management             $141.7             $324.9
                                             ======             ======

(i)   Excludes money market funds.
(ii) The Janus Aspen Series consists of eleven portfolios offered through variable annuity and variable life insurance contracts, and certain qualified pension plans.
(iii) The Janus World Funds Plc are a group of Ireland-domiciled funds introduced in December 1998.

  For the three months ended March 31, 2000, Stilwell reported consolidated earnings of $188.7 million, a $127.7 million increase over first quarter 1999. Exclusive of the one-time items discussed in "Significant Developments" above, ongoing net income was $85.3 million, or 140%, higher than comparable 1999. Due to a 126% increase in average assets under management quarter to quarter, Stilwell consolidated revenues reached $545.1 million, an increase of 134% over prior year, and consolidated operating margins improved to 44.9% versus 41.7% in first quarter 1999. These improved revenues and operating margins resulted in a 152% increase in operating income (to $244.9 million).

  Assets under management increased more than $67.5 billion during the three months ended March 31, 2000, reaching $324.9 billion. Net sales and market appreciation for the quarter totaled $42.8 and $24.7 billion, respectively, with Janus contributing $42.1 and $23.6 billion of the respective totals. Average assets under management for the three months ended March 31, 2000 were 126% higher than the same period in 1999. In addition, shareowner accounts grew more than 28% during first quarter 2000, surpassing 5.5 million as of March 31, 2000.

  Consolidated operating expenses increased 121% (to $300.2 million) in first quarter 2000 compared to 1999, largely reflecting the significant growth in revenues. Higher expenses were evident in the following components: i) salaries and wages, primarily due to investment performance-based incentive compensation and an increased number of employees; ii) alliance and third party administrator fees resulting from increased assets under management through this distribution channel; and iii) marketing and promotion, reflecting efforts to capitalize on strong investment performance by both Janus and Berger in the last two years. Additionally, depreciation and amortization increased by 129% as a result of the significant infrastructure developments by Janus, as well as amortization associated with the deferred commissions paid on the Janus World Funds B shares.

  Equity in net earnings of DST for the three months ended March 31, 2000 improved to $18.0 million from $10.7 million in 1999. This $7.3 million improvement includes approximately $3.6 million from two non-recurring DST items
- a gain on the settlement of a legal dispute with a former equity affiliate and gains related to sales of marketable securities. Exclusive of these DST gain items, Stilwell's proportionate share of DST earnings improved $3.7 million due to the following: i) a 14.1% increase in revenues, reflecting growth in the financial services segment (shareowner accounts serviced reached 61.0 million as of March 31, 2000 compared to 56.4 million at December 31, 1999 and 51.6 million at March 31, 1999) and output solutions segment; and ii) improved consolidated operating margins.

  The 102% increase in the Other, net component of the Consolidated Statement of Income quarter to quarter is attributable to realized gains by Janus on the sale of short-term investments, higher interest income resulting from an increase in cash and gains resulting from the issuance of Janus shares to certain of its employees, which reduced Stilwell's ownership of Janus.

  A brief discussion of significant Janus, Berger and Nelson items during the three months ended March 31, 2000 follows:

   JANUS
   -----

   Janus assets under management increased $65.8 billion during first quarter 2000 and $178.5 billion from March 31, 1999. Janus' net sales growth for the three months ended March 31, 2000 was more than 40% of the total growth experienced during all of 1999. This growth generally reflects ongoing favorable investment performance by the various funds/portfolios within the Janus group of mutual funds (as demonstrated by market appreciation of approximately $23.6 billion in first quarter 2000), marketing and promotional efforts and competitive levels of expenses and fees compared to industry standards.

   BERGER
   ------

   Berger assets under management increased 24% (to $8.2 billion) during the three months ended March 31, 2000 and 122% compared to the $3.7 billion in assets under management at March 31, 1999. For the first time in over two years, Berger's shareowner accounts increased during a quarter - almost 7% - reflecting positive investment performance during 1999 and first quarter 2000.

   NELSON
   ------

   Nelson's assets under management increased to (Pound)866 million, a 3% and 17% improvement compared to asset levels at December 31, 1999 and March 31, 1999, respectively. Nelson continues its expansion efforts and

   Stilwell expects that during this phase of Nelson's development, Nelson will operate at a loss. These losses, however, are not expected to have a material impact on Stilwell's results of operations or financial position.

YEAR TO YEAR COMPARISONS

  Stilwell's revenues, operating income and net income (with subsidiary information exclusive of amortization and interest costs attributed to the respective subsidiary) were as follows (in millions):

                                    December 31,
                             1997    1998 (i)    1999
                            -------  --------  ---------

REVENUES:
     Janus                  $450.1    $626.2   $1,155.3
     SMI and Berger           34.9      33.5       40.0
     Other                     0.1      11.1       17.0
                            ------    ------   --------
       Total                $485.1    $670.8   $1,212.3
                            ======    ======   ========

OPERATING INCOME (LOSS):
     Janus                  $226.6    $296.7   $  539.5
     SMI and Berger            3.8       4.9        2.9
     Other                   (31.2)    (21.0)     (24.1)
                            ------    ------   --------
       Total                $199.2    $280.6   $  518.3
                            ======    ======   ========

NET INCOME (LOSS):
     Janus                  $119.9    $164.0   $  284.1
     SMI and Berger(ii)        2.7       3.9        4.4
     Other(ii)                (4.6)    (15.7)      24.6
                            ------    ------   --------
       Total                $118.0    $152.2   $  313.1
                            ======    ======   ========

(i) Includes a one-time non-cash charge of $36.0 million ($23.2 million after-tax) resulting from the merger of a wholly-owned subsidiary of DST with USCS. The merger was accounted for by DST under the pooling of interests method. The charge reflects Stilwell's reduced ownership of DST (from 41% to approximately 32%), together with Stilwell's proportionate share of DST and USCS costs in the fourth quarter related to the merger.
(ii) DST results are included in "Net Income-Other."

Assets under management as of December 31, 1996, 1997 and 1998 were as follows (in billions):


                                                  December 31,
                                     1997            1998              1999
                                     ----            ----              ----
 JANUS
  Janus Advised Funds


    Janus Investment Funds            $48.7           $ 75.9           $171.8
    Janus Aspen Series                  3.3              6.2             17.4
    Janus Money Market Funds            2.6              4.8              1.4
    Janus World Funds Plc                --              0.1              9.4
                                      -----           ------           ------
      Total Janus Advised Funds        54.6             87.0            200.0
   Janus Sub-Advised Funds
     and Private Accounts              13.2             21.3             49.5
                                      -----           ------           ------
       Total Janus                     67.8            108.3            249.5
                                      -----           ------           ------

 BERGER
    Berger Advised Funds                3.3              3.5              6.0
    Berger Sub-Advised Funds and
     Private Accounts and
     B/B Isle Separate Accounts         0.5              0.2              0.6
                                      -----           ------           ------
       Total Berger                     3.8              3.7              6.6
                                      -----           ------           ------

 NELSON                                  --              1.1              1.3
                                      -----           ------           ------
 Total Assets Under Management        $71.6           $113.1           $257.4
                                      =====           ======           ======

  Stilwell reported 1999 net income of $313.1 million, an increase of 106% compared to $152.2 million in 1998. Exclusive of the one-time charges associated with the DST merger in 1998, net income was $137.7 million (79%) higher than 1998. Revenues increased $541.5 million, or 81%, over 1998, leading to higher operating income. Efforts to maintain costs consistent with the level of revenues resulted in an operating margin of 43%, improved over the 42% in 1998. Total assets under management increased $144.3 billion (128%) during 1999, reaching $257.4 billion at December 31, 1999. Total shareowner accounts exceeded 4.3 million as of December 31, 1999, a 43% increase over 1998. Equity earnings from DST for the year ended December 31, 1999 increased 45% versus comparable 1998 (exclusive of fourth quarter merger-related costs).

  Stilwell reported earnings of $152.2 million in 1998 versus $118.0 million in 1997. Exclusive of the one-time items recorded in both years as discussed in the "Significant Developments" section above, earnings were $42.8 million, or 32%, higher than 1997. Revenues increased $185.7 million, or 38%, over 1997, leading to higher operating income. While operating income increased, efforts to ensure an adequate infrastructure to provide for consistent, reliable and accurate service to investors caused a decrease in operating margins in 1998, from 44% for the year ended December 31, 1997 (exclusive of one-time charges) to 42% for the year ended December 31, 1998. Total assets under management increased $41.5 billion, or 58%, during 1998, reaching $113.1 billion at December 31, 1998. Total shareowner accounts exceeded three million as of December 31, 1998, a 12% increase over 1997.

  Increases in Stilwell's revenue and operating income are a direct result of growth in assets under management. Assets under management and shareowner accounts have grown in recent years from a combination of new money investments (i.e., fund sales) and market appreciation. Fund sales have risen in response to marketing efforts, favorable fund performance, introduction and market reception of new products and the current popularity of no-load mutual funds. Market appreciation has resulted from increases in investment values.

  Following is a detailed discussion of the operating results of the primary subsidiaries of Stilwell.

JANUS CAPITAL CORPORATION

1999

  In 1999, assets under management increased 130.5% to $249.5 billion from $108.3 billion, as a result of net sales of $56.3 billion and market appreciation of $84.9 billion. Equity portfolios comprise 95% of all assets under management at the end of 1999.

  Excluding money market funds, 1999 net sales of Janus Investment Funds, Janus Aspen Series and Janus World Funds were $42.2 billion and net sales of the Janus Subadvised Funds and Private Accounts totaled $10.0 billion. Total Janus shareowner accounts increased over 1.3 million, or 49%, to 4.1 million.

  Investment management, shareholder servicing and fund administration revenue increased $529.1 million, or 85% in 1999, to $1.2 billion as a result of the increase in assets under management. Aggregate fee rates declined from 1997 to 1999.

  Operating expenses increased 87% from $329.5 million to $615.8 million in 1999 as a result of the significant increase in assets under management, additional employees, facilities and other infrastructure-related costs. Approximately 56% of Janus' 1999 operating expenses consist of variable costs that generally increase or decrease with fluctuations in management fee revenue. An additional 15% of operating expenses (principally advertising, promotion, sponsorships, pension plan and other contributions) are discretionary on a short-term basis.

  The following highlights changes in key expenses in 1999 from 1998:

- Employee compensation and benefits increased $144 million, or 91%, primarily attributable to increased incentive and base compensation. Additionally, Janus experienced significant overtime compensation, which was required to manage the rapid growth in investor activity. Incentive compensation increased due to the growth in management fee revenue and achievement of investment and financial performance goals. For the twelve months and thirty-six months ended December 31, 1999, over 99% of assets under management were ranked within the first quartile of investment performance as compared to their respective peer groups and over 97% outperformed their respective index (as defined pursuant to compensation agreements). Base compensation increased due to a 68% increase in full-time employees from approximately 1,300 at the end of 1998 to approximately 2,200 at December 31, 1999.

- Fees paid to alliance and mutual fund supermarket increased $77 million, or 124%, due principally to the growth in assets under management being distributed through these channels. Such assets increased from $32.3 billion at December 31, 1998 to $82.4 billion at December 31, 1999.

- Marketing, promotional and advertising expenditures increased 41% to $56.9 million. Janus continued to promote brand awareness through print, television and radio media channels.

- Depreciation and amortization increased $9.8 million, or 141%, due to continued infrastructure spending discussed below.

- Sales commissions paid in 1999 related to sales of certain fund shares, known as B shares, in Janus World Funds Plc. These payments increased by $29.5 million to $31.7 million from $2.2 million in 1998. Amortization of these payments amounted to $8.1 million and $154,000 in 1999 and 1988, respectively.

1998

  In 1998, assets under management increased 59.7% to $108.3 billion as a result of net fund sales of $13.4 billion and market appreciation of $27.1 billion. Approximately $87.0 billion was invested in the Janus Advised Funds with the remainder held by the Janus Sub-Advised Funds and Private Accounts. Equity portfolios comprised 94% of total assets under management at December 31, 1998.

  Excluding money market funds, 1998 net sales of the Janus Investment Funds, Janus Aspen Series and Janus World Funds were $11.3 billion and net sales of Janus Sub-Advised Funds and Private Accounts totaled $1.6 billion. Total Janus shareowner accounts increased 353,000, or 15%, to 2.7 million.

  Janus' revenues increased $176.1 million (39%) to $626.2 million in 1998, driven by the significant growth in assets under management year to year.

  Exclusive of $2.6 and $2.2 million in amortization costs attributed to Janus in 1998 and 1997, respectively, operating expenses increased 47% from $223.5 million in 1997 to $329.5 million in 1998. This increase reflects the significant growth in assets under management and revenues, as well as Janus' efforts to develop its infrastructure to ensure consistent quality of service. Approximately 47% of Janus' 1998 operating expenses were variable items such as incentive compensation and mutual fund supermarket fees, 19% were discretionary items such as marketing and pension plan contributions and the remainder were fixed. The levels of profitability sustained in the recent past may not continue.

 A brief discussion of key expense increases follows:

- Employee compensation and benefits increased $45 million, or 40%, in 1998 compared to 1997 due to an increased number of employees (including senior investment management, marketing and administration employees, as well as additional shareowner servicing and technology support personnel) and incentive compensation. Incentive compensation increased principally due to growth in assets under management combined with strong investment performance. In particular, portfolio management incentive compensation - formulated to reward top investment performance - approached its highest possible rate in 1998 as a result of more than 93% of assets under management ending 1998 in the top quartile of investment performance compared to their respective peer groups (as defined pursuant to compensation agreements).

- Alliance and mutual fund supermarket fees increased 65% in 1998 to $62.3 million. This increase was principally due to an increase in assets under management being distributed through these channels, from $19.0 billion at December 31, 1997 to $32.3 billion at December 31, 1998.

- Marketing, promotional and advertising expenditures increased $17.5 million during 1998 to capitalize on generally favorable market conditions, to respond to market volatility and to continue establishing the Janus brand.

- Depreciation and amortization increased $2.3 million in 1998 compared to 1997 due to increased infrastructure spending as discussed below.

GENERAL

  The growth in Janus' assets under management over the past several years is a function of several factors including, among others: (i) market-leading, exceptional investment performance for the one and three year periods and for the life of fund for most mutual funds under management; (ii) strong equity securities markets worldwide; (iii) a strong brand awareness; and (iv) effective use of third party distribution channels for both retail and sub-advised products.

  Since 1996, Janus has introduced eight new domestic funds -- four in the Janus Investment Funds and four in the Janus Aspen Series. Additionally, to continue to achieve optimal results for investors, Janus closed two of its most popular funds recently. With assets growing substantially during the year, Janus Twenty Fund was closed in April 1999 and Janus Global Technology Fund was closed in January 2000. In December 1999, Janus announced plans to open Janus Strategic Value Fund, which opened in early 2000.

  International, or offshore, operations increased assets under management by $1.4 billion in 1999, due to $1.1 billion in net sales and $337 million in market appreciation. Most of this growth was in the Janus World Funds which is a group of offshore multiclass funds introduced in December 1998 modeled after certain of the Janus Investment Funds and domiciled in Dublin, Ireland. These operations incurred an operating loss of $7.8 million (before taxes). Due to significant expansion currently underway, such operations are not expected to generate a profit in 2000. The majority of Janus World Funds sales were made into the funds' class B shares, which require Janus to advance sales commissions to various financial intermediaries. Janus paid $29.5 million in commissions during 1999. Amounts paid for commissions were not material in 1998. Continued growth in these funds may impact liquidity and cash resources. See "Results of Operations-Liquidity."

  In 1999 and 1998, Janus invested more than $56 million and $37 million, respectively, on infrastructure development to ensure uninterrupted service to shareowners; to provide up-to-the minute investment and securities trading data; to improve operating efficiency; to integrate information systems; and to obtain additional physical space for expansion. Net occupied lease space increased by 251,000 square feet during 1999 to 686,000 square feet, with an additional 67,000 square feet occupied as of March 31, 2000. Infrastructure efforts in 1999 focused on the following:

- Increases in shareholder servicing capacity. Over 170,000 square feet was added in Denver and Austin to accommodate additional telephone representatives and shareholder processing personnel. Additions to telephone infrastructure were made during 1999 that allow for over 2,600 concurrent investor service calls to be received versus approximately 1,600 at the start of 1999. Additionally, XpressLine, Janus' automated call system, was expanded to handle 218,000 calls per day and 35,000 calls per hour.

- Continued development and enhancement of Janus' web site. In 1999, features were added to allow investors to execute most transactions (purchases, redemptions and exchanges) on-line, to access account information on-line, to select the preferred method of statement delivery (paper or electronic), to allow a Janus Investor Services representative to access copies of shareholder statements to assist with investor questions, and to provide information for institutional relationships. Capacity was expanded to handle over 300,000 visits per day. Janus intends to maintain a 100% web capacity reserve.

Infrastructure efforts in 1998 included the following:

- An enterprise-wide reporting system, producing more efficient and timely management reporting and allowing full integration of portfolio management, human resources, budgeting and financial systems;

- A second investor service and data center opened in Austin, Texas in 1998, including redundant data and telephone connections to allow the facility to operate in the event that Denver facilities and personnel become unavailable;

- An upgrade of Janus' web site, providing shareowners the opportunity to customize their respective personal Janus home pages and to process most transactions on-line; and

- Improvements of physical facilities, producing a more efficient workspace and allowing Janus to accommodate additional growth and technology.

SMI AND BERGER
--------------

1999

  Berger reported 1999 net earnings of $4.4 million compared to $3.9 million in 1998, exclusive of $4.5 million in holding company amortization charges attributed to the investment in Berger in 1999 and 1998. Total assets under management held by the Berger funds as of December 31, 1999 increased to $6.6 billion, up 78% from the $3.7 billion as of December 31, 1998. This increase resulted from market appreciation of $2.3 billion and net sales of $0.6 billion. Total Berger shareowner accounts decreased approximately 13% during 1999, primarily within Berger funds introduced prior to 1997 (e.g., Berger Growth Fund
- formerly the Berger One Hundred Fund and the Berger Growth & Income Fund, formerly the Berger One Hundred and One Fund). In contrast, the number of accounts in the funds introduced since 1997 increased 56% year to year. These fluctuations in shareowner accounts generally are indicative of recent performance compared to peer groups.

  Due to the increased level of assets under management throughout 1999, revenues increased approximately 19% compared to 1998. Berger's 1999 operating expenses increased approximately $8.5 million (30%) over 1998, resulting in lower operating margins in 1999 versus 1998. This increase in expenses was primarily due to higher salaries and wages costs in second and third quarters associated with management realignment and a change in corporate structure as discussed below. Without these reorganization costs, margins improved approximately four percentage points. Higher costs also occurred in third party distribution costs and investment performance-based incentive compensation.

  Berger recorded $2.3 million in equity earnings from its joint venture investment, BBOI Worldwide LLC ("BBOI"), for the year ended December 31, 1999 compared to $1.5 million in 1998. This increase reflects continued growth in BBOI assets under management, which totaled $943 million at December 31, 1999 versus $522 million at December 31, 1998 (including, in both years, private accounts not reported in Berger's total assets under management). However, BBOI will be dissolved by the end of 2000.

1998

  Berger reported 1998 net earnings of $3.9 million compared to $2.7 million in 1997, exclusive of amortization charges attributed to Berger in both years. Total assets under management held by the Berger Complex declined slightly to $3.7 billion as of December 31, 1998. This decline was attributable to market appreciation of $0.6 billion, more than offset by net redemptions of $0.7 billion. While total Berger shareowner accounts decreased approximately 13% during 1998, primarily within the Berger Growth Fund, the number of accounts in the funds introduced during 1997 and 1998 increased 88% year to year. These fluctuations in shareowner accounts generally are indicative of recent performance compared to peer groups.

  As a result of fluctuations in the level of assets under management throughout 1998, revenues decreased approximately 4% in 1998 from 1997. Berger's 1998 operating expenses were essentially even with 1997. While reductions in marketing costs resulted from a more targeted advertising program, these savings were offset by higher salaries and wages resulting from an increased average number of employees during 1998 versus 1997. Amortization expense attributed to Berger was lower in 1998 due to reduced goodwill from the 1997 impairment discussed previously.

  Berger recorded $1.5 million in equity earnings from its joint venture investment, BBOI, for the year ended December 31, 1998 compared to $0.6 million in 1997. This increase reflects continued growth in BBOI assets under management, which totaled (including, in both years, private accounts not reported in Berger's total assets under management) $522 million at December 31, 1998 versus $161 million at December 31, 1997.

GENERAL
-------

BERGER LLC FORMATION AND OWNERSHIP HISTORY. On September 30, 1999, Berger Associates, Inc. ("BAI") assigned and transferred its operating assets and business to its subsidiary, Berger LLC, a limited liability company. In addition, BAI changed its name to Stilwell Management, Inc. ("SMI"). SMI owns 100% of the preferred limited liability company interests and approximately 86% of the regular limited liability company interests in Berger. The remaining 14% of regular limited liability company interests were issued to key SMI and Berger employees, resulting in a non-cash compensation charge. Additionally, in late 1999 Stilwell contributed to SMI the approximate 32% investment in DST.

  Prior to the change in corporate form discussed above, the Company owned 100% of BAI. The Company increased its ownership in BAI to 100% during 1997 as a result of BAI's purchase, for treasury, of common stock from minority shareholders and the acquisition by KCSI of additional BAI shares from a minority shareholder through the issuance of 330,000 shares of KCSI common stock. In connection with these transactions, BAI granted options to acquire shares of its stock to certain employees. All of the outstanding options were cancelled upon formation of Berger. This transaction resulted in approximately $17.8 million of goodwill, which is being amortized over 15 years. However, the Company recorded a $12.7 million impairment of goodwill associated with the investment in Berger. The Company determined that a portion of the goodwill recorded in connection with the Berger investment was not recoverable, primarily due to below-peer performance and growth of the core Berger funds in 1996 and 1997.

  The Company's 1994 acquisition of a controlling interest in BAI was completed under a Stock Purchase Agreement ("BAI SPA") covering a five-year period ending in October 1999. Pursuant to the BAI SPA, the Company was required to make additional purchase price payments based upon BAI attaining certain incremental levels of assets under management up to $10 billion by October 1999. The Company paid $3.0 million under this BAI SPA in 1999. No payments were made during 1998. In 1997, the Company made additional payments of $3.1 million. These payments represent adjustments to the purchase price and the resulting goodwill is being amortized over 15 years.

  During the period from 1997 to 1999, Berger introduced six new equity funds: the Berger Mid Cap Value Fund; the Berger Small Cap Value Fund; the Berger Balanced Fund; the Berger Mid Cap Growth Fund; the Berger Select Fund; and, most recently, the Berger Information Technology Fund. These funds held approximately $1.5 billion of assets under management at December 31, 1999, more than three times the $493 million at December 31, 1998. The core Berger funds (i.e., those introduced by Berger prior to 1997) gained more than $1.4 billion in assets under management during 1999, reversing these funds' experience during 1998 and 1997.

  In second quarter 1999, Berger appointed a new president and chief executive officer and realigned the management of several of its advised funds, including the Berger Growth Fund, the Berger Balanced Fund and the Berger Select Fund. Berger believes these changes improve its opportunity for growth in the future.

  At December 31, 1999 and 1998, approximately 28.0% and 27.6%, respectively, of Berger's total assets under management were generated through mutual fund supermarkets and other third party distribution channels.

NELSON MONEY MANAGERS PLC

ACQUISITION OF NELSON. On April 20, 1998, Stilwell completed the acquisition of 80% of Nelson, an investment adviser and manager based in the United Kingdom. Nelson provides investment advice and investment management services in the United Kingdom primarily to individuals who are retired or contemplating retirement. Nelson managed approximately $1.3 billion ((Pound)844 million) in assets as of December 31, 1999. The acquisition, which was accounted for as a purchase, was completed using a combination of cash, KCSI Common Stock and notes payable. The KCSI Common Stock issued in connection with the transaction has been reflected as a contribution from KCSI to Stilwell in the consolidated financial statements. The total purchase price was approximately $33 million, and the amount in excess of the fair market value of the net tangible and identifiable intangible assets received was recorded as goodwill, to be amortized over a period of 20 years. If the acquisition of Nelson had been completed January 1, 1998, inclusion of Nelson's results on a pro forma basis would not have been material to Stilwell's consolidated results of operations for the year ended December 31, 1998.

1999

  For the year ended December 31, 1999, Nelson reported a net loss of $1.4 million compared to net income of $0.6 million for the period from acquisition to December 31, 1998 (exclusive of holding company amortization costs attributed to the investment in Nelson in both years). This decline resulted from Nelson's efforts to expand its revenue base through the use of its proprietary investment services in broader markets, as well as through brand-awareness and marketing programs initiated late in second quarter 1999. Revenues, which are earned based on a percentage of funds under management together with a fee on the client's initial investment, were higher in 1999 compared to 1998 due to higher assets under management and inclusive of a full year of Nelson revenues. Costs were higher in 1999, indicative of Nelson's growth efforts. Specifically, increases occurred in salaries and wages (reflecting growth in the number of employees), administration costs (infrastructure and training efforts) and advertising costs.

1998

  Nelson contributed $0.6 million to consolidated net income in 1998 (exclusive of the $1.3 million of holding company amortization charges attributed to the investment in Nelson), reflecting the nine months of results since being acquired by KCSI. Nelson revenues were $11.1 million for the period from acquisition to year end 1998. Operating expenses, exclusive of amortization of intangibles, totaled $9.9 million. The intangible amounts associated with the acquisition of Nelson are being amortized over a 20 year period.

EQUITY IN EARNINGS OF DST

  Equity earnings from DST totaled $44.4 million for 1999 versus $30.6 million in 1998 (exclusive of one-time fourth quarter merger-related charges). Improvement in revenues, operating margins and DST's equity earnings of unconsolidated affiliates contributed to this increase year to year, as did the required capitalization of internal use software development costs totaling approximately $20.9 million (DST's pretax total). Consolidated DST revenues increased 9.8% over the prior year, reflecting higher financial services and output solutions revenues. U.S. mutual fund shareowner accounts processed increased to 56.4 million compared to 49.8 million as of December 31, 1998.

  Exclusive of the one-time fourth quarter merger-related charges resulting from the DST and USCS merger, equity earnings from DST increased $6.3 million to $30.6 million for the year ended December 31, 1998. This improvement over 1997 was attributable to revenue growth resulting from a 10.7% increase in mutual fund shareowner accounts serviced (reaching 49.8 million at December 31, 1998), improved international operating results and higher operating margins year to year (15.1% versus 14.2% in 1997).

  As discussed in the "Significant Developments" section above, fourth quarter and year ended 1998 include a one-time $23.2 million (after-tax) non-cash charge resulting from the merger of a wholly-owned subsidiary of DST and USCS. This charge reflects Stilwell's reduced ownership of DST (from 41% to approximately 32%), together with Stilwell's proportionate share of DST and USCS fourth quarter merger-related costs.

INTEREST EXPENSE AND OTHER, NET

  Fluctuations in interest expense from 1997 through 1999 reflect declining average debt balances over the period. The effect on interest resulting from these lower balances was partially offset by a modest increase in charges on other interest-bearing balances during the three year period. Interest expense in 1999 reflects this trend as the decline in debt-related interest from 1998 exceeded the increase resulting from higher average balances for other interest-bearing balances. Average debt balances in 1998 were lower than 1997 due to repayments of outstanding balances early in 1998; accordingly, 1998 interest expense declined from 1997. Interest expense in 1997 reflected borrowings in connection with KCSI common stock repurchases.

  Other, net for full year 1999 increased $17.1 million compared to 1998, exclusive of the $8.8 million (pretax) gain on the sale of Janus' 50% interest in IDEX Management, Inc. ("IDEX"). Janus continues as sub-advisor to the five portfolios in the IDEX group of mutual funds it served prior to the sale. This increase year-to-year resulted from the following: i) realized gains by Janus and Berger on the sale of short-term investments; ii) higher interest income resulting from an increase in cash; iii) an increase in investment income; and
iv) gains resulting from the issuance of Janus shares to certain of its employees. Other, net increased in 1998 versus 1997 as a result of the gain on the sale of IDEX, partially offset by reduced 1998 other income recorded at the financial services holding company level relating to a sales agreement with a former affiliate.

STILWELL TRENDS AND OUTLOOK

  Stilwell's earnings and cash flows are heavily dependent on prevailing financial market conditions. Significant increases or decreases in the various securities markets, particularly the equity markets, can have a material impact on Stilwell's results of operations, financial condition and cash flows.

  Additionally, Stilwell results are affected by the relative performance of Janus, Berger and Nelson products, introduction and market reception of new products, as well as other factors, including increases in the rate of return of alternative investment products, increasing competition as the number of mutual funds continues to grow, and changes in marketing and distribution channels.

  As a result of the rapid revenue growth during the last two years, Stilwell's operating margins have been strong. Management expects that Stilwell will experience margin pressures in the future as the various subsidiaries strive to ensure that the operational and administrative infrastructure continues to meet the high standards of quality and service historically provided to investors.

  Stilwell expects to continue to participate in the earnings or losses from its DST investment.

LIQUIDITY

Summary cash flow data is as follows (in millions):

                                                                                   Three Months
                                                                                      Ended
                                                Year Ended December 31,              March 31,
                                            1997        1998        1999         1999        2000
                                           ------      ------      -------      -------     -------
Cash flows provided by (used for):
  Operating activities                     $147.4      $176.0      $ 358.2      $ 89.2      $ 189.4
  Investing activities                      (15.4)      (51.9)       (45.2)       (7.3)       (38.7)
  Financing activities                      (91.1)      (95.3)      (127.4)      (75.2)      (124.1)
                                           ------      ------      -------      ------      -------
Net increase in cash
 and cash equivalents                        40.9        28.8        185.6         6.7         26.6
Cash and cash equivalents at beginning
 of period                                   68.8       109.7        138.5       138.5        324.1
                                           ------      ------      -------      ------      -------
Cash and cash equivalents at end
 of period                                 $109.7      $138.5      $ 324.1      $145.2      $ 350.7
                                           ======      ======      =======      ======      =======

  OPERATING CASH FLOWS. Stilwell's cash flow from operations has historically been positive and sufficient to fund operations, property acquisitions, and investments in and loans with affiliates. Borrowings from KCSI, when necessary, have typically been used in connection with acquisitions and the KCSI Common Stock repurchase program.

The following table summarizes consolidated operating cash flow information.


(in millions):
                                                                                         Three Months
                                                                                             Ended
                                                      Year Ended December 31,               March 31,
                                                    1997        1998       1999         1999        2000
                                                   ------      ------     ------       ------      ------
Net income                                         $118.0      $152.2      $313.1      $ 61.0      $188.7
Depreciation and amortization                        13.1        16.8        35.4         6.8        15.6
Equity in undistributed earnings                    (24.7)      (24.7)      (46.4)      (11.1)      (18.8)
Reduction in ownership of DST                          --        29.7          --          --          --
Asset impairment charges                             15.7          --          --          --          --
Gain on sale of Janus common stock                     --          --          --          --       (15.1)
Employee deferred compensation                        8.7         3.8         5.2        (3.6)        1.0
Deferred income taxes                                (4.4)      (12.4)       11.8         7.9        27.5


Minority interest in consolidated
 earnings                                            24.9        33.4        57.3        11.2        27.3
Change in working capital items                      (4.2)      (12.3)       10.4        22.2        17.2
Deferred Commissions                                   --          --       (29.5)       (8.1)      (44.7)
Other                                                 0.3       (10.5)        0.9         2.9        (9.3)
                                                   ------      ------      ------      ------      ------
Net operating cash flow                            $147.4      $176.0      $358.2      $ 89.2      $189.4
                                                   ======      ======      ======      ======      ======

  Operating cash flow for the three months ended March 31, 2000 exceeded comparable 1999 by $100.2 million, primarily due to higher net income (including one-time gain from litigation settlement) partially offset by deferred commission payments in 2000. Operating cash flows for the year ended December 31, 1999 exceeded 1998 by $182.2 million, primarily due to higher net income, partially offset by deferred commission payments by Janus from sales of Janus World Fund shares. Operating cash flows for the year ended December 31, 1998 increased by $28.6 million compared to 1997. This increase was attributable to higher ongoing earnings in 1998, offset by various changes in working capital items.

  INVESTING CASH FLOWS. Stilwell used investing cash for property acquisitions of $5.8, $35.0 and $50.5 million in 1997, 1998 and 1999, respectively, and $7.7 and $31.5 million during the three months ended March 31, 1999 and 2000, respectively. The significant increase in property acquisitions in 1998, 1999 and first quarter 2000 reflects the infrastructure enhancements at Janus. Investments in and loans with affiliates totaled $12.0, $24.3 and $17.5 million during 1997, 1998 and 1999, respectively. The 1998 activity reflects the acquisition of Nelson in April. The 1999 activity relates to repurchases of Janus common stock by Janus, which resulted in additional goodwill associated with the Stilwell Financial Inc. investment in Janus. Net sales of investments in advised funds in 1999 were $16.6 million compared to net purchases of $2.2 million in 1998 and $1.4 million in 1997. Stilwell reported $6.8 million in net purchases of investments in advised funds during first quarter 2000 versus no activity during first quarter 1999.

  FINANCING CASH FLOWS. For the years ended December 31, 1997, 1998 and 1999, the net activity with KCSI resulted in cash payments to KCSI of $73.7, $55.1 and $89.3 million, respectively. For the three months ended March 31, 1999 and 2000, the net activity with KCSI resulted in cash payments to KCSI of $53.4 million and cash receipts from KCSI of $7.6 million, respectively. Generally, net outflows to KCSI represent dividends received by Stilwell from Janus and Berger treated as passed through to KCSI (after satisfaction of ongoing Stilwell operational obligations), as well as repayments of indebtedness to KCSI. In 1998, the net activity declined from 1997 reflecting the repayment of indebtedness to KCSI, partially offset by amounts treated as transfers to Stilwell associated with Stilwell's acquisition of 80% of Nelson.

  During the period from 1997 to 1999, the amount of distributions to minority stockholders has continued to grow based on improved earnings at Janus. During that period, Janus distributed at least 90% of its net income to its stockholders each year.

  See discussion under "Minority Purchase Agreements" for information relative to existing contingencies and "Capital-Stilwell/KCSI Credit Agreements" for information on the assumption by Stilwell of $125 million of indebtedness in January 2000.

CAPITAL STRUCTURE

  CAPITAL REQUIREMENTS. Capital requirements, when necessary, for Janus, Berger, Nelson and other subsidiaries have been funded with cash flows from operations and negotiated term financing.

  During 1998, Janus opened a new facility in Austin, Texas as an investor service and data center for transfer agent operations, allowing for continuous service in the event the Denver facility is unavailable. Also, throughout the period from 1997 to 1999, Janus has continued efforts to upgrade and expand its information technology and facilities infrastructure (as discussed in detail above). These efforts were generally funded with existing cash flows.


CAPITAL

  Components of capital are shown as follows (in millions):

                                           December 31,      March 31,
                                             1997     1998     1999     2000
                                           ------   ------   ------   ------

Debt due within one year                   $  0.1   $  --    $   --  $    --
Long-term debt (third parties and KCSI)      84.1     16.6       --       --
                                           ------   ------   ------   ------
 Total debt (third parties and KCSI)         84.2     16.6       --       --

Stockholder's equity                        348.3    540.2    814.6    889.0
                                           ------   ------   ------   ------
Total debt plus equity                     $432.5   $556.8   $814.6   $889.0
                                           ======   ======   ======   ======
Total debt as a percent of
 total debt plus equity                      19.5%     3.0%     0.0%     0.0%
                                           ======   ======   ======   ======

  During the period from December 31, 1997 to March 31, 2000, Stilwell's consolidated debt ratio (total debt as a percent of total debt plus equity) declined as a result of debt repayments and increased earnings. Also, positive non-cash equity adjustments related to unrealized gains (net of deferred income tax) on "available for sale" securities held primarily by DST contributed to higher equity.

  Management anticipates that the debt ratio will remain low as a result of profitable operations and positive operating cash flows (subject to, among others, any stock repurchase programs approved by Stilwell's Board of Directors, acquisitions using debt and/or any required funding pursuant to mandatory put rights under the Janus minority purchase agreements -- see below). Note, however, that unrealized gains on "available for sale" securities held by Stilwell and DST, which are included net of deferred income taxes as accumulated other comprehensive income, are contingent on market conditions and thus, are subject to significant fluctuations in value.

Significant declines in the value of these securities would negatively impact stockholder's equity and impact Stilwell's debt ratio.

  STILWELL / KCSI CREDIT AGREEMENTS. In May 1998, KCSI established the Credit Facility assumable by Stilwell for its use upon separation of KCSI's two business segments. On May 14, 1999 KCSI renewed the Credit Facility. The Credit Facility has been transferred to Stilwell. The Credit Facility contains interest rates below prime and terms which can be fixed up to the expiration date. At December 31, 1999, the full $100 million was available under the Credit Facility. Management elected to not renew the Credit Facility upon its expiration on May 13, 2000.

  On January 11, 2000, KCSI arranged a new $200 million 364-day senior unsecured competitive Advance/Revolving Credit Facility ("New Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire other debt obligations. Stilwell has assumed the New Credit Facility, including the $125 million borrowed thereunder, thereby reducing its stockholders' equity. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the New Credit Facility. Stilwell may assign and delegate all or a portion of its rights and obligations under the New Credit Facility to one or more of its domestic subsidiaries. In March 2000, Stilwell repaid the $125 million borrowed under the New Credit Facility.

  Two borrowing options are available under the New Credit Facility: a competitive advance option, which is uncommitted, and a committed revolving credit option. Interest on the competitive advance option is based on rates obtained from bids as selected by Stilwell in accordance with the lenders' standard competitive auction procedures. Interest on the revolving credit option accrued based on the type of loan (e.g., Eurodollar, Swingline, etc.), with rates computed using LIBOR plus 0.35% per annum or, alternatively, the highest of the prime rate, the Federal Funds Effective Rate plus 0.005% or the Base Certificate of Deposit Rate plus 1%.

  Stilwell, as a continuation of its practice of providing credit facilities to its subsidiaries, has provided an intercompany credit facility to Janus for use by Janus for general corporate purposes, effectively reducing the amount of the credit facilities available for Stilwell's other purposes. Stilwell may also require additional capital sooner than anticipated to the extent that Stilwell's operations do not progress as anticipated or if certain put rights are exercised by Janus stockholders. Stilwell intends to obtain any additional financing for general corporate purposes on substantially the same terms and conditions as the Credit Facility and New Credit Facility.

  The credit facilities contain a number of covenants, including various financial covenants. With respect to the Credit Facility, Stilwell was in compliance with these various provisions, including the financial covenants, as of December 31, 1998 and 1999 and March 31, 2000. Because of certain financial covenants contained in the credit facilities, however, maximum utilization of Stilwell's lines of credit may be restricted. Based on financial information as of March 31, 2000, Stilwell would have the ability to fund the purchase of stock required if all such put rights had been exercised without, in management's judgment, causing a breach of any of Stilwell's current credit facility restrictions. See "Risk Factors-Stilwell May be Required to Purchase or Sell Janus Common Stock." Stilwell has not obtained the concurrence of its lenders with this judgment but the existence of the Janus put rights was disclosed to those lenders at the time they provided the existing credit facilities. In any event, if additional capital is needed for operations or the honoring of the Janus put rights, management would not necessarily rely on existing credit facilities but would likely seek to obtain additional financing on substantially the same terms and conditions as existing credit facilities.

  MINORITY PURCHASE AGREEMENTS. A stock purchase agreement with Thomas H. Bailey ("Mr. Bailey"), Janus' Chairman, President and Chief Executive Officer, and another Janus stockholder (the "Janus Stock Purchase Agreement") and certain restriction agreements with other Janus minority stockholders contain, among other provisions, mandatory put rights whereby under certain circumstances, Stilwell would be required to purchase the minority interests of such Janus minority stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, or in some circumstances as determined by an independent appraisal. The purchase price will be determined by independent appraisal if the appraisal process is elected by either the selling stockholder or Stilwell, except that no appraisal process is applicable to shares held by Mr. Bailey and one other stockholder. Under the Janus Stock Purchase Agreement, termination of Mr. Bailey's employment could require a purchase and sale of the Janus common stock held by him. If other minority holders terminated their employment, some or all of their shares also could be subject to mandatory purchase and sale obligations. Certain other minority holders who continue their employment also could exercise puts. If all of the mandatory purchase and sale provisions and all the puts under such Janus minority stockholder agreements were implemented, Stilwell would have been required to pay approximately $833 million as of March 31, 2000, compared to $789, $447 and $337 million at December 31, 1999, 1998 and 1997, respectively. In the future these amounts may be higher or lower depending on Janus' earnings, fair market value and the timing of the exercise. Payment for the purchase of the respective minority interests is to be made under the Janus Stock Purchase Agreement within 120 days after receiving notification of exercise of the put rights. Under the restriction agreements with certain other Janus minority stockholders, payment for the purchase of the respective minority interests is to be made 30 days after the later to occur of (i) receiving notification of exercise of the put rights or (ii) determination of the purchase price through the independent appraisal process.

  The Janus Stock Purchase Agreement and certain stock purchase agreements and restriction agreements with other minority stockholders also contain provisions whereby upon the occurrence of a Change in Ownership (as defined in such agreements) of KCSI or Stilwell, Stilwell may be required to purchase such holders' Janus stock or, as to the stockholders that are parties to the Janus Stock Purchase Agreement, at such holders' option, to sell its Janus stock to such minority stockholders. The price for such purchase or sale would be at a fair market value purchase price equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, or in some circumstances as determined by Janus' Stock Option Committee or as determined by an independent appraisal. If Stilwell had been required to purchase the holders' Janus common stock after a Change in Ownership as of March 31, 2000, the purchase price would have been approximately $1.14 billion (reduced by the amount paid upon exercise of any mandatory put rights) (see additional information in Note 13 to the Stilwell consolidated financial statements).

  Stilwell would account for any such purchase as the acquisition of a minority interest under Accounting Principles Board Opinion No. 16, Business

Combinations.

  As of March 31, 2000, Stilwell had $200 million in credit facilities available and had cash balances at the Stilwell holding company level in excess of $147.5 million. The market value of Stilwell's 32% investment in DST was approximately $1.38 billion using DST's closing price on the New York Stock Exchange on May 22, 2000. Although Stilwell has no intention of converting this investment into cash, management believes that, if cash were needed to fund the purchase of Janus common stock from minority stockholders, it could liquidate its investment in DST within 120 days and receive approximately $826 million after taking into account payment of approximately $512 million in federal and state income taxes under current statutory rates, underwriting discounts and commissions estimated at $41 million and payment of associated transaction costs, estimated at $900,000. To the extent that available credit facilities, existing cash balances and proceeds from the liquidation of Stilwell's investment in DST were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to the Janus Stock Purchase Agreement, had 120 days to raise additional sums.

    OVERALL LIQUIDITY. Stilwell's cash management approach generally reflects efforts to minimize cash balances through debt repayment, when applicable. Cash not required for immediate operating or investing activities will be utilized to repay indebtedness under lines of credit. This approach is used to help mitigate Stilwell's floating-rate debt exposure to fluctuations in interest rates. If all indebtedness has been paid, Stilwell generally invests cash in a money market or similar account.

  Pursuant to the Janus Stock Purchase Agreement, Janus has distributed at least 90% of its net income to its stockholders each year. Stilwell uses its portion of these dividends in accordance with its strategic plans, which plans have included, among others, repayment of indebtedness to KCSI, funding in connection with KCSI's Common Stock repurchase program, and investments in affiliates. Subsequent to December 31, 1999, Janus' Board of Directors declared and Janus paid approximately $100 million in dividends, of which approximately $17.9 million was paid to minority stockholders.

  Purchases of class B shares in the Janus World Funds require a commission to be advanced by Janus. Deferred commissions were not material to the December 31, 1998 consolidated financial statements. Funding during the year ended December 31, 1999 totaled $29.5 million and during the three months ended March 31, 2000 totaled $44.7 million. As funding requirements grow in future years, Janus expects to obtain a credit line either through assignment of the New Credit Facility (see above) or from third parties.

  Stilwell believes it has adequate resources available - including a sufficient line of credit (within the financial covenants referred to above) and businesses which have historically been positive cash flow generators - to satisfy its operating and capital requirements, and the continuing business needs of Stilwell during 2000.

OTHER

JANUS CAPITAL CORPORATION

  The Janus Stock Purchase Agreement, as amended, provides that so long as Mr. Bailey is a holder of at least 5% of the common stock of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), Mr. Bailey shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. The agreement also provides that, in furtherance of such objective, so long as both the ownership threshold and officer status conditions described above are satisfied, Stilwell will vote its shares of Janus common stock to elect directors of Janus, at least the majority of whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld. The agreement further provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by Stilwell and Mr. Bailey.

  Stilwell does not believe Mr. Bailey's rights under the Janus Stock Purchase Agreement are "substantive," within the meaning of Issue 96-16 of the Emerging Issue Task Force ("EITF 96-16") of the Financial Accounting Standards Board, because Stilwell can terminate those rights at any time by removing Mr. Bailey as an officer of Janus. Stilwell also believes that the removal of Mr. Bailey would not result in significant harm to Stilwell based on the factors discussed below. Colorado law provides that removal of an officer of a Colorado corporation may be done directly by its stockholders if the corporation's bylaws so provide. While Janus' bylaws contain no such provision currently, Stilwell has the ability to cause Janus to amend its bylaws to include such a provision. Under Colorado law, Stilwell could take such action at an annual meeting of stockholders or make a demand for a special meeting of stockholders. Janus is required to hold a special stockholders' meeting upon demand from a holder of more than 10% of its common stock and to give notice of the meeting to all stockholders. If notice of the meeting is not given within 30 days of such a demand, the District Court is empowered to summarily order the holding of the meeting. As the holder of more than 80% of the common stock of Janus, Stilwell has the requisite votes to compel a meeting and to obtain approval of the required actions at such a meeting.

  Stilwell has concluded, supported by an opinion of legal counsel, that it could carry out the above steps to remove Mr. Bailey without breaching the Janus Stock Purchase Agreement and that if Mr. Bailey were to challenge his removal by instituting litigation, his sole remedy would be for damages and not injunctive relief and that Stilwell would likely prevail in that litigation.

  Although Stilwell has the ability to remove Mr. Bailey, it has no present plan or intention to do so, as he is one of the persons regarded as most responsible for the success of Janus. The consequences of any removal of Mr. Bailey would depend upon the timing and circumstances of such removal. Mr. Bailey could be required to sell, and Stilwell could be required to purchase, his Janus common stock, unless he were terminated for cause. Certain other Janus minority stockholders would also be able, and, if they terminated employment, required, to sell to Stilwell their shares of Janus common stock. The amounts that Stilwell would be required to pay in the event of such purchase and sale transactions could be material. See Note 13 to the Stilwell consolidated financial statements. Such removal would have also resulted in acceleration of the vesting of a portion of the shares of restricted Janus common stock held by other minority stockholders, having an approximate aggregate value of $16.3 million as of December 31, 1999.

  There may also be other consequences of removal that cannot be presently identified or quantified. For example, Mr. Bailey's removal could result in the loss of other valuable employees or clients of Janus. The likelihood of occurrence and the effects of any such employee or client departures cannot be predicted and may depend on the reasons for and circumstances of Mr. Bailey's removal. However, Stilwell believes that Janus would be able in such a situation to retain or attract talented employees because: (i) of Janus' prominence; (ii) Janus' compensation scale is at the upper end of its peer group; (iii) some or all of Mr. Bailey's repurchased Janus stock could be then available for sale or grants to other employees; and (iv) many key Janus employees must continue to be employed at Janus to become vested in currently unvested restricted stock valued in the aggregate (after considering additional vesting that would occur upon the termination of Mr. Bailey) at approximately $36 million as of December 31, 1999. In addition, notwithstanding any removal of Mr. Bailey, Stilwell would expect to continue its practice of encouraging autonomy by its subsidiaries and their boards of directors so that management of Janus would continue to have responsibility for Janus' day-to-day operations and investment advisory and portfolio management policies and, because it would continue that autonomy, Stilwell would expect many current Janus employees to remain with Janus.

  With respect to clients, Janus' investment advisory contracts with its clients are terminable upon 60 days' notice and in the event of a change in control of Janus. Under certain circumstances a material reduction in the ownership of Janus common stock by Mr. Bailey or his departure from Janus by removal, death, or resignation could be a change of control, resulting in an assignment, because he has contractual rights to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights. Under the 1940 Act, "control" is defined as "the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company." The 1940 Act establishes a presumption that any person who owns less than 25% of the voting securities of a company does not control that company. Since Mr. Bailey owns less than 25% of Janus, he is presumed to not control Janus. That presumption can be rebutted by evidence but, under the 1940 Act, it continues until the SEC issues an order determining that the presumption has been rebutted. The SEC has issued such an order in the past with regard to a holder of less than 25% of the voting securities of a company, but on facts much different from Mr. Bailey's circumstances. The SEC has not issued such an order with respect to Mr. Bailey and it is unclear whether it would do so. If the SEC were to issue such an order, Mr. Bailey's departure from Janus, or a material reduction in his ownership of Janus common stock, which eliminated his Janus Board Selection Rights could be deemed a change in control of Janus. Such a change in control would result, under the 1940 Act and under the Advisers Act, in an assignment and termination of Janus' investment advisory contracts, requiring approval of fund shareowners and other advisory clients to obtain new agreements. However, in view of Janus' investment record, Stilwell has concluded it is reasonable to expect that in such an event most of Janus' clients would renew their investment advisory contracts, requiring approval of fund shareowners and other advisory clients to obtain new agreements. This conclusion is reached because (i) Janus relies on a team approach to investment management and development of investment expertise, (ii) Mr. Bailey has not served as a portfolio manager for any Janus fund for several years, (iii) a succession plan exists under which Mr. James P. Craig, III would succeed Mr. Bailey, and (iv) Janus should be able to continue to attract talented portfolio managers. It is reasonable to expect that Janus' clients' reaction will depend on the circumstances, including, for example, how much of the Janus team remained in place and what investment advisory alternatives were available.

  The Janus Stock Purchase Agreement and other agreements provide for rights of first refusal on the part of Janus minority stockholders, Janus and Stilwell, with respect to certain sales of Janus stock. These agreements also require Stilwell to purchase the shares of Janus minority stockholders in certain circumstances. In addition, in the event of a Change in Ownership of Stilwell, as defined in the Janus Stock Purchase Agreement, Stilwell may be required to sell its stock of Janus to the stockholders who are parties to such agreement or to purchase such holders' Janus stock. In the event Mr. Bailey were terminated for any reason within one year following a Change in Ownership, he would be entitled to a severance payment, amounting, at December 31, 1999, to approximately $2 million. Purchase and sales transactions under these agreements are to be made based upon a multiple of the net earnings of Janus and/or other fair market value determinations, as defined therein. See Note 13 to the Stilwell consolidated financial statements.

  Some Janus officers and directors serve as officers and/or directors of certain of the registered investment companies to which Janus acts as investment advisor.

Year 2000.

  The Year 2000 discussion below contains forward-looking statements, including those concerning Stilwell's plans and expected completion dates, cost estimates, assessments of Year 2000 readiness for Stilwell as well as for third parties, and the potential risks of any failure on the part of Stilwell or third parties to be Year 2000 ready on a timely basis. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ from those projected. See additional information in the opening paragraph under "Introduction" in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the opening paragraph under "Risk Factors" in this Information Statement.

CURRENT STATUS. Stilwell and its subsidiaries experienced no material year 2000 related issues when the date moved to January 1, 2000, nor have any issues arisen as of the date of this Information Statement. Although this initial transition to year 2000 occurred without adverse effects, there still exists possible year 2000 issues for those applications, systems, processes and system hardware which have yet to be used in live activities and transactions.
Stilwell continues to evaluate and pursue discussions with its various customers, partners and vendors with respect to Year 2000 issues, and all such parties may not be Year 2000 ready. While Stilwell cannot fully determine its impact, the inability of its computer systems to operate properly in year 2000 could result in significant difficulties in processing and completing fundamental transactions. In such events, Stilwell's results of operations, financial position and cash flows could be materially adversely affected.

GENERAL. Many existing computer programs and microprocessors that use only two digits (rather than four) to identify a year could fail or create erroneous results with respect to dates after December 31, 1999 if not corrected to read all four digits. This computer program flaw is expected to affect all companies and organizations, either directly (through a company's own computer programs or systems that use computer programs, such as telephone systems) or indirectly (through customers and vendors of the company).

  Stilwell (including its subsidiaries and affiliates) depends upon its computer and other systems and the computers and other systems of third parties to conduct and manage its businesses. Additionally, Stilwell's products and services are heavily dependent upon using accurate dates in order to function properly. These Year 2000 related issues may also adversely affect the operations and financial performance of one or more of Stilwell's customers and suppliers as well as the companies in which Janus, Berger and Nelson invest. As a result, the failure of Stilwell's computer and other systems, products or services, the computer systems and other systems upon which Stilwell depends, or Stilwell's customers, suppliers or the companies in which Janus, Berger and Nelson invest to be Year 2000 ready could have a material adverse impact on Stilwell's results of operations, financial position and cash flows. Stilwell is unable to assess the extent or duration of that impact at this time, but they could be substantial.

  KEY AREAS AND PROGRESS. The following provides a summary of each area and the progress toward identifying and resolving Year 2000 issues:

  IT SYSTEMS. The IT systems (including mission critical and significant non-critical operating, accounting and supporting systems) and underlying hardware for Stilwell have operated in the year 2000 and no material failures or problems have arisen.

  NON-IT SYSTEMS. All equipment that contains an internal clock or embedded micro-processor has been analyzed for Year 2000 and replacement and upgrades of this type of equipment is completed.

  THIRD PARTY SYSTEMS. Stilwell depends heavily on third party systems in the operation of its businesses. As part of the Year 2000 project, significant third party relationships were evaluated to determine the status of their Year 2000 readiness and the potential impact on Stilwell's operations if those significant third parties fail to become Year 2000 ready.

  Both Janus and Berger participated in various industry-wide efforts and were required to periodically report to the SEC their progress with respect to Year 2000 preparedness. Transactions and other activities have been successfully performed in the year 2000 for certain third party entities. Stilwell will continue to monitor its third party relationships for Year 2000 issues.

  TESTING AND DOCUMENTATION PROCEDURES. All material modifications to IT and non-IT systems are being documented and maintained by the project teams for purposes of tracking the Year 2000 project and as a part of Stilwell's due diligence process.

  YEAR 2000 RISKS. Stilwell continues to evaluate the principal risks associated with its IT and non-IT systems, as well as third party systems if they were not to operate properly in the Year 2000. Areas that could be affected include, but are not limited to, the ability to accurately track pricing and trading information, obtain and process customer orders and investor transactions, order and obtain critical supplies, and operate equipment and control systems. In addition, the investment performance of various funds could be adversely affected if the trading prices of the capital stock of a number of companies within such funds are lower as a result of Year 2000 related issues. Stilwell has no basis to form an estimate of costs or lost revenues at this time.

  Stilwell believes, however, that the risks involved with the successful completion of its Year 2000 conversion relate primarily to available resources and third party readiness. Stilwell has allocated substantial resources to the Year 2000 project and believes that it is adequately staffed by employees, consultants and contractors.

  Based on work performed and information received, Stilwell believes its key suppliers, customers and other significant third party relationships are prepared for the Year 2000 in all material respects (or that acceptable alternatives are available); however, management of Stilwell makes no assurances that all such parties are Year 2000 compliant.

  In the event that Stilwell or key third parties are not Year 2000 ready, Stilwell's results of operations, financial position and cash flows could be materially adversely affected.


  CONTINGENCY PLANS. Stilwell and its subsidiaries have identified alternative plans in the event that the Year 2000 project is not completed on a timely basis or otherwise does not meet anticipated needs. Stilwell has made alternative arrangements in the event that critical suppliers, customers, utility providers and other significant third parties are not Year 2000 ready.

  YEAR 2000 COSTS. Through December 31, 1999, Stilwell has spent approximately $13 million in connection with ensuring that all computer programs are compatible with Year 2000 requirements. Stilwell anticipates future spending of less than $1 million in connection with this process. Current accounting principles require all costs associated with Year 2000 issues to be expensed as incurred. A portion of these costs will not result in an increase in expense to Stilwell because existing employees and equipment are being used to complete the project.

  FOREIGN EXCHANGE MATTERS AND OTHER FINANCIAL INSTRUMENTS. In connection with Stilwell's investment in Nelson, an 80% owned subsidiary operating in the United Kingdom, and Janus' investment in Janus International (UK) Limited ("Janus UK"), matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. Stilwell and Janus follow the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation", and related authoritative guidance.

  Nelson's and Janus UK's financial statements are accounted for using the British pound as the functional currency. Any gains or losses arising from transactions not denominated in the British pound are recorded as a foreign currency gain or loss and included in the results of operations of the respective companies. The translation of those companies' financial statements from the British pound into the U.S. dollar results in an adjustment to accumulated other comprehensive income. At December 31, 1998 and 1999, the cumulative translation adjustment was not material.

  Stilwell continues to evaluate existing alternatives with respect to utilizing foreign currency instruments to hedge its U.S. dollar investment in Nelson as market conditions change or exchange rates fluctuate. At March 31, 2000, Stilwell had no material outstanding foreign currency hedging instruments. Stilwell intends to respond to evolving business and market conditions in order to manage risks and exposures associated with Stilwell's various operations.

NEW ACCOUNTING PRONOUNCEMENTS

  DERIVATIVE INSTRUMENTS. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities measured at fair value. Pursuant to an amendment by the FASB, FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of periods prior to adoption.

SEGMENT DISCLOSURES. In 1998, Stilwell adopted the provisions of Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires disclosure of selected information about operating segments in interim financial reports issued to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of FAS 131 did not have a material impact on the disclosures of Stilwell.

  COMPREHENSIVE INCOME. Effective January 1, 1998, Stilwell adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130"), which establishes standards for reporting and disclosure of comprehensive income and its components in the financial statements. Prior year information has been included pursuant to FAS 130. Stilwell's other comprehensive income consists primarily of unrealized gains and losses relating to investments held by Stilwell and DST as "available for sale" securities as defined by FAS 115. Stilwell records its proportionate share of any unrealized gains or losses related to these investments, net of deferred income taxes, in stockholder's equity as accumulated other comprehensive income. The unrealized gain related to these investments increased $42.6, $39.5 and $63.8 million ($25.9, $24.3 and $39.3 million, net of deferred income taxes) for the years ended December 31, 1997, 1998 and 1999, respectively. The unrealized gain related to these investments increased $0.3 and $8.0 million ($0.2 and $5.0 million, net of deferred income taxes) for the three months ended March 31, 1999 and 2000, respectively.

  MINORITY RIGHTS. EITF 96-16 of the FASB reached a consensus that substantive "participating" minority rights which provide the minority stockholder with the right to effectively control significant decisions in the ordinary course of an investee's business could impact whether the majority stockholder should consolidate the investee. After evaluation of the rights of the minority stockholders of its consolidated subsidiaries and in particular the contractual rights of Mr. Bailey described in "Other--Janus Capital Corporation," KCSI management concluded that application of EITF 96-16 did not affect the Company's consolidated financial statements.

  INTERNALLY DEVELOPED SOFTWARE. In 1998, Stilwell adopted the guidance outlined in American Institute of Certified Public Accountant's Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that computer software costs incurred in the preliminary project stage, as well as training and maintenance costs be expensed as incurred. This guidance also requires that direct and indirect costs associated with the application development stage of internal use software be capitalized until such time that the software is substantially complete and ready for its intended use. Capitalized costs are to be amortized on a straight line basis over the useful life of the software. The adoption of this guidance did not have a material impact on Stilwell's results of operations, financial position or cash flows.

  LITIGATION. From time to time Stilwell is involved in various legal actions arising in the normal course of business. While the outcome of the various legal proceedings involving Stilwell cannot be predicted with certainty, it is the opinion of management (after consultation with legal counsel) that the litigation reserves of Stilwell are adequate and that legal actions involving Stilwell and ultimate resolution of these matters will not be material to Stilwell's consolidated financial position, results of operations or cash flows.

  REGULATORY INFLUENCE. Virtually all aspects of Stilwell's business is subject to various laws and regulations. Applicable laws include the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and various state securities and related laws (including laws in the United Kingdom). Applicable regulations include, but are not limited to, in the United States, the rules and regulations of the SEC, the Department of Labor (the "DOL"), securities exchanges and the National Association of Securities Dealers (the "NASD") and in the United Kingdom, the Investment Management Regulatory Organization Limited ("IMRO"), the Personal Investment Authority ("PIA") and the Financial Services Authority ("FSA"). While management of Stilwell is required to devote substantial time and effort in regulatory compliance issues, Stilwell does not foresee that such compliance under present statutes will impair its competitive capability or result in any material effect on results of operations.

  INFLATION. Inflation has not had a significant impact on Stilwell's operations in the past three years. Generally accepted accounting principles require the use of historical costs. Replacement cost and related depreciation expense of Stilwell's property would be higher than the historical costs reported. Any increase in expenses from these fixed costs, coupled with variable cost increases due to significant inflation, would be difficult to recover through price increases given the competitive environments of Stilwell's principal subsidiaries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Stilwell utilizes various financial instruments which entail certain inherent market risks. Generally, these instruments have not been entered into for trading purposes. The following information, together with information included in other parts of this Management's Discussion and Analysis of Financial Condition and Results of Operations, describe the key aspects of certain financial instruments which have market risk to Stilwell.

INTEREST RATE SENSITIVITY

  Stilwell's interest sensitive liabilities include its long-term floating-rate debt obligations. At December 31, 1998 and 1999, Stilwell had no indebtedness outstanding under any line of credit.

FOREIGN EXCHANGE SENSITIVITY

  Stilwell owns 80% of Nelson, a United Kingdom based financial services corporation and Janus indirectly owns 100% of Janus UK. In connection with these investments, matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. Therefore, Stilwell is exposed to fluctuations in the value of the British pound.

  As the relative price of the British pound fluctuates versus the U.S. dollar, Stilwell's proportionate share of the earnings or losses of the respective companies is affected. The following table provides an example of the potential impact of a 10% change in the price of the British pound assuming that Nelson and Janus UK each have earnings of $1,000 and using ownership interests at December 31, 1998. The British pound is the functional currency.

                                   Nelson          Janus UK
                                   -------         --------

Assumed Earnings                 (Pound) 1,000   (Pound) 1,000
Exchange Rate (to U.S. $)             0.5 to 1        0.5 to 1
                                     ---------       ---------
Converted U.S. Dollars                  $2,000          $2,000
Stilwell Ownership Percentage
 of Nelson and Janus UK                     80%            100%
                                     ---------       ---------
Assumed Earnings                        $1,600          $2,000

Assumed 10% increase in
 Exchange Rate                       0.55 to 1       0.55 to 1
                                     ---------       ---------
Converted to U.S. Dollars               $1,818          $1,818
Stilwell Ownership Percentage
 of Nelson and Janus UK                     80%            100%
                                     ---------       ---------
Assumed Earnings                        $1,454          $1,818
                                     ---------       ---------
Effect of 10% increase in
  Exchange Rate                         $ (146)         $ (182)
                                     =========       =========

  The impact of changes in exchange rates on the balance sheet are reflected in a cumulative translation adjustment account as a part of accumulated other comprehensive income and do not affect earnings.

  While not currently utilizing foreign currency instruments to hedge its U.S. dollar investment in Nelson, Stilwell continues to evaluate existing alternatives with respect to its investment in Nelson as market conditions and exchange rates fluctuate.

AVAILABLE FOR SALE INVESTMENT SENSITIVITY

  Both Janus and Berger invest a portion of the revenues earned from providing investment advisory services in certain of their respective non-money market sponsored funds. These investments are classified as available for sale securities pursuant to FAS 115. Accordingly, these investments are carried in Stilwell's consolidated financial statements at fair market value and are subject to the investment performance of the underlying sponsored fund. Any unrealized gain or loss is recognized upon the sale of the investment.

  Additionally, DST, a 32% owned equity investment, holds available for sale investments which may affect Stilwell's consolidated financial statements. Similarly to the Janus and Berger securities, any changes to the market value of the DST available for sale investments are reflected, net of deferred income tax, in DST's "accumulated other comprehensive income" component of its equity. Accordingly, Stilwell records its proportionate share of this amount as part of the investment in DST. While these changes in market value do not result in any impact to Stilwell's consolidated results of operations currently, upon disposition by DST of these investments, Stilwell will record its proportionate share of the gain or loss as a component of equity earnings.

EQUITY PRICE SENSITIVITY

  As noted above, Stilwell owns 32% of DST, a publicly traded company. While changes in the market price of DST are not reflected in Stilwell's consolidated results of operation or financial position, they may affect the perceived value of the Stilwell Common Stock. Specifically, the market value of DST shares at any given point in time multiplied by the number of shares owned by Stilwell provides an amount, which when divided by the outstanding number of shares of Stilwell Common Stock, derives a per share "value" presumably attributable to Stilwell's investment in DST. Fluctuations in this "value" as a result of changes in the DST market price may affect Stilwell's stock price.

  The revenues earned by Janus, Berger and Nelson are dependent on the underlying assets under management in the funds to which investment advisory services are provided. The portfolio of investments included in these various funds include combinations of equity, bond, annuity and other types of securities. Fluctuations in the value of these various securities are common and are generated by numerous factors, including, among others, market volatility, the overall economy, inflation, changes in investor strategies, availability of alternative investment vehicles, government regulations and others. Accordingly, declines in any one or a combination of these factors, or other factors not separately identified, may reduce the value of investment securities and, in turn, the underlying assets under management on which Stilwell revenues are earned.

                                   BUSINESS

BACKGROUND

     KCSI is a holding company that has owned and managed, through its direct and indirect subsidiaries, two principal business segments: rail transportation and financial services. ONLY THE FINANCIAL SERVICES SEGMENT IS INCLUDED IN THE DISTRIBUTION. The primary entities comprising the financial services segment are Janus, an approximately 81.5% owned subsidiary; Berger, of which SMI owns 100% of Berger preferred limited liability company interests and approximately 86% of the Berger regular limited liability company interests; Nelson, an 80% owned subsidiary; DST, an equity investment in which SMI holds an approximately 32% interest, and the Miscellaneous Corporations. Janus is the principal business of the financial services segment of KCSI, representing 97% of assets under management at December 31, 1999 and 95% of revenues and 91% of net income for the year ended December 31, 1999. The businesses which comprise the financial services segment offer a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals.

     After extensive review and discussion, the Board of Directors of KCSI concluded that it is in the best interests of KCSI and its stockholders for KCSI to focus on the rail transportation business and for a separate company to focus on the financial services business. See "The Distribution-Background and Reasons for the Distribution." On January 23, 1998, KCSI formed Stilwell as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI. In connection with the Distribution, KCSI transferred to Stilwell KCSI's ownership interests in Janus, Berger, Nelson, DST, the Miscellaneous Corporations and certain other financial services-related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999.

STILWELL FINANCIAL INC.

     Stilwell Financial Inc. is a holding company that manages its investments in the principal subsidiaries and equity investments more particularly described below and elsewhere in this Information Statement. The functions performed by Stilwell Financial Inc. include consolidated accounting; consolidated tax return preparation and filing; corporate secretarial functions; banking and financing; administration of retirement and stock option plans; internal auditing; investor relations; analysis and evaluation of acquisition and strategic business opportunities; insurance assessment and coverage and holding company legal services. Stilwell management does not have direct experience in mutual fund investment advisory or portfolio management services and will rely on it subsidiaries' managements to perform such functions. At Janus, Mr. Bailey will continue to establish and implement policy with respect to the investment advisory and portfolio management activity of that subsidiary, and has the right to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights.

STILWELL'S PRINCIPAL SUBSIDIARIES AND EQUITY INVESTMENTS

     JANUS CAPITAL CORPORATION
     -------------------------

     Janus and its adviser subsidiaries are investment advisers registered with the SEC or other regulatory bodies, and are the investment advisers or sub-advisers to the Janus Advised Funds and Janus Sub-Advised Funds and Private Accounts. As of March 31, 2000, Janus had total assets under management of $315.3 billion, of which $255.0 billion were in the Janus Advised Funds and the remainder were in the Janus Sub-Advised Funds and Private Accounts. Janus primarily offers equity portfolios to investors, which comprised approximately 95% of total assets under management for Janus and its affiliates at March 31, 2000. At that date, funds advised by Janus had approximately 5.4 million shareowner accounts. For the five-year period ended March 31, 2000, Janus' total assets under management increased 1,198 percent.

     Janus Management Corporation was formed in 1969 by Mr. Bailey (Janus' current president and chairman) and served as the initial investment adviser to the Janus Advised Funds, which began selling shares in 1970. Janus Capital Corporation was incorporated on June 27, 1978 as Bailey & Griffiths, Ltd. (Bailey & Griffiths, Ltd. was the successor to an investment adviser partnership which originally was named Logan Capital Management). In 1984, Janus Management Corporation was merged into Janus Capital Corporation. In 1984 and 1985, KCSI acquired an 80% ownership interest in Janus. Subsequent sales of stock in 1995, 1997, 1998 and 1999 resulted in approximately 6% of Janus being owned by approximately 63 employees (subject to vesting), in addition to the 12% owned by Mr. Bailey, as of December 31, 1999.

     Janus has four operating subsidiaries. One such subsidiary, Janus Service Corporation ("Janus Service"), provides administrative and shareowner services to the Janus Advised Funds, and is a registered transfer agent. Another subsidiary, Janus Distributors, Inc. ("Janus Distributors"), serves as a distributor of the Janus Advised Funds and is a registered broker-dealer. Janus Capital International, Ltd. ("Janus International"), is an investment advisor registered with the SEC. Janus International also provides marketing and client services for Janus World Funds outside of Europe. Janus UK, an England and Wales company, is an investment advisor for certain non-U.S. customers, including Janus World Funds, and is registered with the United Kingdom's IMRO. Janus UK conducts securities trading from London and handles marketing and client servicing for Janus World Funds in Europe.

     The following table sets forth (in millions) beginning assets, the changes during each period and ending assets for the Janus Advised Funds and the Janus Sub-Advised Funds and Private Accounts.

                                                                                                       Three Months Ended
                                                    Year Ended December 31,                                  March 31,
                             1995           1996           1997           1998           1999           1999           2000
                             ----           ----           ----           ----           ----           ----           ----
Janus Advised Funds:
 Beginning Assets            $18,013.2      $24,633.7      $37,123.0      $ 54,572.2     $ 86,983.3     $ 86,983.3     $200,019.6
  Net Sales                    1,487.8        7,487.0        9,141.6        11,848.0       46,328.7       11,783.3       35,361.5
  Appreciation                 5,132.7        5,002.3        8,307.6        20,563.1       66,707.6       11,550.3       19,600.7
                             ---------      ---------      ---------      ----------     ----------     ----------     ----------
 Ending Assets                24,633.7       37,123.0       54,572.2        86,983.3      200,019.6      110,316.9      254,981.8
                             ---------      ---------      ---------      ----------     ----------     ----------     ----------

Janus Sub-Advised Funds
and Private Accounts:
 Beginning Assets              4,848.2        6,495.3        9,551.2        13,224.6       21,274.3       21,274.3       49,494.2

  Net Sales (redemptions)       (148.0)       1,812.4        1,576.1         1,529.3       10,037.9        1,491.3        6,725.6
  Appreciation                 1,795.1        1,243.5        2,097.3         6,520.4       18,182.0        3,754.5        4,057.9
                             ---------      ---------      ---------      ----------     ----------     ----------     ----------
 Ending Assets                 6,495.3        9,551.2       13,224.6        21,274.3       49,494.2       26,520.1       60,277.7
                             ---------      ---------      ---------      ----------     ----------     ----------     ----------

Total assets
 under management            $31,129.0      $46,674.2      $67,796.8      $108,257.6     $249,513.8     $136,837.0     $315,259.5
                             =========      =========      =========      ==========     ==========     ==========     ==========

JANUS INVESTMENT MANAGEMENT

     Pursuant to investment advisory agreements with each of the Janus Advised Funds and the Janus Sub-Advised Funds and Private Accounts, Janus provides overall investment management services. The investment advisory agreements generally provide that Janus will furnish continuous advice and recommendations concerning investments and reinvestments in conformity with the investment objectives and restrictions of the applicable fund or account. With respect to the Janus Advised Funds and the Janus Sub-Advised Funds, each investment advisory agreement must be approved and renewed annually by the fund's Board of Directors or Trustees who are not "interested persons" (as defined in the 1940
Act) of any such party. Amendments to such agreements generally must be approved by a majority of the shareowners of the affected fund and a majority of the Trustees or Board of Directors of the affected fund, including the Trustees or Directors who are not "interested persons" of that fund or Janus. Each agreement automatically terminates in the event of its "assignment" (as defined in the 1940 Act or the Advisers Act) and either party may terminate the agreement without penalty after written notice. The Distribution is not expected to result in a change of control of Janus and therefore under the applicable rules of the SEC would not constitute such an assignment.

     Janus derives its revenue and net income primarily from diversified investment advisory services provided to the Janus Advised Funds and the Janus Sub-Advised Funds and Private Accounts. For the year ended December 31, 1999, Janus derived approximately $944 million in revenue from investment advisory services, representing approximately 82% of total revenue for Janus. Investment advisory fees for the Janus Advised Funds and the Janus Sub-Advised Funds and Private Accounts are negotiated separately and subject to extreme market pressures. Such fees vary depending on the type of the fund or account and the size of the assets managed, with fee rates above specified asset levels being reduced. The fees for the Janus Advised Funds (exclusive of Janus World Funds, which has B share arrangements) generally range from .20% to .75% depending on the type of portfolio and the amount of assets under management. With respect to the Janus Advised Funds, Janus may from time to time agree to waive all or a portion of its management fees, agree to expense caps and/or waive all or a portion of the operating expenses for marketing reasons. Additional information on the services provided to and all fees payable by the Janus Advised Funds and the Janus Sub-Advised Funds is contained in the prospectus for each of the funds, copies of which are available from Janus. The Private Accounts' fees generally are computed on the basis of the market value of the assets managed at the end of the preceding month and generally are paid in arrears on a monthly basis.

     The Janus Advised Funds and the Janus Sub-Advised Funds generally bear the expenses associated with the operation of each fund and the issuance and redemption of its securities, except that advertising, promotional, and sales expenses of the Janus Advised Funds are assumed by Janus. In particular, the expenses for the Janus Advised Funds and the Janus Sub-Advised Funds include but are not limited to investment advisory fees; shareowner servicing fees and expenses; transfer agent fees and expenses; custodian fees and expenses; legal and auditing fees; expenses of preparing, printing, and mailing prospectuses and shareowner reports distributed to existing shareowners; registration fees and expenses; proxy and annual meeting expenses (if any); and outside directors' fees and expenses. Certain of these services are furnished to the Janus Advised Funds by Janus Service. The investment advisory agreements with the Janus Advised Funds provide that the Janus Advised Funds reimburse Janus for expenses incurred by Janus in providing certain services to the Janus Advised Funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15 to the Stilwell consolidated financial statements.

JANUS DISTRIBUTION SERVICES AND THIRD PARTY DISTRIBUTION

     Pursuant to a distribution agreement, Janus Distributors acts as principal underwriter for and distributes the Janus Advised Funds. Janus expends substantial resources in media advertising and direct mail communications to its existing and potential Janus Advised Funds' shareowners and in providing a staff and telecommunications equipment to respond to inquiries via toll-free telephone lines. Such expenses, particularly advertising, are expected to continue to increase.

     Janus Distributors acts pursuant to distribution agreements that must be approved and renewed annually by the Trustees or by vote of a majority of the outstanding securities of the Janus Investment Fund or, with respect to the retirement shares class of the Janus Aspen Series, the Janus Aspen Series, and, in any case, by vote of a majority of the Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Janus Advised Funds. The distribution agreements are subject to termination by each fund or Janus Distributors (or, with respect to the retirement shares class of the Janus Aspen Series, by an individual portfolio) on 60 days' written notice and terminate automatically in the event of their "assignment" (as defined in the 1940 Act). The Distribution is not expected to result in a change of control of Janus and therefore under the applicable rules of the SEC would not constitute such an
assignment.   Janus Investment Fund does not compensate Janus Distributors for its services under the distribution agreement, but Janus Distributors may be reimbursed by Janus for certain expenses in distributing shares.

     Many of the Janus funds are available through mutual fund supermarkets and other third party distribution channels. Such distribution channels provide an alternative to the direct sales approach utilized by Janus with most of its funds. All shareowner accounting and servicing is handled by the mutual fund supermarket or third party sponsor and Janus pays a fee equal to a percentage of the assets under management acquired through such distribution channels to the appropriate sponsor for these services. As of December 31, 1998 and 1999, approximately 30% and 33%, respectively, of total Janus assets under management were generated through these third party distribution channels.

JANUS ADMINISTRATIVE AND SHAREOWNER SERVICES

     Pursuant to transfer agency agreements with each of the Janus Advised Funds, Janus Service performs accounting, recordkeeping and shareowner services for the funds and their shareowners. Each fund pays Janus Service fees for these services. Complete information on the services provided to and all fees payable by the Janus Advised Funds is contained in the prospectus for each of the funds, copies of which are available from Janus. The accounting services provided include maintaining all shareowner accounts; mailing shareowner reports and prospectuses; withholding taxes on nonresident alien and foreign corporation accounts; backup withholding for pension and deferred income; preparing and mailing checks for disbursement of income dividends and capital gains distributions; preparing and filing various U.S. Treasury Department forms (such as Form 1099-DIV and B) for all shareowners; preparing and mailing confirmation forms to shareowners and dealers with respect to all purchases and redemptions of shares and other transactions in shareowner accounts for which confirmations are required; recording reinvestments of dividends and distributions in shares; and, as necessary, preparing shareowner meeting lists; mailing proxies; and receiving and tabulating proxies.

     Shareowner servicing functions include maintenance of a staff to respond to all telephone inquiries from existing shareowners. Janus Service has purchased or leased sophisticated telecommunications systems to handle inquiries from existing shareowners. "Intelligent" workstation applications, document imaging, an automated work distributor and an automated call management system are used by customer service and back office personnel. Additionally, Janus Service offers investors access to their accounts, with the ability to perform certain transactions, using touch tone telephones or personal computers. These services are supported through a distributed automated voice response system and an interactive Internet web site called www.janus.com.

     In addition, Janus Service provides all administrative and operational support for the Janus Advised Funds, including accounting, tax reporting, compliance, institutional sales, in-house legal, marketing, public relations, and federal and blue sky registration and reporting.

     The transfer agency agreements with each of the Janus Advised Funds must be approved and renewed annually by the Trustees of the Janus Advised Funds or by an affirmative vote of a majority of the outstanding voting securities of each of the Janus Advised Funds and in either case by vote of a majority of the Boards of Trustees who are not "interested persons" (as defined in the 1940 Act) of any such party. Amendments to the agreements of the Janus Advised Funds generally must be approved by a majority of the Trustees of the affected fund. Each agreement may only be assigned with the prior written consent of the other party and either party may terminate the agreement without penalty after written notice of at least 60 days.

     From time to time, Janus Service contracts with DST to provide fund accounting and shareowner recordkeeping services to the Janus funds. In addition, DST Securities, Inc., a wholly-owned subsidiary of DST, is designated as an introductory broker on certain portfolio transactions.

JANUS PORTFOLIO MANAGEMENT AND RESEARCH

     Janus' investment philosophy generally embraces a belief that the earnings growth of individual companies ultimately determines the valuation of their stock. For this reason, Janus' proprietary analysis is geared to understanding the earnings potential of the companies in which it invests. Janus believes that intensive research, focusing on the fundamental factors affecting the business prospects of companies, can uncover growth opportunities.

     Janus portfolios are constructed one security at a time rather than in response to preset regional, country, economic sector, or industry diversification guidelines. Security selection is based on the earnings growth outlook for individual companies, wherever they may exist, with all other factors being a residual of the investment process. Likewise, cash position is a function of the ability to find attractive investment opportunities at reasonable valuations. Cash may occasionally build during periods of high equity valuations when otherwise appealing investments appear to be expensive relative to their growth prospects.

     Emphasizing the proprietary work of Janus' own analysts, most research is performed in-house. Securities analysts follow a large universe of stocks, reviewing earnings reports, corporate and industry developments, trading activity, research reports and other data. For a smaller universe of companies, very close and continuing scrutiny is applied, including direct contacts with corporate management, analysis of contracts with competitors, customers and suppliers, frequent on-site visitation of facilities, media coverage, and other qualitative factors. Hundreds of individual companies are visited each year, and many more visit Janus' offices in Denver and London. Particularly close attention is paid to a company's stock on occasions when earnings estimates differ significantly from the rest of the investment community.

     Janus does not employ a committee system of portfolio management. Subject to general oversight by the senior officer of the investment management group, each portfolio manager has autonomy in security selection and is able to implement portfolio decisions immediately with the goal of providing timeliness in trade execution.

     Janus predominantly focuses on common stocks of two types of companies - those experiencing or expected to experience above-average unit growth relative to their peer group or the economy generally; and those realizing or expected to realize positive change as a result of catalysts such as new product development, an improved regulatory environment, changing demographics or strong management team. Restructurings, acquisitions or divestitures are also significant factors in analyzing a company's potential growth.

     BERGER LLC
     ----------

     Berger is an investment adviser registered with the SEC and serves as an investment adviser to the Berger Growth Fund (formerly the Berger One Hundred
Fund), the Berger Growth and Income Fund, the Berger Investment Portfolio Trust (comprising the Berger Small Company Growth Fund, the Berger New Generation Fund, the Berger Balanced Fund, the Berger Select Fund, the Berger Mid Cap Growth Fund, the Berger Mid Cap Value Fund and the Berger Information Technology Fund (offering investor and institutional share classes)), the Berger Omni Investment Trust (comprising the Berger Small Cap Value Fund (offering investor and institutional share classes)) the Berger Worldwide Portfolios Trust (comprising the Berger International Portfolio which serves as a master portfolio for the Berger International Fund, the International Equity Fund and the Berger International CORE Fund, all series of the Berger Worldwide Funds Trust) and the Berger Institutional Products Trust (comprising the Berger IPT-Growth Fund, Berger IPT-Growth and Income Fund, Berger IPT-Small Company Growth Fund, Berger IPT-New Generation Fund and Berger IPT-International Fund), all open end management investment companies (collectively, the "Berger Advised Funds"). Berger also serves as investment adviser to certain registered mutual funds and separate accounts (the "Berger Sub-Advised Funds and Private Accounts"). Berger owns 80% of B/B Isle in a joint venture with Bay Isle Financial Corporation. B/B Isle serves as investment adviser to the B/B Isle Separate Accounts. The Berger Advised Funds and Berger Sub-Advised Funds and Private Accounts are collectively referred to as the "Berger Funds." The Berger Advised Funds, Berger Sub-Advised Funds and Private Accounts, and B/B Isle Separate Accounts are collectively referred to as the "Berger Complex." As of March 31, 2000, the Berger Complex had total assets under management of $8.2 billion. Of this amount, Berger managed $7.4 billion in the Berger Advised Funds and $0.7 billion in the Berger Sub-Advised Funds and Private Accounts; and B/B Isle managed approximately $0.1 billion in the B/B Isle Separate Accounts. As of March 31, 2000, funds included in the Berger Complex had more than 258,000 shareowner accounts. For the five-year period ended March 31, 2000, assets under management in the Berger Complex increased by 173%. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-Berger LLC."

     Berger was incorporated on April 23, 1973 as Robert Fleming Services Corp. On May 22, 1973, Robert Fleming Services Corp. changed its name to Fleming Berger Associates, Inc. On February 23, 1975 the name was changed to Berger Associates, Inc. In 1974, Berger's predecessors began managing the Berger One Hundred Fund (renamed the Berger Growth Fund in 2000) and the Berger One Hundred and One Fund (renamed the Berger Growth and Income Fund in 1996). KCSI acquired a minority interest in Berger in 1992, which interest KCSI increased to over 80% in 1994, and then to 100% in 1997. During 1996, Berger entered into a joint venture agreement with Bank of Ireland Asset Management (US) Limited ("BIAM"), forming BBOI to develop and market a series of international and global mutual funds. In January 2000, BIAM and Berger agreed to dissolve BBOI, and in May 2000, the international fund shareholders, as well as international private accounts, agreed to new advisory and sub-advisory agreements with Berger and BIAM. In late 1998, Berger entered into a joint venture arrangement with Bay Isle Financial Corporation, forming B/B Isle to manage separate accounts, primarily large cap value accounts. The Berger Complex currently maintains eleven retail mutual fund products and eight institutional mutual fund products. On September 30, 1999, Berger Associates, Inc. assigned and transferred its operating assets and business to Berger LLC, and then changed its name to Stilwell Management, Inc. ("SMI"). SMI owns 100% of the preferred limited liability company interests and approximately 86% of the regular limited liability company interests of Berger LLC. The remaining 14% of regular limited liability company interests was issued to key SMI and Berger LLC employees, resulting in a noncash compensation charge. SMI also holds the 32% equity investment in DST.

     Berger Distributors LLC, a wholly-owned subsidiary of Berger LLC ("Berger Distributors"), which converted from a Colorado corporation to a Colorado limited liability company on September 30, 1999 serves as distributor of the Berger Advised Funds and is a limited registered broker-dealer.

     The following table sets forth (in millions) beginning assets, the changes during each period and ending assets for the Berger Advised Funds and the Berger Sub-Advised Funds and Private Accounts (including the B/B Isle Separate Accounts).

                                                                                                        Three Months Ended
                                                                      Year Ended December 31,                March 31,
                                                    1995       1996       1997       1998       1999      1999       2000
                                                  --------   --------   --------   --------   --------  --------   --------
Berger Advised Funds:
 Beginning assets                                 $2,870.6   $3,134.1   $3,311.3   $3,306.2   $3,483.8  $3,483.8   $6,024.0
  Net sales (redemptions)                           (340.3)    (188.7)    (472.8)    (227.0)     498.2    (163.0)     572.1
  Appreciation                                       603.8      365.9      467.7      404.6    2,042.0     116.1      885.2
                                                  --------   --------   --------   --------   --------  --------   --------
 Ending assets                                     3,134.1    3,311.3    3,306.2    3,483.8    6,024.0   3,436.9    7,481.3
                                                  --------   --------   --------   --------   --------  --------   --------

Berger Sub-Advised Funds and Private Accounts:
 Beginning assets                                    118.9      188.0      342.2      487.4      200.3     200.3      541.4
  Net sales (redemptions)                             53.6      119.1       31.0     (444.4)     101.4      (0.1)     112.0
  Appreciation                                        15.5       35.1      114.2      157.3      239.7      15.7      106.3
                                                  --------   --------   --------   --------   --------  --------   --------
 Ending assets                                       188.0      342.2      487.4      200.3      541.4     215.9      759.7
                                                  --------   --------   --------   --------   --------  --------   --------
Total assets under
 management                                       $3,322.1   $3,653.5   $3,793.6   $3,684.1   $6,565.4  $3,652.8   $8,241.0
                                                  ========   ========   ========   ========   ========  ========   ========

BERGER INVESTMENT MANAGEMENT

     Berger provides investment advisory services to the Berger Funds. Such investment advisory services for both retail and institutional funds are provided pursuant to investment advisory agreements which have been approved by, and the continuation of which is approved on an annual basis by, each of the Board of Directors or Trustees of the Berger Advised Funds or by an affirmative vote of a majority of the outstanding voting securities of each of the Berger Advised Funds and in either case by vote of a majority of the Board of Directors or Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Berger Advised Funds or Berger. The investment advisory agreements generally provide that Berger manage the investment and reinvestment of assets of the Berger Advised Funds in conformity with their investment objectives and restrictions. Amendments to such investment advisory agreements generally must by approved by a majority of the shareowners of the affected fund and a majority of the Trustees or Board of Directors of the affected fund, including the Trustees or Directors who are not "interested persons" (as defined in the 1940 Act) of that fund or Berger. The investment advisory agreements with the Berger Advised Funds are generally terminable without penalty by either party with written notice. Each agreement automatically terminates in the event of its "assignment" (as defined in the 1940 Act). The Distribution is not expected to result in a change of control of Berger and therefore under the applicable rules of the SEC would not constitute such an assignment.

     Berger derives revenue primarily from investment advisory services provided to the Berger Advised Funds. For the year ended December 31, 1999, Berger derived approximately $28.6 million in revenue from investment advisory services provided to the Berger Advised Funds, representing approximately 72% of total revenue of Berger. Berger's revenues from investment advisory fees for each of the Berger Advised Funds are negotiated separately with each fund. The investment advisory fees for these funds vary depending on the type of fund. They generally range from .70% to .90% depending on the type of fund. Berger from time to time may agree to waive all or a portion of its investment advisory fees and/or assume all or a portion of the operating expenses of a Berger Advised Fund for competitive reasons. Additional information on the services provided to and all fees payable by the Berger Advised Funds is contained in the prospectus for each of the funds, copies of which are available from Berger. The management fees for the Berger Sub-Advised Funds and Private Accounts, and B/B Isle Separate Accounts vary depending upon the type of fund or account and, in some circumstances, size of assets managed, with fee rates above specified asset levels being reduced.

     Berger generally pays most expenses incurred in connection with Berger's provision of investment management and advisory services to the Berger Advised Funds. All charges and expenses other than those specifically assumed by Berger are paid by the Berger Advised Funds. Such expenses include, but are not limited to, brokerage commissions, custodian and transfer agency fees, legal and accounting expenses, administrative expenses, interest charges and the expenses of printing and distributing reports to shareowners.

BERGER ADMINISTRATIVE SERVICES

     Under a separate administrative services agreement with respect to each of the Berger Advised Funds, Berger performs certain administrative and recordkeeping services not otherwise performed by the Berger Advised Fund's custodian and recordkeeper, including the supervision of the Berger Advised Funds' vendors and the preparation of financial statements and reports to be filed with the SEC and state regulatory authorities. Each Berger Fund pays Berger fees for these services in addition to the investment advisory fees paid under the investment advisory agreements. The administrative services fees may be changed by each Berger Fund's Board of Directors or Trustees without shareowner approval.

     Amendments to the agreements of the Berger Advised Funds generally must be approved by a majority of the Trustees or Board of Directors of the affected fund. Each agreement may only be assigned with the prior written consent of the other party and either party may terminate the agreement without penalty after written notice.

BERGER DISTRIBUTION SERVICES AND THIRD PARTY DISTRIBUTION

     Berger Distributors, as the distributor of the Berger Advised Funds, is the principal underwriter of all the shares of such funds. Berger Distributors is registered with the NASD and the SEC as a limited registered broker-dealer. Berger Distributors acts as the agent of the Berger Advised Funds in connection with the sale of each fund's shares in all states in which the shares are eligible for sale and in which Berger Distributors is qualified as a broker-dealer. Berger Distributors continuously offers shares of the Berger Advised Funds and solicits orders to purchase shares at net asset value. In its capacity as distributor, Berger Distributors utilizes Berger to perform such distribution services. Berger Distributors supervises Berger in this capacity.

     Berger Distributors acts pursuant to a distribution agreement that must be approved and renewed annually by the Board of Directors or Trustees or by vote of a majority of the outstanding securities of the Berger Advised Funds and in either case by vote of a majority of the Board of Directors or Trustees who are not "interested persons" (as defined in the 1940 Act) of the Berger Advised Funds, or Berger Distributors. The distribution agreement is subject to termination by each fund or Berger Distributors on written notice and terminates automatically in the event of its "assignment" (as defined in the 1940 Act).
The Distribution is not expected to result in a change of control of Berger and therefore under the applicable rules of the SEC would not constitute such an assignment. Berger Distributors is not compensated for its services under the distribution agreement, but is reimbursed by Berger for its costs in distributing shares.

     Since 1992, Berger has participated in arrangements with broker-dealers, recordkeepers and administrators to provide sub-accounting and/or other services to investors purchasing shares of the funds in the Berger Complex through investment programs, such as no-transaction fee programs and mutual fund supermarkets. Many of the Berger funds are available through mutual fund supermarkets and other third party distribution channels. Such distribution channels provide an alternative to the direct sales approach utilized by Berger with most of its funds. All shareowner accounting and servicing is handled by the mutual fund supermarket or third party sponsor and Berger pays a fee equal to a percentage of the assets under management acquired through such distribution channels to the appropriate sponsor for these services. As of December 31, 1998 and 1999, approximately 28% of total Berger assets under management were generated through these third party distribution channels.

BERGER MARKETING SERVICES

     Marketing within Berger is balanced between institutional and retail distribution opportunities. Retail marketing, which traces back to the inception of Berger, is focused on serving and cross-selling to existing fund shareowners. Institutional marketing, an effort that began in late 1995, pursues opportunities with pension, profit-sharing and high net worth investors through relationships with consulting, advisory and brokerage firms, insurance companies and banks. Institutional assets now comprise one-third of Berger's assets under management.

     The Berger Advised Funds are sold as no-load funds and distributed primarily through direct marketing and third party intermediaries, such as broker-dealers, and retirement plan administrators. Certain of the Berger Advised Funds sold in retail markets have approved distribution plans ("12b-1

Plans") pursuant to Rule 12b-1 under the 1940 Act. The 12b-1 Plans provide that Berger shall engage in activities that are intended to result in sales of the shares of the Berger Funds. Such activities include advertising, marketing and promotion, printing and distributing prospectuses and sales literature and support services. In addition, Berger and certain mutual funds for whom it serves as an administrator have entered into agreements with certain broker-dealers or other organizations (such as recordkeepers and administrators) to provide subtransfer agency, recordkeeping, shareowner communications, subaccounting and/or other services to investors who have purchased shares of the Berger Funds through investment programs or pension plans established or serviced by such organizations. As a result, Berger or a Fund (if approved by its Board of Directors or Trustees) may pay fees to such companies for their services. The agreements pursuant to which such services are performed are generally terminable upon 90 days written notice. However, fees under such agreements are generally continual despite such termination so long as the contracted services are provided to those shareowners who purchased shares under the program. Complete information on the services provided to and the fees payable by the Berger Advised Funds is contained in the prospectus for each of the funds, copies of which are available from Berger. The 12b-1 Plans must be approved and renewed on an annual basis by each of the Board of Directors or Trustees of the Berger Funds and by an affirmative vote of those members of the Board of Directors or Trustees who are not "interested persons" (as defined in the 1940 Act) of the Berger Funds, as the case may be, and have no direct or indirect financial interest in the operations of the 12b-1 Plans or any related agreements. Amendments to such agreements generally must be approved by a majority of the shareowners of the affected Fund and a majority of the Board of Directors or Trustees of the affected Fund who are not "interested person" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operations of the 12b-1 Plans or any related agreements. Each 12b-1 Plan may be terminated by a vote of a majority of the Board of Directors or Trustees of the Fund or a majority of the Fund's outstanding voting securities.

     Berger maintains a sales staff funded by Berger to market directly to new institutional investors and to serve current investors in the institutional funds. Sales of the institutional funds are made directly or through banks and other financial institutions. In addition, certain banks and financial institutions invest in institutional funds through financial intermediaries such as broker-dealers. Berger does not have marketing responsibility for Berger Sub-Advised Funds and Private Accounts. Berger also has no marketing responsibility for B/B Isle Separate Accounts.

BERGER SHAREOWNER SERVICES

     The Berger Advised Funds have agreements with a trust company to provide accounting, recordkeeping and pricing services and custody services. The Berger Advised Funds also have engaged DST to provide transfer agency, dividend disbursing and certain shareowner services.

     As recordkeeping and pricing agent, the trust company calculates the daily net asset value of each of the Berger Advised Funds and performs certain accounting and recordkeeping functions required by the Berger Advised Funds. The trust company, as custodian, and its subcustodians have custody and provide for the safekeeping of the securities and cash of the Berger Advised Funds, and receive and remit the income thereon as directed by the management of the Berger Advised Funds. DST maintains all shareowner accounts of record; assists in mailing all reports, proxies and other information to the shareowners of the Berger Advised Funds; calculates the amount of, and delivers to the shareowners of the Berger Advised Funds, proceeds representing all dividends and distributions; and performs other related services.

     In addition to these services, investors have access to their accounts with the ability to perform certain transactions using personal computers. These services are supported through an Internet site called www.bergerfunds.com. At this site, investors may also obtain account information and learn general history and information regarding Berger, the Berger Funds.

BERGER PORTFOLIO MANAGEMENT AND RESEARCH

     Berger's principal method of securities evaluation is based on growth-style investing, using a "bottom-up" fundamental research and valuation analysis undertaken by its internal staff of full-time research analysts, supplemented by research undertaken by Berger's portfolio managers. Berger's predominantly growth-style approach toward equity investing requires the companies in which Berger invests to have high relative earnings per share growth potential, to participate in large and growing markets, to have a strong management team, to have strong overall financial characteristics, and to have above average expected total returns. Analysts and portfolio managers of Berger often meet personally with the management of the companies in which Berger invests. The main sources of information Berger uses include financial publications and on-line services, inspections of activities (including company visits and interviews), research materials prepared in-house and by others, corporate rating services, SEC filings and company press releases. Berger holds frequent investment strategy meetings in which portfolio managers and research analysts discuss investment strategy.

     Berger international investment products focus on long-term capital appreciation pursued by investing in a portfolio consisting primarily of common stocks of well-established foreign companies. The investment manager for these funds identifies economic and business themes that are believed to provide a favorable framework for selecting stocks and selects individual companies best positioned to take advantage of opportunities presented by these themes. The investment manager generally looks for companies with securities that are fundamentally undervalued relative to their long-term prospective earnings growth rates, their historic valuation levels and their competitors. In addition, the investment manager searches for companies with business operations predominantly in well-regulated and more stable foreign markets and companies with substantial size and liquidity, strong balance sheets, proven management and diversified earnings.

     Certain of the Berger Advised Funds emphasize value-style investing. These investment products focus on capital appreciation. In pursuit of that goal, these funds primarily invest in companies that are out of favor with markets or otherwise believed to be undervalued. The investment managers of these funds generally look for companies with low prices relative to their assets, earnings and cash flows or companies with competitive advantages because of quality products and services, strong balance sheets and exceptional management. The B/B Isle Separate Accounts also emphasize value-style investing. This product focuses on companies with strong fundamentals and management that are at discounts to their estimated fair value and are expected to outperform their peers.

     NELSON MONEY MANAGERS PLC
     -------------------------
     Founded in Chester, England as a general brokerage firm in 1970, Nelson began specializing in the provision of investment advice and planning in 1980. In 1988, a separate asset management division was incorporated and regulatory approval was obtained to carry on the investment management business. At the same time, Nelson began an expansion program and since that time has opened regional offices in Durham, Bath, York, London and Lichfield in England and Stirling in Scotland. In April 1998, KCSI purchased an 80% equity interest in Nelson.

     Nelson provides investment advice and investment management services in the United Kingdom, primarily to individuals who are retired or contemplating retirement. In order to reach these clients, Nelson has traditionally performed financial planning seminars for employees of companies in the United Kingdom.
At these seminars, Nelson's investment advisers outline the range of investment strategies and instruments available to individual investors. At a subsequent meeting, Nelson's investment advisers discuss the advantages and disadvantages of these strategies and instruments and recommendations are made in writing. More recently, Nelson has also been offering services directly to the public via advertisements in the media. At March 31, 2000, Nelson employed more than 40 investment advisers and managed approximately $1.4 billion ((Pound)866 million) in assets. At March 31, 2000, Nelson managed assets for more than 15,000 individuals. For the five-year period ended March 31, 2000, Nelson's total assets under management increased by approximately 130 percent. See "Business-Stilwell's Principal Subsidiaries and Equity Investments-Nelson Money Managers Plc."

     For individuals interested in Nelson's services, Nelson assigns a specific investment adviser to have a one-on-one consultation. The investment adviser works with each client individually to conduct an analysis of the client's investment objectives and then recommends the construction of a portfolio to meet those objectives. These recommendations are contained in a personal investment report for the client which discusses and outlines the client's investment portfolio. Recommendations for the design and ongoing maintenance of the portfolio structure are the responsibility of the investment adviser. The selection and management of the instruments which constitute the portfolio are the responsibility of Nelson's investment management team. Taking into account the client's attitude towards risk, Nelson's investment managers utilize a "top down" investment methodology in structuring investment portfolios, beginning with an analysis of macro-economic and capital market conditions. Nelson's investment managers undertake quantitative analyses, including asset/liability analyses, yield curve analyses and asset allocation modeling to examine these areas. Using this information, Nelson's investment managers construct an investment portfolio that adheres to each client's objectives as well as Nelson's investment strategy.

     Nelson, through continued investment in technology, has developed proprietary systems delivering economies of scale to provide a broad range of investment instruments used by Nelson's investment managers to construct a balanced investment portfolio. Nelson's investment managers invest in fixed interest securities, international and domestic securities, sterling deposits, sterling commercial paper, floating rate notes, certificates of deposit and tax-free and fixed income corporate bonds. Nelson also invests directly in equities, unit trusts and investment trusts with characteristics ranging from conservative to aggressive.

     After establishment of a client's portfolio, Nelson provides several services aimed at establishing a long-term relationship with each client. Each investment adviser meets periodically with each client to discuss reinvestment of maturing investments as they arise and to ensure that the balance of deposits, bonds and equities in each investor's portfolio continues to meet the investor's investment strategy. Nelson also maintains a staff to respond to inquiries from clients. In addition, Nelson distributes a personal investment portfolio report to each investor every six months which details his or her current portfolio investments and outlines all transactions that have taken place in the prior six months together with a commentary from the investment management team. Furthermore, Nelson distributes investment and budget newsletters to investors. Finally, Nelson regularly holds investment road shows throughout the United Kingdom so that clients can meet Nelson's directors, investment managers and staff.

     For providing investment advice, Nelson charges an initial fee calculated as a percentage of capital invested into each individual investment portfolio. Nelson also charges annual fees for the ongoing management and administration of each investment portfolio. These fees are based on the type of investments and amount of assets contained in each investor's portfolio. The fee schedules typically provide lower incremental fees for assets under management above certain levels.

     Nelson maintains an internal investment research staff which provides several sources of information for making investment decisions. In addition, Nelson utilizes research provided by London's leading investment houses, certain credit rating agencies, Moody's Investor Service and Standard and Poor's. Nelson holds frequent investment strategy meetings with senior management, portfolio managers and research analysts to discuss investment strategy.

     DST SYSTEMS, INC.
     -----------------

     DST, together with its subsidiaries and joint ventures, provides information processing, printing and mailing and computer software services and products to mutual funds, investment managers, communications industries and other service industries. DST has organized its business units into three operating segments: Financial Services, Customer Management and Output Solutions.

     DST FINANCIAL SERVICES

     DST's financial services segment serves primarily mutual funds, investment managers, insurance companies, banks and other financial services organizations. DST's proprietary software systems include shareowner accounting and recordkeeping systems offered to the U.S. mutual fund industry; shareowner accounting and recordkeeping systems offered to non-U.S. mutual funds and unit trusts; a securities transfer system offered primarily to corporate trustees and securities transfer agents; portfolio accounting and investment management systems offered to U.S. and international fund accountants and investment managers; image-based work management system offered primarily to mutual funds, insurance companies and other financial services organizations; and securities exchange and broker order systems offered to brokers and companies involved in the exchange of equity, bond and derivative securities primarily outside the U.S. DST was a pioneer in the development of on-line automated recordkeeping and accounting for U.S. mutual fund shareowner accounts. As discussed above, DST provides full-service shareowner accounting and recordkeeping to Berger. In addition, DST provides remote services to Janus, primarily shareowner recordkeeping and other shareowner services.

     DST CUSTOMER MANAGEMENT

     DST's Customer Management segment provides sophisticated customer management processing and computer software services and products to the video/broadband, direct broadcast satellite, wireless and Internet-protocol telephony, Internet and utilities markets worldwide. Its proprietary software systems enables clients to manage customer relationship functions, including new account set-up, order processing, customer support, management reporting and marketing analysis.

     DST OUTPUT SOLUTIONS

     DST's Output Solutions segment provides bill and statement processing services and solutions, including electronic presentment and generation of customized statements. Output processing services and solutions are provided to customers of DST's other segments as well as to other industries.

     DST INVESTMENTS

     DST also held significant investments in equity securities with a market value of approximately $1.3 billion at December 31, 1999, including shares of Computer Sciences Corporation and State Street Corporation

     DST common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "DST."

PROPERTIES

     In the opinion of management, the various facilities, office space and other properties owned by and/or leased by Stilwell are adequate for existing operating needs.

     Janus leases from non-affiliates approximately 455,400 square feet of office space in three facilities for investment, administrative, marketing, information technology, and shareowner processing operations, and approximately 52,700 square feet for mail processing and storage requirements. These corporate offices and mail processing facilities are located in Denver, Colorado. In September 1998, Janus opened an investor service and data center in Austin, Texas and currently leases approximately 170,200 square feet at the facility. Janus also leases 4,200 square feet of office space in Westport, Connecticut for development of the Janus World Funds and 2,500 square feet of office space in London, England for securities research and trading. An additional 67,000 square feet of office space was occupied as of March 31, 2000.

     Berger leases approximately 29,800 square feet of office space in Denver, Colorado for its administrative and corporate functions.

     Nelson leases 10,300 square feet of office space in Chester, England, the location of its corporate headquarters, investment operations and one of its marketing offices. During 1998, Nelson acquired additional office space adjacent to its Chester location to accommodate expansion efforts. Also, Nelson leases or owns six branch marketing offices totaling approximately 13,800 square feet in the following locations in the United Kingdom: London, Lichfield, Bath, York, Durham and Stirling.

STILWELL HOLDING COMPANY

     The Stilwell holding company leases approximately 12,500 square feet of office space in Kansas City, Missouri from a non-affiliate for its corporate functions.

EMPLOYEES

     As of December 31, 1999, Janus had approximately 2,500 employees, Berger had approximately 75 employees, Nelson had approximately 200 employees and Stilwell Financial Inc. had 17 employees. None of the employees of Stilwell are represented by a labor union.

STILWELL BUSINESS STRATEGY

     Stilwell believes that it has established a strong platform to support future growth in revenues, deriving its strength in large part from the experience and capabilities of Stilwell's subsidiaries and equity investments as full service providers of asset management and related financial services. The strength of Stilwell's subsidiaries and equity investments is based on core investment professionals, solid investment performance results, sophisticated distribution systems, quality customer service, talented support and service staff and product expertise and systems. In addition, Stilwell believes that it will benefit from the brand name equity associated with the names JANUS, BERGER, NELSON and DST. Opportunities for growth for Stilwell are expected to come, principally through its subsidiaries and equity investments, from new and existing clients, strategic acquisitions and alliances and strengthening the brand name and brand image of Stilwell's subsidiaries and equity investments.

     MAINTAIN AND ENHANCE EXISTING CLIENT RELATIONSHIPS. As one of its primary business objectives, Stilwell intends to maintain and enhance existing client relationships by continuing to provide a high level of quality service to existing clients through strong support and service staff, excellent customer service and product expertise and systems.

     GENERATE GROWTH FROM NEW AND EXISTING CLIENTS. Stilwell will pursue growth from new clients through on-going sales and marketing efforts. Additionally, Stilwell will seek to increase its share of existing clients' managed assets.

     To encourage growth, Stilwell intends to continue compensation programs with equity incentives for key management employees of its principal subsidiaries to provide incentives through ownership of stock in the enterprises in which they are employed. Stilwell seeks to facilitate the acquisition of such ownership through such compensation programs and by making such programs competitive with, if not superior to, compensation programs of other financial services companies.

     PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. Stilwell plans to regularly evaluate strategic acquisitions, joint ventures and alliances and pursue those that appear appropriate as a means of expanding the range of its product offerings and distribution, as well as for increasing its sales and marketing capabilities.

     STRENGTHEN BRAND NAME AND BRAND IMAGE. Stilwell intends to continue developing several independent financial services businesses with autonomous management and separate brand names. Stilwell believes it has a strong starting position for this strategy, based on its existing ownership of Janus, Berger and Nelson, as well as its equity investment in DST. Management of each of Stilwell's affiliates has general autonomy over its respective day-to-day operations, allowing each business to develop a separate public identity, satisfy legal requirements regarding separation of investment decisions and maintain compliance with certain minority stockholder agreements. Consistent with the prior philosophy of KCSI, Stilwell expects to encourage autonomy by its subsidiaries in the operation of their businesses. Stilwell has agreed that the management of Janus will continue to operate the business of Janus of providing investment advice and management services, on the basis provided in the Janus Stock Purchase Agreement. Stilwell has agreed that Mr. Bailey will continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus, and to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights. See Stilwell Financial Inc., "Stilwell Business Strategy" and "Business - Stilwell Business Strategy."

COMPETITION

     Stilwell is subject to substantial and growing competition in all aspects of its business. Such competition could reduce the demand for Stilwell's products and services and could have a material adverse effect on Stilwell's business, financial condition, results of operations and business prospects. Janus and Berger compete with hundreds of other mutual fund management distribution and service companies that distribute their fund shares through a variety of methods including affiliated and unaffiliated sales forces, broker-dealers, and direct sales to the public. Nelson competes with other money managers in obtaining new client business. DST competes with third party providers, in-house systems and broker-dealers for the provision of processing services. In addition, Stilwell's subsidiaries and equity investments compete with brokerage and investment banking firms, insurance companies, banks, and other financial institutions in all aspects of its business. Although no one company or group of companies dominates the financial services industry, many are larger, better known and have greater resources than Stilwell. Stilwell believes that competition in the mutual fund industry will increase as a result of increased flexibility afforded to banks and other financial institutions to sponsor mutual funds and distribute mutual fund shares, and as a result of consolidation and acquisition activity within the industry. In addition, the mutual fund industry, in general, faces significant competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings. Barriers to entry to the investment management business are relatively few, and management of Stilwell anticipates Janus, Berger and Nelson will face a growing number of competitors. Competition for Janus and Berger is based on the methods of distribution of fund shares, the ability to meet the changing needs of investors, the ability to achieve superior investment management performance, the type and quality of shareowner services, and the success of marketing efforts. Competition for Nelson is based on the ability to achieve reasonable investment management returns, the quality of investor services and the success of marketing efforts. DST's ability to compete is based on the quality of service and features offered, including the ability to handle rapidly changing transaction volumes, commitment to hardware capacity and software development and price.

     While Stilwell's subsidiaries and equity investments have implemented programs to improve performance in all of these areas, Stilwell's subsidiaries and equity investments may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by Stilwell's subsidiaries and equity investments may materially and adversely affect Stilwell's business, financial condition, results of operations and business prospects.

REGULATION

     Virtually all aspects of Stilwell's business are subject to various laws and regulations. Applicable laws include the 1940 Act, the Advisers Act, the Securities Act, the Exchange Act, ERISA and various state securities and related laws (including laws in the United Kingdom). Applicable regulations include, but are not limited to, in the United States, the rules and regulations of the SEC, the NASD and other securities exchanges and the DOL, and generally in the United Kingdom, IMRO, PIA and FSA. These laws and regulations generally grant regulatory agencies and bodies broad administrative powers, including in some cases the power to limit or restrict Stilwell from operating its businesses in the event it fails to comply with such laws and regulations. Due to the extensive regulations and laws to which Stilwell is subject, management of Stilwell is required to devote substantial time and effort to legal and regulatory compliance issues. Violations of such laws or regulations could subject Stilwell and/or its employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension or permanent bar from the conduct of their business. Stilwell believes that it is in substantial compliance with all material laws and regulations.

     Janus and Berger are registered with the SEC as investment advisers under the Advisers Act and with the appropriate authorities in each of the states in which registration is required. Each of the funds of Janus and Berger is registered with the SEC under the 1940 Act. Nelson is regulated by IMRO, PIA and FSA and Janus International is regulated by IMRO. Various regulations also cover certain investment strategies that may be used by Janus, Berger and Nelson for hedging purposes. To the extent that Janus and Berger purchase futures contracts, Janus and Berger may be subject to the commodities and futures regulations of the Commodity Futures Trading Commission. Under the rules and regulations of the SEC promulgated pursuant to the federal securities laws, Stilwell is subject to periodic examination by the SEC. Stilwell is also subject to periodic examination by the NASD.

LEGAL MATTERS

     From time to time Stilwell is involved in various legal actions arising in the normal course of business. While the ultimate outcome of the various legal proceedings involving Stilwell cannot be predicted with certainty, it is the opinion of management (after consultation with legal counsel) that the litigation reserves of Stilwell are adequate and that legal actions involving Stilwell and ultimate resolution of these matters currently are not material to Stilwell's consolidated financial position, results of operations or cash flows.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the individuals who are the directors and executive officers of Stilwell. Stilwell's Board of Directors is comprised of four directors, as indicated in the table below, and is divided into three classes. The initial term of the first class of directors ("Class I Directors") will expire at the 2001 annual meeting of stockholders, the initial term of the second class of directors ("Class II Directors") will expire at the conclusion of the 2002 annual meeting of stockholders and the initial term of the third class of directors ("Class III Directors") will expire at the conclusion of the 2003 annual meeting of stockholders. Commencing with the 2001 annual meeting of stockholders, directors elected to succeed the initial directors whose terms expire will be elected to serve a three-year term of office. Officers serve at the discretion of Stilwell's Board of Directors.


       NAME             AGE       POSITION AND OFFICES
       ----             ---       --------------------
Landon H. Rowland        63       Director, Chairman of the Board, President and
                                  Chief Executive Officer

Joseph D. Monello        55       Vice President and Chief Operating Officer

Danny R. Carpenter       54       Vice President and Secretary

Anthony P. McCarthy      53       Vice President - Finance

Morton I. Sosland        74       Director

James E. Barnes          65       Director

Paul F. Balser           58       Director

Gwen E. Royle            39       Vice President - Legal

Douglas E. Nickerson     34       Vice President and Controller

LANDON H. ROWLAND (Class III Director) has been a director of KCSI since 1983. He has been President of KCSI since July 1983, Chief Executive Officer of KCSI since January 1987 and Chairman of KCSI's Board of Directors since May 1997. Mr. Rowland is also a director of Janus, SMI, Nelson, Transportacion Maritima Mexicana, S.A. de C.V. and Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.

JOSEPH D. MONELLO has continuously served as Vice President and Chief Financial Officer of KCSI since March 1994. Mr. Monello is also a director of SMI and Nelson.

DANNY R. CARPENTER has continuously served as Vice President-Finance of KCSI since November 1996, and served as Vice President-Finance and Tax of KCSI from May 1995 to November 1996, and as Vice President-Tax of KCSI from June

1993 to May 1995. Prior to June 1993, he was a member in the law firm of Watson & Marshall, L.C., Kansas City, Missouri. Mr. Carpenter is also a director of SMI and Nelson.

ANTHONY P. MCCARTHY has continuously served as Vice President and Treasurer of KCSI since May 1996. He was Treasurer of KCSI from December 1989 to May 1996.

MORTON I. SOSLAND (Class I Director) has been a director of KCSI since 1976. He has been Chairman of the Sosland Companies, Inc. (the "Sosland Companies"), Kansas City, Missouri, since January 1993 and was President from July 1968 through December 1992. He has also served as Chairman of Sosland Publishing Company, Kansas City, Missouri, since 1984. The Sosland Companies are publishers and venture capital investors. Mr. Sosland is also a director of H&R Block, Inc., Kansas City, Missouri.

JAMES E. BARNES (Class III Director) has been a director of KCSI since 1986. Prior to retirement, Mr. Barnes was Chairman of the Board of Directors, President and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma. He was Chairman of the Board of Directors and Chief Executive Officer from December 1991 to September 1995 and Chairman of the Board of Directors, President and Chief Executive Officer from May 1986 to December 1991. MAPCO processes, transports, stores, purchases and sells petroleum and natural gas liquid products. Mr. Barnes is also a director of BOK Financial Corporation, Tulsa, Oklahoma; SBC Communications Inc., San Antonio, Texas; and Parker Drilling Co., Tulsa, Oklahoma.

PAUL F. BALSER (Class II Director) has been a director of KCSI since 1990. He has been a Managing Partner of Generation Partners, L.P., New York, New York, since August 1995. Generation Partners is an investment firm specializing in privately negotiated equity and venture capital investments. He was a Partner of Centre Partners, L.P., New York, New York, from September 1986 through July 1995, which also specialized in privately negotiated equity and venture capital investments. Mr. Balser is also a director of the Carbide/Graphite Group, Inc., Pittsburgh, Pennsylvania, and Scientific Games, Inc., Atlanta, Georgia, as well as a number of private companies.

GWEN E. ROYLE has continuously served as Senior Assistant Vice President and Tax Counsel of KCSI since November 1996. She was Tax Counsel of KCSI from July 1995 to November 1996. She was a member in the law firm Slagle, Bernard & Gorman, P.C. from 1991 to July 1995.

DOUGLAS E. NICKERSON has continuously served as Assistant Comptroller of KCSI since September 1997, and served as Manager of Financial Reporting of KCSI from October 1995 to September 1997. From January 1995 to October 1995, Mr. Nickerson was financial reporting manager of Ferrellgas Partners, L.P. Ferrellgas Partners, L.P. is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids.

     There are no arrangements or understandings between the directors or executive officers and any other person pursuant to which the director or executive officer was or is to be selected as a director or officer, except with respect to the executive officers who have employment agreements with Stilwell. None of the above directors or officers are related to one another by family.

COMPOSITION OF STILWELL'S BOARD OF DIRECTORS

     Stilwell's Board of Directors will consist of not fewer than 3 nor more than 18 directors with the number of directors fixed exclusively from time to time by a majority of Stilwell's entire Board of Directors. Stilwell's Board of Directors is divided into three classes. The initial term of the first class expires at the conclusion of the 2001 annual meeting of stockholders, the initial term of the second class expires at the conclusion of the 2002 annual meeting of stockholders and the initial term of the third class expires at the conclusion of the 2003 annual meeting of stockholders. Commencing with the 2001 annual meeting of stockholders, directors elected to succeed the initial directors whose terms expire will be elected to serve a three-year term of office. Directors hold office until the next annual meeting of stockholders at which their terms expire and until their successors are duly elected and qualified. As a result, approximately one-third of Stilwell's Board of Directors will be elected each year. Officers are elected by Stilwell's Board of Directors and serve until their successors are duly elected or appointed and qualified or until they shall die, resign or be removed. See "Description of Capital Stock-Certain Antitakeover Effects."

COMMITTEES OF STILWELL'S BOARD OF DIRECTORS

     Stilwell's Board of Directors has established an Executive Committee (which also nominates individuals to serve as directors of Stilwell), an Audit Committee and a Compensation Committee. Commencing with the 2001 annual meeting of stockholders, the members of the committees will be elected at the annual meeting of Stilwell's Board of Directors. Pursuant to the Bylaws of Stilwell, Stilwell's Board of Directors may also establish other committees from time to time in its discretion.

     EXECUTIVE COMMITTEE. The Executive Committee consists of directors elected by Stilwell's Board of Directors to serve one-year terms. When Stilwell's Board of Directors is not in session, the Executive Committee has all powers and rights necessary to exercise the full authority of Stilwell's Board of Directors in the management of the business and affairs of Stilwell, except as provided in the DGCL, the Certificate or the Bylaws of Stilwell. The Executive Committee has full power to act as the Nominating Committee which, when acting as such, has the power and duty to make recommendations to Stilwell's Board of Directors as to suitable nominees for election to Stilwell's Board of Directors by the stockholders or by the remaining members of Stilwell's Board of Directors, to fill newly created directorships and to fill any vacancies which shall occur. When acting as the Nominating Committee, it has the power to meet with and consider suggestions from such other members of Stilwell's Board of Directors, stockholders, members of management, consultants and other persons, firms or corporations as they deem necessary or advisable to assist them in making such recommendations. The members of the Executive Committee are James E. Barnes, Morton I. Sosland and Landon H. Rowland.

     AUDIT COMMITTEE. The Audit Committee consists of outside directors elected by Stilwell's Board of Directors to serve staggered three-year terms. The Audit Committee meets with and considers suggestions from members of management and members of Stilwell's internal audit staff, as well as Stilwell's independent accountants, concerning the financial operations of Stilwell. The Audit Committee also has the power to review audited financial statements of Stilwell and consider and recommend the employment of, and approve the fee arrangement with, independent accountants for both audit functions and for advisory and other consulting services. The members of the Audit Committee are Paul F. Balser, James E. Barnes and Morton I. Sosland.

     COMPENSATION COMMITTEE. The Compensation Committee consists of outside directors elected by Stilwell's Board of Directors to serve one-year terms. The Compensation Committee has the power: to authorize and determine all salaries for the officers and supervisory employees of Stilwell Financial Inc.; to administer the incentive compensation plans of Stilwell Financial Inc. in accordance with the powers and authority granted in such plans; to determine any incentive allowances to be made to officers and staff of Stilwell Financial Inc.; to administer all stock option plans, stock purchase plans and other equity ownership, compensation, retirement and benefit plans of Stilwell Financial Inc.; to approve the performance-based compensation of individuals pursuant to Code Section 162(m); and to administer all other matters relating to the compensation or benefits of Stilwell Financial Inc. The members of the Compensation Committee are Paul F. Balser, James E. Barnes and Morton I. Sosland.

COMPENSATION OF STILWELL'S DIRECTORS

     Directors who are employees of Stilwell do not receive any fees or other compensation for service on Stilwell's Board of Directors or its committees. Members of Stilwell's Board of Directors who do not receive compensation as officers or employees of Stilwell receive a fee of $4,000 for each meeting of Stilwell's Board of Directors attended, a fee of $2,000 for attendance at any committee meeting, and a fee of $2,000 or $1,000 for participation in any telephonic Board of Directors or committee meeting, respectively. In addition, all members of Stilwell's Board of Directors are reimbursed for reasonable travel expenses in connection with attending Board of Directors and committee meetings. The chairman of a committee receives an additional $500 for each committee meeting attended. Directors will also receive a discretionary grant of options to purchase shares of Stilwell Common Stock on an annual basis immediately following each annual meeting of Stilwell's stockholders. To date, the Board of Directors of Stilwell has not taken any action with respect to such discretionary grants of options.

EXECUTIVE COMPENSATION

     Although Stilwell has entered into employment agreements with certain of Stilwell's executive officers effective as of the Distribution Date, to date, no compensation has been paid pursuant to such agreements and the executive officers have received compensation pursuant to their existing employment arrangements with KCSI. The information under this heading therefore summarizes compensation paid by KCSI to the individual that is Stilwell's Chief Executive Officer and individuals who, based upon employment and compensation paid by KCSI during the fiscal year ended December 31, 1999, are the four individuals initially expected to be the most highly compensated executive officers of Stilwell. As a result, the compensation described below does not reflect the compensation such executive officers will receive following the Distribution. See "Management-Employment Agreements With the Named Executive Officers." The principal positions listed below are those that will be held by the executive officers in Stilwell following the Distribution.

                                SUMMARY COMPENSATION TABLE*
                                                                Long Term
                                     Annual Compensation             Compensation Awards
                              ----------------------------------  ------------------------------
                                                                     Securities
                                                    Other Annual      Underlying    All Other
 Name and Principal                                 Compensation        Options/    Compensation
  Position              Year  Salary($)  Bonus($)      ($)            SARs(#) <6>      ($)
------------------------------------------------------------------------------------------------

Landon H. Rowland       1999   750,000         ---      46,067<F1>            ---       105,490<F1>
 Director; Chairman     1998   750,000         ---      53,877              6,138        26,632
 of the Board,          1997   750,000         ---      57,900                ---       114,801
 President and Chief
 Executive Officer

Thomas H. Bailey        1999   900,000   1,000,000<F3>     ---                ---       121,128<F2>
 Chairman of the        1998   900,000     833,000         ---                ---       109,000
 Board, President       1997   900,000     675,000         ---                ---        75,667
 and Chief Executive
 Officer of Janus

Joseph D. Monello       1999   600,000         ---         ---                ---        45,671<F3>
 Vice President and     1998   250,008         ---         ---             65,000        43,754
 Chief Operating        1997   250,008         ---         ---                ---        62,640
 Officer

Danny R. Carpenter      1999   330,000         ---         ---                980        17,815<F4>
 Vice President         1998   190,008         ---         ---             31,481        16,000
 and Secretary          1997   190,008         ---         ---                ---        43,751

Anthony P. McCarthy     1999   180,000         ---         ---                ---        16,963<F5>
 Vice President -       1998   110,004         ---         ---             10,000        11,052
 Finance                1997   110,004         ---         ---                ---        11,394

*Reflects compensation paid by KCSI.

<F1>
Other Annual Compensation for Mr. Rowland includes premiums on disability insurance policy of $46,067. All other compensation for Mr. Rowland for 1999 is comprised of: (i) contributions to his account under the Stilwell ESOP of $6,400; (ii) interest on deferred directors' fees of $13,049; (iii) a contribution to his account under KCSI's 401(k) plan of $4,800; (iv) a contribution to his account under KCSI's profit sharing plan of $4,800; (v) premiums on group term life insurance of $4,941; and (vi) an amount paid out to him pursuant to the KCSI Executive Plan of $71,500. As of December 31, 1999, Mr. Rowland held no shares of restricted stock.

<F2>
The bonus for Mr. Bailey for 1999 was under a performance based incentive compensation plan approved by stockholders in 1997. All other compensation for Mr. Bailey for 1999 is comprised of: (i) directors' fees in the amount of $31,000 and $65,333, paid to Mr. Bailey in his capacity as director of Janus Capital Corporation, Janus Investment Fund and the Janus Aspen Series, respectively; (ii) a contribution to his account under the Stilwell ESOP of $6,400; (iii) a contribution to his account under KCSI's 401(k) plan of $4,800;
(iv) a contribution to his account under Janus' profit sharing plan of $4,800; and (v) premiums on group term life insurance of $8,795 paid by Janus Capital Corporation. As of December 31, 1999, Mr. Bailey held no shares of restricted stock.

<F3>
All other compensation for Mr. Monello for 1999 is comprised of: (i) a contribution to his account under the Stilwell ESOP of $6,400; (ii) a contribution to his account under KCSI's 401(k) plan of $4,800; (iii) a contribution to his account under KCSI's profit sharing plan of $4,800; (iv) premiums on group term life insurance of $1,917; and (v) an amount paid out to him under the KCSI Executive Plan of $27,754. As of December 31, 1999, Mr. Monello held no shares of restricted stock.

<F4>
All other compensation for Mr. Carpenter for 1999 is comprised of: (i) a contribution to his account under the Stilwell ESOP of $6,400; (ii) a contribution to his account under KCSI's 401(k) plan of $4,800; (iii) a contribution to his account under KCSI's profit sharing plan of $4,800; and (iv) premiums on group term life insurance of $1,815. As of December 31, 1999, Mr. Carpenter held no shares of restricted stock.

<F5>
All other compensation for Mr. McCarthy for 1999 is comprised of: (i) a contribution to his account under the Stilwell ESOP of $6,400; (ii) a contribution to his account under KCSI's 401(k) plan of $4,800; (iii) a contribution to his account under KCSI's profit sharing plan of $4,800; and (iv) premiums on group term life insurance of $963. As of December 31, 1999, Mr. McCarthy held no shares of restricted stock.

All option award information relates to options to purchase shares of KCSI Common Stock. In connection with the Distribution, all Options will remain outstanding with an adjusted exercise price and the holders of the Options will be granted New Stilwell Options. As a result, the value of the options to purchase Stilwell Common Stock will depend on the future value of Stilwell Common Stock. See "Relationship Between KCSI and Stilwell After the Distribution-Employee Benefits" and "Management-Other Compensatory Plans and Arrangements."


                  1999 OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------
                                                                    Grant Date
               Individual Grants                                      Value
  (a)                (b)             (c)            (d)         (e)          (f)
                   Number of      % of Total
                  Securities     Options/SARs     Exercise                   Grant
                  Underlying     Granted to       or Base                     Date
                  Options/SARs   Employees in     Price       Expiration   Present
    Name          Granted (#)    Fiscal Year<3>   ($/Sh)<4>      Date      Value $<5>
--------------------------------------------------------------------------------
Landon H. Rowland        0             N/A         N/A         N/A           N/A
Thomas H. Bailey       100<1>           *          44.00       01/25/09    1,447
Joseph D. Monello        0             N/A         N/A         N/A           N/A
Danny R. Carpenter     980<2>           *          44.00       01/25/09   14,181
Anthony P. McCarthy      0             N/A         N/A         N/A           N/A

*     Less than one percent of the total options granted.

<F1>
The options were granted under the 1991 Plan. These options were granted on January 26, 1999 and became exercisable upon January 26, 2000. LSAR's were granted in tandem with these options. All of the LSAR's are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991 Plan). All the options expire at the end of ten years, subject to earlier termination as provided in the individual's option agreement. The options are subject to voluntary tax withholding rights.

<F2>
The options were granted under the 1991 Plan in connection with KCSI's Executive Plan. These options were granted on January 26, 1999 and were immediately exercisable. LSAR's were granted in tandem with these options. All of the LSAR's are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991 Plan).
All the options expire at the end of ten years, subject to earlier termination as provided in the individual's option agreement. The options are subject to voluntary tax withholding rights.

<F3>
Total options granted to eligible employees in 1999 were 490,716.

<F4>
Average of the high and low prices of the Common Stock on the date of grant as reported on the NYSE.

<F5>
Valuation determined using Black-Scholes' option pricing model with the following assumptions: market price of stock is equal to the exercise price of options; stock volatility (based on 3-year monthly data) of 42.20%; annualized risk-free interest rate of 4.6710%; option term (in years) 3; and stock's dividend yield of 0.36%.

          1999 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table sets forth information with respect to the aggregate option exercises during 1999 by the executive officers and the number and value of options held by such officers as of December 31, 1999 (the last trading day of the year).



--------------------------------------------------------------------------------
(a)                (b)           (c)                        (d)               (e)
                                                         Number of
                                                        Securities         Value of
                                                        Underlying        Unexercised
                                                        Unexercised      In-the-Money
                                                       Options/SARs      Options/SARs
                                                         at FY-End        at FY-End
                                                           (#)               ($)
                     Shares
                    Acquired
                     on             Value
                    Exercise      Realized<1>         Exercisable/     Exercisable/
    Name              (#)            ($)              Unexercisable    Unexercisable<1>
----------------------------------------------------------------------------------------
Landon H. Rowland     0            N/A                   2,769,138/0      182,179,057/0
Thomas H. Bailey      0            N/A                         0/100            0/2,831
Joseph D. Monello     0            N/A                330,000/65,000        18,773,136/
                                                                              1,950,000
Danny R. Carpenter    0            N/A                263,461/30,000        15,060,840/
                                                                                900,000
Anthony P. McCarthy   0            N/A                       74,250/         2,515,424/
                                                              10,000             54,375

<F1>
The dollar value in columns (c) and (e) is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options on the date of exercise or December 31, 1999 (the last trading day of 1999), respectively, times the number of options exercised or held at year end.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

  Certain executive officers of Stilwell have entered into employment agreements with Stilwell that are effective as of the Distribution Date. The Compensation Committee of the Board of Directors of Janus, with the aid of an independent compensation consultant, sets Mr. Bailey's base salary and recommends incentive compensation. Stilwell's Compensation Committee also approves such incentive compensation.

  MR. ROWLAND. Stilwell entered into an employment agreement dated June 12, 2000 with Mr. Rowland effective as of the Distribution Date, which provides for Mr. Rowland's employment as Chairman of the Board, President and Chief Executive Officer of Stilwell.

  The employment agreement provides that Mr. Rowland is to serve at the pleasure of Stilwell's Board of Directors and does not contain a fixed term of employment. Pursuant to the employment agreement, Mr. Rowland will receive a fixed annual base salary of $825,000, which is not to be increased prior to January 1, 2003 and is not to be reduced except by mutual agreement of Stilwell and Mr. Rowland or except as part of a general salary reduction program applicable to all officers of Stilwell. Mr. Rowland is not entitled to participate in any Stilwell incentive compensation plan during 2000, 2001 and 2002, but continues to participate in other benefit plans or programs of Stilwell generally available to executive employees and is provided with certain disability insurance coverage and life insurance payable to beneficiaries designated by him. Under the employment agreement the value of Mr. Rowland's annual compensation is fixed at $the lower of 175% of his annual base salary or $1,000,000 for purposes of cash compensation-based benefit plans.

  In conjunction with entering into the employment agreement with Stilwell and in lieu of participation in any incentive compensation plan for the period indicated, Mr. Rowland received a grant of KCSI performance stock options for 215,000 shares and a grant of KCSI standard stock options for 16,100 shares. Subject to continued employment, the performance stock options will become exercisable in three equal installments if the price of the KCSI stock increases above the price at the time of grant ($70.7813) to certain target levels, computed on the basis of 50% growth in the KCSI stock price for the first installment and 20% compounded growth in such stock price above the first installment target for the second and third installments. The standard stock options for Mr. Rowland will become exercisable one year after the date of grant, subject to continued employment. At the time of the Distribution, Stilwell options will be substituted for all such KCSI options in their entirety and the target stock price levels for the performance options will be adjusted to Stilwell stock prices.

  The employment agreement provides for twenty-four (24) months of severance pay at an annual rate equal to Mr. Rowland's base salary and for certain health and life insurance benefits in the event of the termination of his employment without cause, other than in connection with a change in control of Stilwell (as defined in the employment agreement), unless such benefits are provided by another employer. In the year in which termination occurs, Mr. Rowland will remain eligible to receive benefits under the Stilwell Incentive Compensation Plan, if any, and the Stilwell Executive Plan. After termination, Mr. Rowland shall not be entitled to accrue or receive any benefits under any other employee benefit plan, except he will be entitled to participate in the Stilwell Employee Stock Ownership Plan and the Stilwell 401(k) Plan in the year of termination if he meets the requirements for participation in such termination year.

  As part of the employment agreement, Mr. Rowland has agreed not to use or disclose any Stilwell trade secret (as defined in the employment agreement) after any termination of his employment and not to engage in, or manage, a business in competition with any business conducted by Stilwell or its subsidiaries, in any country or jurisdiction in which Stilwell or any of its subsidiaries conduct business, for a period of three years following Mr. Rowland's resignation or termination of his employment for cause or due to his disability.

  During the period of his employment under the employment agreement, Mr. Rowland has agreed to retain ownership in himself or members of his immediate family of at least a majority of the number of shares of (i) Stilwell Common Stock received in the Distribution and (ii) Stilwell Common Stock acquired upon exercise of Stilwell stock options (other than shares transferred to Stilwell or sold to pay the purchase price upon the exercise of stock options or to pay or satisfy tax obligations resulting from such exercise).

  If there is a change in control of Stilwell or its Significant Subsidiaries (as defined in the employment agreement) during the term of the employment agreement, Mr. Rowland's employment, executive capacity, salary and benefits would be continued for a three-year period at levels in effect on the Control Change Date (as defined in the employment agreement) at a rate not less than twelve times the highest monthly base salary paid or payable to him in the twelve months prior to any change in control. During such three-year period, Mr. Rowland would also be eligible to participate in all benefit plans generally made available to executives of his level or to the employees of Stilwell generally, would be eligible to participate in any Stilwell incentive compensation plan, and would be entitled to immediately exercise all outstanding stock options and receive a lump-sum cash payment equal to the fair market value of all non-vested options. If the amounts payable during this three-year period are discretionary, the benefits continued shall not be less than the average annual amount for the three years prior to the change in control and incentive compensation shall not be less than 75% of the maximum amount which could have been paid to Mr. Rowland under the terms of the incentive compensation plan. With respect to unfunded employer obligations under the benefit plans, Mr. Rowland would be entitled to a discounted cash payment of amounts to which he is entitled. Mr. Rowland's employment may be terminated after the Control Change Date, but where it is other than For Cause (as defined in the employment agreement) he would be entitled to payment of his base salary through termination plus a discounted cash severance payment equal to 175% of three times his annual base salary and continuation or payment of benefits for a three-year period at levels in effect on the Control Change Date. Mr. Rowland also is permitted to resign employment after a change in control upon Good Reason (as defined in the employment agreement) and advance written notice, and to receive the same payments and benefits as if his employment had been terminated by Stilwell. Mr. Rowland's employment agreement also provides for payments to him necessary to relieve him of certain adverse federal income tax consequences if amounts received under the employment agreement involve "parachute payments" under Code Section 4999.

  MESSRS. MONELLO, CARPENTER AND MCCARTHY. Stilwell has entered into employment agreements dated June 12, 2000 with Messrs. Monello, Carpenter and McCarthy effective as of the Distribution Date. These employment agreements provide, respectively, for Mr. Monello's employment as Executive Vice President and Chief Operating Officer of Stilwell, Mr. Carpenter's employment as Vice President and Secretary of Stilwell and Mr. McCarthy's employment as Vice President-Finance and Treasurer of Stilwell. The employment agreements are subject to termination under certain circumstances.

  Pursuant to their employment agreements, Messrs. Monello, Carpenter and McCarthy will receive as compensation for their services an annual base salary at the rate of $660,000, $400,000 and $200,000, respectively. Such salary shall not be increased prior to January 1, 2003 and is not to be reduced except as agreed to by the parties or as part of a general salary reduction by Stilwell applicable to all officers of Stilwell. Under the employment agreements, Mr. Monello, Mr. Carpenter and Mr. McCarthy are not entitled to participate in any Stilwell incentive compensation plan during 2000, 2001 and 2002, but will receive cash bonuses of $250,000, $400,000 and $150,000, respectively within ten days after the Distribution Date and all are eligible to participate in other benefit plans or programs generally made available to executive employees of Stilwell. The employment agreements provide that the value of Messrs. Monello's, Carpenter's and McCarthy's annual compensation for purposes of cash compensation based benefit plans is fixed at the lower of 175% of their annual base salaries or $1,000,000.

  In conjunction with entering into the employment agreements with Stilwell and in lieu of participation in any incentive compensation plans for the period indicated (other than the cash bonuses described in the preceding paragraph), Messrs. Monello, Carpenter and McCarthy received a grant of KCSI performance stock options for 150,000, 80,000 and 30,000 shares, respectively, and Mr. Monello received a grant of KCSI standard stock options for 7,500 shares. Subject to continued employment, the performance stock options will become exercisable in three equal installments if the price of the KCSI stock increases above the price at the time of grant ($70.7813) to certain target levels, computed on the basis of 50% growth in the KCSI stock price, for the first installment and 20% compounded annual growth in such stock price above the first target price for the second and third installments. The standard stock options for Mr. Monello will become exercisable one year after the date of grant, subject to continued employment. At the time of the Distribution, Stilwell options will be substituted for all such KCSI options in their entirety and the target stock price levels for the performance options will be adjusted to Stilwell stock price.

  In the event of termination without cause by Stilwell, Messrs. Monello and Carpenter would be entitled to 24 months and Mr. McCarthy 12 months of severance pay at an annual rate equal to their base salary and for reimbursement for the costs of continuing or obtaining comparable health and life insurance benefits unless such benefits are provided by another employer. In the year in which termination occurs, Messrs. Monello, Carpenter and McCarthy will remain eligible to receive benefits under the Stilwell Incentive Compensation Plan, if any, and the Stilwell Executive Plan. After termination, the officers shall not be entitled to accrue or receive benefits under any other employee benefit plan, except the officers will be entitled to participate in the Stilwell Employee Stock Ownership Plan and the Stilwell 401(k) Plan in the year of termination if such officers meet the requirements for participation in such termination year.

  As part of their employment agreements, Messrs. Monello, Carpenter and McCarthy have agreed not to use or disclose any Stilwell trade secret (as defined in the employment agreements) after any termination of their employment and shall, immediately upon termination of employment, return to Stilwell or its subsidiaries or affiliates any trade secrets in their possession which exist in tangible form.

  During the period of employment under their employment agreements, Messrs. Monello, Carpenter and McCarthy each has agreed to retain ownership in himself or members of his immediate family of at least a majority of the number of shares of (i) Stilwell Common Stock received in the Distribution and (ii) Stilwell Common Stock acquired upon exercise of Stilwell stock options (other than shares transferred to Stilwell or sold to pay the purchase price upon the exercise of stock options or to pay or satisfy tax obligations resulting from such exercise.)

  If there is a change in control of Stilwell or its Significant Subsidiaries (as defined in the employment agreements) during the term of the employment agreements, the officers' employment, executive capacity, salary and benefits would be continued for a three-year period at levels in effect on the Control Change Date (as that term is defined in the employment agreements). During the three-year period, salary is to be paid at a rate not less than twelve times the highest monthly base salary paid or payable to the officers by Stilwell in the twelve months immediately prior to any change in control. During the three-year period, the officers also would be eligible to participate in all benefit plans generally made available to executives of their level or to the employees of Stilwell generally, would be eligible to participate in any Stilwell incentive compensation plan and would be entitled to immediately exercise all outstanding stock options and receive a lump-sum cash payment equal to the fair market value of all non-vested options. If the amounts payable during this three-year period are discretionary, the benefits continued shall not be less than the average annual amount for the three years prior to the change in control and incentive compensation shall not be less than 75% of the maximum amount which could have been paid to the officers under the terms of the incentive compensation plan. With respect to unfunded employer obligations under benefit plans, the officers would be entitled to a discounted cash payment of amounts to which they are entitled. The officers' employment may be terminated after the Control Change Date, but where it is other than For Cause (as defined in the employment agreements) they would be entitled to payment of their base salary through termination plus Messrs. Monello, Carpenter and McCarthy would receive a discounted cash severance payment equal to 175% for Mr. Monello and Mr. Carpenter of three times their annual base salaries, and for Mr. McCarthy 175% of two times his annual base salary, continuation of payment of benefits for a three-year period at the Control Change Date and certain health, prescription and dental benefits for the remainder of their lives unless such benefits are otherwise provided by a subsequent employer. In addition, the officers receive continuation or payment of benefits for a three-year period at levels in effect on the Control Change Date. The officers also are permitted to resign employment after a change in control upon Good Reason (as that term is defined in the employment agreements) and advance written notice, and to receive the same payments and benefits as if their employment had been terminated. The employment agreements also provide for payments to such officers necessary to relieve them of certain adverse federal income tax consequences if amounts received under the agreements involve "parachute payments" under Code Section

4999.

  MR. BAILEY. Mr. Bailey has the right under the Janus Stock Purchase Agreement to require KCSI to purchase his shares of stock of Janus at a per share price equal to fifteen times the net after-tax earnings per share of Janus for the year ended immediately prior to the date of notice, or, a price per share equal to fifteen times the after-tax earnings per share of Janus for the year ended December 31, 1987, whichever is greater. Under that agreement, Mr. Bailey is also entitled, upon a termination of his employment within one year of a defined change of ownership of KCSI, to receive a payment equal to his prior year's current and deferred compensation.

INDEMNIFICATION AGREEMENTS

  Stilwell entered into indemnification agreements with its officers and directors effective as of the Distribution Date (the "Stilwell Indemnification Agreements"). Such agreements are intended to supplement Stilwell's officers' and directors' liability insurance and to provide the officers and directors with specific contractual assurance that the protection provided by Stilwell's Certificate will continue to be available regardless of, among other things, an amendment to the Certificate or a change in management or control of Stilwell. The Stilwell Indemnification Agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorney's fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. The Stilwell Indemnification Agreements provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within the periods provided in the Stilwell Indemnification Agreements. Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under the Stilwell Indemnification Agreements or of certain other matters. Stilwell has entered into such indemnification agreements with all current directors and officers of Stilwell.

OTHER COMPENSATORY PLANS AND ARRANGEMENTS

  STILWELL STOCK PURCHASE PLAN. The main provisions of the Stilwell Stock Purchase Plan are substantially similar to the KCSI Purchase Plan: eligible employees may purchase during certain periods Stilwell Common Stock at 85% of the average market price on either the exercise date or the grant date, whichever is lower, but in no event at less than the par value of the shares. Eligible Stilwell employees may elect to have up to a board-determined maximum percentage of annualized base pay applied to purchase Stilwell Common Stock, and the purchase price will be collected via employee payroll deductions. With certain exceptions, all employees of Stilwell or any eligible Stilwell affiliates who work at least 20 hours per week for five months of the year will be eligible to participate in the Stilwell Stock Purchase Plan. The right to participate in the Stilwell Stock Purchase Plan will terminate immediately upon the date the participant ceases employment with Stilwell or any eligible Stilwell affiliate except in certain circumstances.

     STILWELL EXECUTIVE PLAN. The Stilwell Executive Plan is a non-qualified plan for participants who are certain officers of Stilwell and is designed to provide benefits in addition to the annual contributions permitted under the Stilwell qualified retirement plans.

  The annual benefit provided on behalf of each participant in the Stilwell Executive Plan equals the amount which would have been contributed to the Stilwell qualified retirement plans for such participant based on the participant's compensation under the Stilwell qualified retirement plans without regard to statutory contribution limitations or eligibility requirements, less the amount participants were entitled to receive under such plans (assuming, with respect to the 401(k) Portion, that the participant was entitled to receive the maximum matching contribution). Each participant may irrevocably elect in advance to receive the annual benefit available under the Stilwell Executive Plan either in cash or through a grant of non-qualified stock options to purchase shares of Stilwell Common Stock (using a Black-Scholes valuation model which values the stock options at 125 percent of the annual cash benefit). For purposes of the Stilwell Executive Plan, compensation includes base compensation plus cash incentive compensation; certain participants have agreed that their compensation is a fixed amount or a certain percentage of their annual base salaries, pursuant to their employment agreements.

  After the Distribution, those Stilwell employees in the KCSI Executive Plan will no longer be eligible to participate in the KCSI Executive Plan, but their KCSI compensation for the year including the Distribution will be credited under the Stilwell Executive Plan.

  STILWELL STOCK OPTION PLAN. The Stilwell Stock Option Plan provides for the grant, at the discretion of Stilwell's Board of Directors or of a committee appointed by Stilwell's Board of Directors (in either case, the "Committee") of various types of equity incentive awards, including options (incentive and non-statutory), restricted shares, bonus shares, SARS (freestanding and tandem) and LSARs (including, in each case, dividend equivalents), performance units and performance shares. Awards may be made to any employee director or consultant of Stilwell or of any Stilwell subsidiary. A maximum of 30,000,000 shares of Stilwell Common Stock may be issued under the Stilwell Stock Option Plan (subject to adjustment in the event of stock splits, recapitalizations, reorganizations or similar events), approximately 16,000,000 of which shares will be subject to New Stilwell Options. The Committee administers the Stilwell Stock Option Plan and has broad discretionary powers to designate grantees, determine the number and type of awards, prescribe the terms and conditions of each award and to modify the terms and conditions of individual awards. The Committee's discretionary powers extend to awards granted to outside directors as well as to employees and consultants.

  The Stilwell Stock Option Plan will govern the New Stilwell Options as well as Stilwell stock options and other incentive awards granted pursuant to the Stilwell Stock Option Plan in connection with and after the Distribution. As part of the Distribution, KCSI and Stilwell plan to substitute options for Options held by KCSI and Stilwell employees, former KCSI employees and KCSI directors (including former directors) to provide for the equitable adjustment of the Options as allowed by the KCSI Stock Option Plan. Specifically, as part of the Distribution, all Options will remain outstanding with an adjusted exercise price as New KCSI Options, and holders of the Options will receive New Stilwell Options.

  The exercise prices of the Substituted Options will be a prorated amount of the exercise price for the related Options based on the ratio of the trading price of Stilwell Common Stock to the total of the trading prices of both KCSI Common Stock (excluding Stilwell) and Stilwell Common Stock. For this purpose, the trading prices will be the closing prices of the stocks on the New York Stock Exchange on the Distribution Date. The other terms of the Substituted Options will be the same as for the Options.

  The New Stilwell Options will be granted in the same proportion as the distribution of Stilwell Common Stock in the Distribution; i.e., two New Stilwell Options for each Option held. New KCSI Options and New Stilwell Options which will be substituted for Options which were subject to time vesting (under the KCSI Stock Option Plan, vesting means the Options become exercisable; therefore, Options which time vest are Options which become exercisable after the passage of a specified period of time) will vest at the time the Options for which they were substituted would have vested.

  The substitution of New KCSI Options and New Stilwell Options for Options is provided for in the Intercompany Agreement under which (1) the New KCSI Options and New Stilwell Options will be established with the exercise prices determined as described above based on an allocation of the exercise price of the Options; and (2) KCSI and Stilwell assume the obligation to issue shares of their Common Stock upon the exercise of the New KCSI Options and the New Stilwell Options, respectively.

  STILWELL 401(k) PLAN (WITH PROFIT SHARING PORTION). The 401(k) Portion is a qualified voluntary self-directed employee contribution plan, and the Profit Sharing Portion is a qualified, non-contributory defined contribution plan. New employees of Stilwell and of Stilwell affiliates which participate in the Stilwell 401(k) Plan, other than certain excluded employees as defined in the Stilwell 401(k) Plan ("Eligible Employees"), may elect to participate in the 401(k) Portion on the first plan entry date on or after the commencement of their employment. Under the 401(k) Portion, Eligible Employees may defer up to 10% of their eligible compensation (as defined in the 401(k) Portion) through payroll deduction, up to certain limits prescribed by the Code. Stilwell will contribute matching contributions to each participant's account, up to 3% of the employee's eligible compensation, again subject to certain Code-prescribed limits. Participants in the 401(k) Portion may choose to invest their 401(k) Portion accounts in any one or more of 13 diversified investment options. A participant is always fully vested in his or her contributions to the 401(k) Portion.

  As of the Distribution, the Trustee will transfer the accounts of the Stilwell participants who will participate in the 401(k) Portion to the 401(k) Portion. The trustee for the Stilwell 401(k) Plan will accept the transferred accounts from the KCSI 401(k) Plan, and participants' elections under the KCSI 401(k) Plan will remain in effect under the 401(k) Portion until changed by the Stilwell participants.

  With respect to the Profit Sharing Portion, the Trustee will divide the KCSI Profit Sharing Plan as of the Distribution and will transfer the accounts of Stilwell Financial Inc. participants to the Profit Sharing Portion in a plan-to-plan transfer of assets. An investment manager will manage the participant accounts in the Profit Sharing Portion.

  With respect to the employer contributions made to the Stilwell 401(k) Plan, participants vest at the rate of 25% at three years of service, 50% at four years of service and 100% at five years of service. The Stilwell 401(k) Plan will treat all service credited with respect to an employee under the

KCSI 401(k) Plan, for the 401(k) Portion, and the KCSI Profit Sharing Plan, for the Profit Sharing Portion, prior to the Distribution as service with Stilwell. A participant's interest in employer contributions also becomes fully vested at retirement, death, disability or a change in control of Stilwell. Distributions under the Stilwell 401(k) Plan will be made in connection with a participant's death, disability, retirement or other termination of employment. A participant has the right to elect whether payment of his or her benefits will be in a lump sum, in installments, or in a combination thereof.

  Stilwell's Board of Directors has appointed a trustee to hold the assets of the Stilwell 401(k) Plan in a trust fund. The Stilwell Compensation Committee will appoint a Stilwell 401(k) Plan Advisory Committee (the "Advisory Committee") to administer the Stilwell 401(k) Plan. Stilwell's Board of Directors and Stilwell's Compensation Committee may amend the Stilwell 401(k) Plan, although any amendment may not adversely affect any person's accrued benefits under the Stilwell 401(k) Plan.

  STILWELL ESOP. New employees of Stilwell and of Stilwell affiliates which participate in the Stilwell ESOP (other than excluded employees as defined in the Stilwell ESOP), will be eligible to participate in the Stilwell ESOP on the first plan entry date on or after the commencement of their employment. The Stilwell ESOP does not permit participant contributions or rollover contributions.

  The KCSI ESOP and the Stilwell ESOP will participate in the Distribution. Immediately after the Distribution, participants in the Stilwell ESOP will have two shares of Stilwell Common Stock for each one share of KCSI Common Stock in their accounts.

  To allow Stilwell participants to retain the KCSI Common Stock in their respective Stilwell ESOP accounts, Stilwell participants will have an election with respect to the portion of each Stilwell participant's account allocated to KCSI Common Stock to keep the KCSI Common Stock in their accounts or to have the trustee for the Stilwell ESOP sell the KCSI Common Stock in their accounts and reinvest the proceeds in either Stilwell Common Stock or in a guaranteed investment contract fund. The election may be a partial election; however, once a participant elects to have the KCSI Common Stock held in his or her ESOP account sold, the participant may not reinvest in KCSI Common Stock, nor may a participant elect to sell any of the Stilwell Common Stock in his or her account to invest in the guaranteed investment contract fund. For any participant who does not affirmatively elect to retain the KCSI Common Stock in his or her account, the trustee for the Stilwell ESOP will sell the KCSI Common Stock from his or her account and will reinvest the proceeds in Stilwell Common Stock.

  Stilwell's Compensation Committee will appoint an advisory committee (the "Stilwell ESOP Advisory Committee") to administer the Stilwell ESOP. Stilwell's Board of Directors and Stilwell's Compensation Committee may amend the Stilwell ESOP, although any amendment may not adversely affect any person's accrued benefits under the Stilwell ESOP. A participant's interest in Stilwell contributions is 100% vested upon five years of service, with no vesting prior to that time, but becomes fully vested at retirement, death, disability or a change in control of Stilwell.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNED BENEFICIALLY BY
              STILWELL'S DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

  The table below sets forth beneficial ownership of Stilwell Common Stock as if the Distribution had occurred on April 28, 2000, based upon beneficial ownership of KCSI's Common Stock as of April 28, 2000 by: (i) beneficial owners of more than 5% of the outstanding Stilwell Common Stock that have publicly disclosed their ownership of KCSI Common Stock; (ii) the members of Stilwell's Board of Directors and certain executive officers; and (iii) all Stilwell officers and directors as a group. The table includes shares of Stilwell Common Stock that would be deemed beneficially owned by each such person in connection with the treatment of the Options in the Distribution. See "Relationship Between KCSI and Stilwell After the Distribution--Employee Benefits" and "Management--Other Compensatory Plans and Arrangements." No officer or director of Stilwell Financial Inc. owns any equity securities of any subsidiary of Stilwell. Beneficial ownership is generally either the sole or shared power to vote or dispose of the shares. Neither KCSI nor Stilwell is aware of any arrangement which would at a subsequent date result in a change in control of Stilwell.


                                                   Common                 Percent of
Name                                               Stock (1)             Outstanding (1)
----                                               ---------             ---------------

Amvescap, Plc and certain                        18,329,200(2)             8.23%
  affiliates

The TCW Group, Inc.                              17,989,988(3)             8.07%
  and certain affiliates

American Express Company                         13,717,904(4)             6.16%
  and certain affiliates

Paul F. Balser                                      132,000(1)(5)            *
Director

Thomas H. Bailey                                     58,936(5)               *
Chairman of the Board,
President and Chief Executive
Officer of Janus

James E. Barnes                                     186,000(1)(6)            *
Director

Danny R. Carpenter                                  642,632(1)(5)            *
Vice President and Secretary

Anthony P. McCarthy                                 416,676(1)(5)            *
Vice President - Finance

Joseph D. Monello                                   914,204(1)(5)            *
Vice President and Chief
Operating Officer


Landon H. Rowland                               6,946,344(1)(5)            3.04%
Chairman of the
Board, President and Chief Executive Officer

Morton I. Sosland                                 323,022(1)(6)              *
Director

All Directors and Executive                         9,736,196              4.37%
 Officers as a Group
(10 Persons)


------------------------------------------------
*     Less than 1% of the outstanding shares.

(1) Percentage ownership is based on the number of shares outstanding as of April 28, 2000 plus any Additional Shares (as defined below). The holders may disclaim beneficial ownership of shares included under certain circumstances. Except as noted, the holders have sole voting and dispositive power over the shares. Under applicable law, shares that may be acquired upon the exercise of options or other convertible securities that are exercisable on the Record Date or will become exercisable within 60 days of that date (the "Additional Shares") are considered beneficially owned. The Additional Shares included in the amounts shown above are as follows: Mr. Balser, 132,000; Mr. Barnes, 168,000; Mr. Carpenter, 589,636; Mr. McCarthy, 168,500; Mr. Monello, 790,000; Mr. Rowland 5,465,290; Mr.
     Sosland, 12,000; and all directors and executive officers as a group, 7,433,670. Certain directors and executive officers disclaim beneficial ownership of 104,800 of these shares.

(2) Based upon information in Schedule 13G filed February 4, 2000, the address for Amvescap, Plc is 11 Devonshire Square, London EC2M 4YR, England. The reporting persons expressly declared that the filing of the information on
     Schedule 13G shall not be construed as an admission that they are the beneficial owners of any securities covered by such statement.

(2) Based upon information in Schedule 13G filed February 14, 2000. The address for The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017. The reporting persons expressly declared that the filing of the information on Schedule 13G shall not be construed as an admission that they are the beneficial owners of any securities covered by such statement.

(3) Based upon information in Schedule 13G filed February 8, 2000. The address for American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285. The reporting persons expressly declared that the filing of the information on Schedule 13G shall not be construed as an admission that they are the beneficial owners of any securities covered by such statement.

(5) Under applicable law, shares that are held indirectly are also considered beneficially owned. Such shares included in the amounts shown above are as follows: Mr. Bailey owns 44,008 shares through the Stilwell ESOP; Mr. Carpenter owns 17,262 shares through the Stilwell ESOP and 5,672 shares held in a revocable trust of which he is the trustee; Mr. McCarthy owns 54,636 and 7,866 shares through the Stilwell ESOP and KCSI's Profit

     Sharing Plan, respectively. Mr. Monello owns 68,926 shares through the Stilwell ESOP; Mr. Rowland owns 123,690 and 960 shares through the Stilwell ESOP and KCSI's Profit Sharing Plan, respectively; and all directors and executive officers as a group own indirectly 653,894 shares.

(6) Directors and Executive Officers may also be deemed to own beneficially shares held in other capacities as follows: Mr. Barnes, 18,000 shares held jointly with his wife; Mr. Carpenter, 30,064 shares held by his wife in a revocable trust of which she is the trustee; and Mr. Sosland, 9,600 shares held in trust over which he has sole voting and dispositive power as trustee, 24,000 shares held by his wife, and 176,000 shares over which he has shared voting and/or dispositive power but as to which beneficial ownership is disclaimed, which shares are held as follows: 72,000 shares held by certain companies of which he is a director, 92,000 shares held as co-trustee of certain testamentary trusts, and 12,000 shares in a charitable foundation of which he is a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  KCSI will have a transitional relationship with Stilwell as a result of the Intercompany Agreement, the Tax Disaffiliation Agreement and certain other agreements and relationships. In addition, Mr. Landon Rowland, who serves as Chairman of the Board of Directors of Stilwell, will serve as Chairman of the Board of Directors of KCSI for a transitional period. Mr. Rowland will have no executive position with KCSI. It is expected that he will be the only director common to the boards of both KCSI and Stilwell, and KCSI and Stilwell will have no common employees. Except as contemplated by such agreements or as otherwise described in this Information Statement, KCSI and Stilwell are not expected to have any other material relationships with each other. See "Relationship Between KCSI and Stilwell After the Distribution."

                         DESCRIPTION OF CAPITAL STOCK

  The Certificate provides that the authorized capital stock of Stilwell consists of 1,010,000,000 shares, of which 1,000,000,000 shares is Common Stock and 10,000,000 shares is preferred stock. The following summary of the terms and provisions of Stilwell's capital stock does not purport to be complete and is qualified in its entirety by reference to the Certificate and the Bylaws, copies of which are included as exhibits to the Registration Statement on Form 10 of which this Information Statement is a part, and applicable law.

COMMON STOCK

  Following the Distribution, and based upon the ownership of KCSI Common Stock on March 31, 2000, it is anticipated that there will be approximately 222,800,000 shares of Stilwell Common Stock, par value $.01 per share, issued and outstanding, held of record by approximately 6,000 stockholders. The holders of Stilwell Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of Stilwell Common Stock outstanding has the power to elect all of Stilwell's Board of Directors. Each share of Stilwell Common Stock outstanding is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of Stilwell and is entitled to participate equally in dividends as and when declared by Stilwell's Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Stilwell Common Stock. All shares of Stilwell Common Stock have equal rights and preferences. The rights, preferences and privileges of the holders of Stilwell Common Stock are subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock that Stilwell may designate and issue in the future.

PREFERRED STOCK

  Stilwell is authorized to issue 10,000,000 shares of preferred stock, par value $1.00 per share (the "Stilwell Preferred Stock"). The Certificate authorizes Stilwell's Board of Directors, subject to certain limitations prescribed by law, to establish one or more series of Stilwell Preferred Stock, and by filing a certificate pursuant to the DGCL ("Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, and to fix or alter from time to time the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rates, conversion rights, voting rights, liquidation preferences and the number of shares constituting any series or designation of such series. Stilwell believes that the ability of Stilwell's Board of Directors to issue one or more series of Stilwell Preferred Stock provides Stilwell with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Stilwell Preferred Stock, as well as shares of Stilwell Common Stock, are available for issuance without further action by Stilwell's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Stilwell's securities may be listed or traded, or pursuant to the terms of any Certificate of Designation. If the approval of Stilwell's stockholders is not required for the issuance of shares of Stilwell Preferred Stock or Stilwell

Common Stock, Stilwell's Board of Directors may determine not to seek stockholder approval.

  Stilwell's Board of Directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of Stilwell. Stilwell's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Stilwell and its stockholders. Stilwell's Board of Directors, in so acting, could issue Stilwell Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of Stilwell's Board of Directors, including a tender offer or other transaction that some, or a majority, of Stilwell's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

CERTAIN ANTITAKEOVER EFFECTS

  Stockholders' rights and related matters are governed by the DGCL, the Certificate and the Bylaws. Certain provisions of Stilwell's Certificate, Bylaws, Rights Plan and Delaware statutory law described in this section may delay or make more difficult acquisitions or changes in control of Stilwell. Such provisions may also adversely affect prevailing market prices for Stilwell Common Stock, although such transactions might be considered desirable by Stilwell's stockholders. Stilwell believes that such provisions are necessary to enable Stilwell to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by Stilwell's Board of Directors to be in the best interests of Stilwell and its stockholders. See "Risk Factors-Antitakeover Provisions: Provisions of Stilwell's Governing Documents, its Rights Plan and Restrictions Relating to the Tax Ruling could Delay or Prevent a Change in Control of Stilwell, Thereby Entrenching Current Management and Possibly Depressing the Market Price of Stilwell Common Stock."

  BOARD OF DIRECTORS. The Certificate provides that the number of directors of Stilwell will be fixed from time to time exclusively by a majority of the entire Board of Directors of Stilwell, but cannot be fewer than three nor more than eighteen. Stilwell's Board of Directors, other than those who may be elected by the holders of Stilwell Preferred Stock, is divided into three classes, as nearly equal in number as possible, with one class to be elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class to be elected for a term expiring at the annual meeting of stockholders to be held in 2002, and another class to be elected for a term expiring at the annual meeting of stockholders to be held in 2003. Commencing with the 2000 annual meeting of stockholders, successors to Stilwell's Board of Directors whose terms expire at the annual meeting will be elected for a three-year term, with each director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of Stilwell's Board of Directors will be elected each year.

  The Certificate and Bylaws provide that, except as otherwise provided for or fixed by or pursuant to a Certificate of Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on Stilwell's Board of Directors resulting from death, resignation, retirement, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of Stilwell's Board of Directors. Any director elected in accordance with the provisions described in the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred, and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. No decrease in the number of directors constituting Stilwell's Board of Directors shortens the term of any incumbent director. Subject to the rights of holders of Stilwell Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of the majority of the then-outstanding shares of the capital stock of Stilwell entitled to vote generally in the election of directors; provided, however, that on and after the day that someone becomes an Interested Stockholder (as defined in the Certificate), a director may be removed from office for cause only by the affirmative vote of the holders of at least 70% of the Voting Stock (as defined herein).

  These provisions would preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Stilwell's Board of Directors by filling the vacancies created by removal with its own nominees. In addition, such provisions would preclude a third party from enlarging Stilwell's Board of Directors and filling new directorships with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of Stilwell's Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Stilwell.

  NO STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT; LIMITATIONS ON CALL OF SPECIAL MEETINGS. The Certificate and Bylaws provide that any action required or permitted to be taken by the stockholders of Stilwell must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such holders in lieu of a meeting. Except as otherwise required by law, special meetings of stockholders of Stilwell for any purpose or purposes may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President of Stilwell pursuant to a resolution approved by a majority of the entire Board of Directors of Stilwell. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by Stilwell's Chairman of the Board of Directors, Chief Executive Officer or President.

  ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by stockholders entitled to vote for the election of directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. Notice must be received by Stilwell, if more than 30 days' notice is given to stockholders, not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurs, and if less than 30 days' notice is given to stockholders, then not later than the close of business on the 5th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such notice must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting, in addition to information concerning the stockholder submitting the proposal. The chairperson of the meeting has the power to determine whether business is properly brought before the meeting.

  By requiring advance notice of nominations by stockholders, the foregoing procedures will afford Stilwell's Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by Stilwell's Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, such procedures will provide Stilwell's Board of Directors with an opportunity to inform stockholders of business proposed to be conducted at such meetings and the Board of Directors' recommendations with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding such business.

  The above-described procedures may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Stilwell and its stockholders.

  AMENDMENTS; BUSINESS COMBINATIONS. Stilwell, in its Certificate, reserves the right to amend, alter, change or repeal any provisions contained in the Certificate in the manner prescribed by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 70% of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal certain provisions of the Certificate and that on and after the day that someone becomes an Interested Stockholder the affirmative vote of the holders of at least 70% of the Voting Stock is required to amend, alter, change or repeal certain other provisions of the Certificate. See "DIFFERENCES IN RIGHTS OF STOCKHOLDERS ARISING FROM DIFFERENCES BETWEEN THE CERTIFICATES AND BYLAWS OF STILWELL AND KCSI." The Certificate further provides that provisions of the Bylaws (including the stockholder notice procedure) may be adopted, amended or repealed by Stilwell's entire Board of Directors or Stilwell's stockholders; provided, however, that on and after the day that someone becomes an Interested Stockholder, the affirmative vote of the holders of at least 70% of the Voting Stock is required to adopt, amend or repeal, by stockholder action, any provisions of the Bylaws. In addition, the affirmative vote of at least 70% of the Voting Stock, voting together as a single class, is required to enter into certain business combinations (defined broadly to include mergers, consolidations, certain sales or other dispositions of assets, and certain transactions that would increase certain interested stockholders' percentage ownership of stock in Stilwell) with an Interested Stockholder or its affiliates.

  EXPANDED CONSIDERATIONS BY STILWELL'S BOARD OF DIRECTORS WHEN EVALUATING CERTAIN TRANSACTIONS. The Certificate provides that Stilwell's Board of Directors, when evaluating a tender offer, exchange offer, merger, consolidation or offer to purchase all, or substantially all, of the properties and assets of Stilwell made by another party, may consider expanded factors, including, without limitation, certain social and economic effects on Stilwell's present and future customers and employees and those of its subsidiaries, including the impact on investment companies advised or managed by any of Stilwell's subsidiaries, the social and economic effect on the communities in which Stilwell is located or operated, the ability of Stilwell to fulfill its corporate objectives, and the consideration being offered in relation to the current market price of Stilwell's outstanding shares of capital stock, in relation to the current value of Stilwell in a freely negotiated transaction and in relation to Stilwell's Board of Director's estimate of the future value of Stilwell (including the unrealized value of its properties and assets) as an independent going concern.

  DELAWARE BUSINESS COMBINATION STATUTE. Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholders' percentage ownership of stock in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock and became an interested stockholder, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or bylaws, may elect not to be governed by Section 203 of the DGCL.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate does not exclude Stilwell from the restrictions imposed under Section 203 of the DGCL and, as a result, Stilwell is subject to its provisions upon consummation of the Distribution. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Stilwell to negotiate in advance with Stilwell's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions may also have the effect of preventing changes in the management of Stilwell. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interest.

  LIMITATION ON LIABILITY. The Certificate also provides for expanded indemnification of Stilwell's Board of Directors and officers of Stilwell and limits the liability of directors of Stilwell. Pursuant to those provisions, Stilwell shall indemnify each officer, director, employee, agent, trustee, committee member or representative of Stilwell, or any officer, director, employee, agent, trustee, committee member or representative of any other company or other entity who was serving at the request of Stilwell, to the fullest extent permitted under the DGCL against all expenses, liability and loss reasonably incurred by such Indemnitee in any legal proceeding to which such indemnitee is made or is threatened to be made a party by reason of such indemnitee acting in such capacity. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that if the DGCL requires, such indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) shall provide Stilwell with an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified for such expenses. The Certificate gives such indemnitee the right to bring suit against Stilwell if such advancement of expenses is not paid by Stilwell within the period set forth in the Certificate. The Certificate provides that a director of Stilwell shall not be personally liable to Stilwell or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to Stilwell or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, the Certificate provides that the liability of a director of Stilwell shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  STOCKHOLDERS' RIGHTS PLAN. Stilwell entered into the Rights Plan with UMB Bank, N.A., as rights agent as of June 14, 2000. In connection with the Rights Plan, Stilwell's Board of Directors declared a dividend of one right ("Right") for each outstanding share of Stilwell Common Stock as of the close of business on June 14, 2000 (the "Rights Record Date"). Shares of Stilwell Common Stock issued in the Distribution (assuming no triggering event) automatically receive these Rights upon issuance. The Rights are not exercisable or transferable separately from the shares of Stilwell Common Stock until the earlier of: (1) ten days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Stilwell Common Stock; or (ii) ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning 15% or more of the outstanding shares of Stilwell Common Stock (an "Acquiring Person"), unless Stilwell's Board of Directors sets a later date in either event (the earlier of (i) or (ii) being the "Rights Distribution Date"). Under the Rights Plan, Stilwell's Board of Directors has the option to redeem the Rights at a nominal cost or prevent the Rights from being triggered by designating certain offers for all the outstanding Stilwell Common Stock as a Permitted Offer (as defined in the Rights Plan). No supplement or amendment may be made to the Rights Plan which changes the Redemption Price, the Final Expiration Date, the Purchase Price (as those terms are defined in the Rights Plan) or the number of 1/1,000ths of a share of Preferred Stock for which a Right is exercisable. Subject to the foregoing, prior to the Rights Distribution Date, Stilwell may amend or supplement the Rights Plan without the consent of any of the holders of the Rights. Following the Rights Distribution Date, the Rights Plan may be amended to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the Rights Plan, or to change or supplement any provision so long as such amendment or supplement does not adversely affect the holders of the Rights (other than an acquiring person or group). The Rights expire ten years after the Rights Record Date unless earlier redeemed by Stilwell.

  The Rights, when exercisable, entitle their holders (other than those held by an Acquiring Person) to purchase 1/1,000 of a share of Series A Stilwell Preferred Stock (subject to adjustment) or, in certain instances, other securities of Stilwell, including Stilwell Common Stock, having a market value equal to twice the exercise price of the Right. In certain circumstances, if Stilwell is involved in a merger or consolidation and is not the surviving entity or disposes of more than 50 percent of its assets or earnings power, the Rights also entitle their holders (other than an acquiring person or group) to purchase the highest priority voting shares in the surviving entity or its affiliates having a market value of two times the exercise price of the Rights. See "Description of Capital Stock-Stilwell Preferred Stock."

     The Rights Plan is intended to encourage a potential acquiring person or group to negotiate directly with Stilwell's Board of Directors, but may have certain antitakeover effects. The Rights Plan could significantly dilute the interests in Stilwell of an Acquiring Person. The Rights Plan may therefore have the effect of delaying, deterring or preventing a change in control of Stilwell.

TRANSFER AGENT

  The transfer agent and registrar of the Stilwell Common Stock is UMB Bank, N.A.

                            ADDITIONAL INFORMATION

  Stilwell has filed with the SEC a Registration Statement on Form 10 (the "Registration Statement", including any amendments or supplements thereto) under the Exchange Act with respect to the shares of Stilwell Common Stock being received by the holders of KCSI Common Stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  This Registration Statement and the exhibits thereto filed by Stilwell with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, Registration Statements and other information that has been or will be filed by Stilwell.

  After the Distribution, Stilwell will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act.

Additionally, Stilwell will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the Distribution, these reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. Stilwell has received approval, subject to official notice of issuance, to have the Stilwell Common Stock listed on the New York Stock Exchange under the symbol "SV." When the Stilwell Common Stock commences trading on the New York Stock Exchange, such reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS
Report of Independent Accountants.........................................           F-2

Consolidated Balance Sheets as of March 31, 2000 (unaudited) and
December 31, 1998 and 1999................................................           F-3

Consolidated Statements of Income for the three months ended
March 31, 1999 and 2000 (unaudited) and the years ended
December 31, 1997, 1998 and 1999..........................................           F-5

Consolidated Statements of Cash Flows for the three months ended
March 31, 1999 and 2000 (unaudited) and the years ended
December 31, 1997, 1998 and 1999..........................................           F-7

Consolidated Statements of Changes in Stockholder's Equity for the
three months ended March 31, 2000 (unaudited) and the
years ended December 31, 1997, 1998 and 1999..............................           F-9

Notes to Consolidated Financial Statements................................  F-11 to F-39

All schedules are omitted because they are not applicable, insignificant or the required information is presented in the consolidated financial statements or notes thereto.

The consolidated financial statements and related notes of DST Systems, Inc. (an approximately 32% owned affiliate of Stilwell accounted for under the equity method), together with the Report of Independent Accountants, for the years ended December 31, 1997, 1998 and 1999, which are included in the DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 1-14036) are incorporated by reference in this Information Statement.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
  Stockholder of Stilwell Financial, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of Stilwell Financial, Inc. (a wholly-owned subsidiary of Kansas City Southern Industries, Inc.) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
March 16, 2000

                           STILWELL FINANCIAL, INC.
     (A WHOLLY-OWNED SUBSIDIARY OF KANSAS CITY SOUTHERN INDUSTRIES, INC.)
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                              December 31,       March 31,
                                          -------------------   -----------
                                            1998       1999        2000
                                                                (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                 $138.5   $  324.1    $  350.7
  Accounts receivable                         76.6      155.7       223.5
  Investments in advised funds                32.2       23.9        33.0
  Other current assets                        12.0       21.3        42.1
                                            ------   --------    --------
    Total current assets                     259.3      525.0       649.3

Investments held for
  operating purposes                         379.2      474.1       498.4
Property and equipment, net                   37.4       70.4        94.3
Intangibles and other assets,
   net                                       147.0      162.0       190.7
                                            ------   --------    --------
    Total assets                            $822.9   $1,231.5    $1,432.7
                                            ======   ========    ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts and wages payable                $ 21.7   $   43.0    $   75.9
  Accrued compensation and
    benefits                                  40.0       80.9        80.6
  Federal income taxes payable
    to Parent                                  3.6       22.3        68.8
  Deferred income taxes-current                 --        0.4        16.2
  Other accrued liabilities                    5.8       15.9        24.8
                                            ------   --------    --------
    Total current liabilities                 71.1      162.5       266.3

Other liabilities:
  Long-term debt - Parent                     16.6         --          --
  Deferred income taxes                      118.4      151.8       166.0
  Other liabilities                           42.3       45.3        44.5
                                            ------   --------    --------
    Total liabilities                        248.4      359.6       476.8
                                            ------   --------    --------

Commitments and contingencies
  (Notes 9, 10, 12, 13, 15)                 ------   --------    --------

Minority interest in consolidated
 subsidiaries                                 34.3       57.3        66.9
                                            ------   --------    --------

STOCKHOLDER'S EQUITY

Net investment by Parent                     106.8      106.8       106.8
Retained earnings                            358.5      598.9       670.2
Accumulated other
  comprehensive income                        74.9      108.9       112.0
                                            ------   --------    --------
   Total stockholder's equity                540.2      814.6       889.0
                                            ------   --------    --------
    Total liabilities and
      stockholder's equity                  $822.9   $1,231.5    $1,432.7
                                            ======   ========    ========

  The accompanying notes are an integral part of these financial statements.

                           STILWELL FINANCIAL, INC.
     (A WHOLLY-OWNED SUBSIDIARY OF KANSAS CITY SOUTHERN INDUSTRIES, INC.)
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                                           For the Three
                                 For the year ended         Months Ended
                                     December 31,             March 31,
                            ----------------------------  ----------------
                               1997     1998      1999     1999     2000
                                                            (unaudited)
REVENUES:
  Investment management
   fees                        $389.3   $545.1  $  992.8   $191.1   $449.9
  Shareowner servicing
   fees                          81.1    108.9     191.4     36.9     83.6
  Other                          14.7     16.8      28.1      5.3     11.6
                               ------   ------  --------   ------   ------
    Total                       485.1    670.8   1,212.3    233.3    545.1
                               ------   ------  --------   ------   ------
OPERATING EXPENSES:
  Compensation                  118.0    167.8     316.5     59.8    124.9
  Marketing and promotion        34.2     50.8      71.5     16.3     28.8
  Alliance and third party
    administrator fees           38.4     64.0     143.0     24.3     72.3
  Depreciation and
    amortization                 13.1     16.8      35.4      6.8     15.6
  Other                          82.2     90.8     127.6     28.9     58.6
                               ------   ------  --------   ------   ------
    Total                       285.9    390.2     694.0    136.1    300.2
                               ------   ------  --------   ------   ------
OPERATING INCOME                199.2    280.6     518.3     97.2    244.9

Equity in earnings of
 unconsolidated affiliates       24.9     25.8      46.7     11.2     18.8
Interest expense - Parent       (10.4)   ( 6.5)     (5.9)    (1.0)    (0.7)
Interest expense -
 third parties                                                        (1.9)
Gain on litigation settlement                                         44.2
Gain on sale of Janus
 common stock                                                         15.1
Reduction in ownership of
 DST Systems, Inc.                       (29.7)
Other, net                       16.2     19.1      27.4      4.9      9.9
                               ------   ------  --------   ------   ------
  Pretax income                 229.9    289.3     586.5    112.3    330.3

Income tax provision             87.0    103.7     216.1     40.1    114.3
Minority interest in
 consolidated earnings           24.9     33.4      57.3     11.2     27.3
                               ------   ------  --------   ------   ------

NET INCOME                     $118.0   $152.2  $  313.1   $ 61.0   $188.7
                               ======   ======  ========   ======   ======

PER SHARE DATA
  (Notes 1 and 2):
  Weighted Average Common
   shares outstanding          1,000     1,000     1,000     1,000     1,000

Basic Earnings per
  share                     $118,000  $152,200  $313,100  $ 61,000  $188,700

Diluted Earnings
  per share                  117,400   149,900   308,300    60,200   186,400

Pro Forma Per Share Data
(Unaudited) (Notes 2 and 3):

Common shares outstanding
   (in thousands)                                222,799   222,799   222,799

Basic Earnings per share                        $   1.38  $   0.27  $   0.85

  Diluted Common shares outstanding
  (in thousands)                                 230,760   230,760   230,760

Diluted Earnings per share                      $   1.31  $   0.26  $   0.81

  The accompanying notes are an integral part of these financial statements.

                           STILWELL FINANCIAL, INC.
     (A WHOLLY-OWNED SUBSIDIARY OF KANSAS CITY SOUTHERN INDUSTRIES, INC.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                         For the Three
                                                                                         Months Ended
                                    For the year ended December 31,                        March 31,
                                    -------------------------------------------      -------------------------
                                        1997            1998         1999               1999           2000
                                                                                           (unaudited)
CASH FLOWS PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
Net income                           $   118.0       $    152.2     $     313.1       $     61.0     $   188.7
Adjustments to net income:
 Depreciation and
  amortization                            13.1             16.8            35.4              6.8          15.6
   Deferred income taxes                  (4.4)           (12.4)           11.8              7.9          27.5
   Minority interest in
    consolidated earnings                 24.9             33.4            57.3             11.2          27.3
   Equity in undistributed
     earnings of unconsolidated
     affiliates                          (24.7)           (24.7)          (46.4)           (11.1)        (18.8)
   Gain on sale of Janus
     Common stock                                                                                        (15.1)
   Asset impairment charges               15.7
   Gain on sale of equity
    investment                                             (8.8)
   Reduction in ownership of DST
     Systems, Inc.                                         29.7
   Employee deferred
     compensation                          8.7              3.8             5.2             (3.6)          1.0
 Changes in working
 capital items:
   Accounts receivable                   (15.0)           (21.3)          (79.1)           (22.5)        (67.8)
   Other current assets                   (3.3)            (5.3)           (1.0)            (2.1)         (5.6)
   Accounts payable and
     accrued compensation
     and benefits payable                 13.4             12.8            61.6              5.4          46.8
   Federal income taxes
     payable and other
     accrued liabilities                   0.7              1.5            28.9             41.4          43.8
 Changes in other assets                  (0.3)            (1.5)            2.2              2.3          (8.6)
 Deferred commissions                                                     (29.5)            (8.1)        (44.7)
 Other, net                                0.3             (1.7)            0.9              0.6          (0.7)
                                        ------           ------         -------           ------       -------
     Net operating                       147.1            174.5           360.4             89.2         189.4
                                        ------           ------         -------           ------       -------

INVESTING ACTIVITIES:
 Property acquisitions                 (5.8)        (35.0)       (50.5)         (7.7)          (31.5)
 Investments in and loans
  with affiliates                     (12.0)        (24.3)       (17.5)         (1.4)           (1.8)
 Sale of investments in
  advised funds                         5.5           0.3         19.0                          11.8
 Purchase of investments
  in advised funds                     (6.9)         (2.5)        (2.4)                        (18.6)
 Other, net                             4.1          11.1          4.0           1.8             1.4
                                     ------        ------      -------        ------         -------
   Net investing                      (15.1)        (50.4)       (47.4)         (7.3)          (38.7)
                                     ------        ------      -------        ------         -------

FINANCING ACTIVITIES:
 Change in long-term
  debt - Parent                       (33.2)        (67.5)       (16.6)        (16.6)
 Repayment of long-term
  debt - third parties                 (0.3)         (6.6)                                    (125.0)
 Amounts treated as
  transfers from
  (dividends to)
  Parent, net                         (40.5)         12.4        (72.7)        (36.8)            7.6
 Distributions to
  minority interest                   (12.9)        (32.8)       (37.8)        (19.5)           (7.0)
 Other, net                            (4.2)         (0.8)        (0.3)         (2.3)            0.3
                                     ------        ------      -------        ------         -------
   Net financing                      (91.1)        (95.3)      (127.4)        (75.2)         (124.1)
                                     ------        ------      -------        ------         -------

CASH AND CASH EQUIVALENTS:
 Net increase                          40.9          28.8        185.6           6.7            26.6
 At beginning of year                  68.8         109.7        138.5         138.5           324.1
                                     ------        ------      -------        ------         -------
 At end of year                      $109.7        $138.5      $ 324.1        $145.2         $ 350.7
                                     ======        ======      =======        ======         =======

The accompanying notes are an integral part of these financial statements.

                           STILWELL FINANCIAL, INC.
     (A WHOLLY-OWNED SUBSIDIARY OF KANSAS CITY SOUTHERN INDUSTRIES, INC.)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             (DOLLARS IN MILLIONS)


                                                                           Accumulated    Total
                                                Net                        other com-     stock-
                                             investment     Retained       prehensive     holder's
                                              by Parent     earnings         income        equity
                                             ----------     --------       ----------     --------
BALANCE AT DECEMBER 31,
  1996                                       $     81.1     $  128.8       $     24.9     $  234.8

  Comprehensive income:
    Net income                                                 118.0
    Net unrealized gain on
      investments                                                                25.9
       COMPREHENSIVE INCOME                                                                  143.9
  Dividends to Parent, net                                     (40.5)                        (40.5)
  Non-cash contribution
   from Parent: additional
   investment in Berger
   Associates, Inc.
   (Note 5)                                        10.1                                       10.1
                                             ----------     --------       ----------     --------

BALANCE AT DECEMBER 31,
 1997                                              91.2        206.3             50.8        348.3

  Comprehensive income:
   Net income                                                  152.2
   Net unrealized gain on
    investments                                                                  24.3
  Less:  Reclassification adjustment
     for gains included in net
     income                                                                      (0.2)
      COMPREHENSIVE INCOME                                                                   176.3
   Transfers from Parent,
    net                                            12.4                                       12.4
   Non-cash contribution from Parent:
    acquisition of Nelson
    Money Managers Plc
    (Note 5)                                        3.2                                        3.2
                                             ----------     --------       ----------     --------

BALANCE AT DECEMBER 31,
  1998                                            106.8        358.5             74.9        540.2
  Comprehensive income:
   Net income                                                  313.1
   Net unrealized gain on                                                        39.3
    investments
   Less:  reclassification
      adjustment for gains
      included in net income                                                     (4.4)

   Foreign currency translation
      adjustment                                                            (0.9)

     COMPREHENSIVE INCOME                                                                 347.1
   Dividends to Parent,
    net                                                     (72.7)                        (72.7)
                                           --------    ----------       --------      ---------
BALANCE AT December 31,
     1999                                     106.8         598.9          108.9          814.6
  Comprehensive income:
    Net income (unaudited)                                  188.7
    Net unrealized gain on
      investments (unaudited)                                               5.0
   Less:  reclassification
      adjustment for gains
      included in net
      income (unaudited)                                                   (1.3)
   Foreign currency translation
      adjustment (unaudited)                                               (0.6)

      COMPREHENSIVE INCOME
      (unaudited)                                                                         191.8
   Dividends to Parent,
     Net (unaudited)                                       (117.4)                       (117.4)
                                           --------    ----------       --------      ---------
BALANCE at March 31,
  2000 (unaudited)                         $  106.8    $    670.2       $  112.0      $   889.0
                                           ========    ==========      =========      =========

The accompanying notes are an integral part of these financial statements.

                           STILWELL FINANCIAL, INC.
     (A WHOLLY-OWNED SUBSIDIARY OF KANSAS CITY SOUTHERN INDUSTRIES, INC.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE BUSINESS

     FORMATION OF STILWELL FINANCIAL, INC. Kansas City Southern Industries, Inc. ("KCSI"; "Parent") is a holding company that has owned and managed, through its direct and indirect subsidiaries, two principal business segments: rail transportation and financial services. The primary entities comprising the financial services segment as of December 31, 1999 were: Janus Capital Corporation ("Janus"), an approximate 82% owned subsidiary (approximately 81.5% as of March 31, 2000); Stilwell Management Inc. ("SMI"), formerly Berger Associates, Inc. ("BAI"), a wholly-owned subsidiary as of December 31, 1999; Berger LLC ("Berger"), of which SMI owns 100% of Berger preferred limited liability interest and approximately 86% of Berger regular limited liability interests; Nelson Money Managers Plc ("Nelson"), an 80% owned subsidiary; DST Systems, Inc. ("DST"), an equity investment in which SMI holds an approximate 32% interest; and various other subsidiaries and equity investments (the "Miscellaneous Corporations"). Janus is the principal business comprising the financial services segment of KCSI, representing 97% of assets under management at December 31, 1999 and 95% of revenues and 91% of the net income for the year ended December 31, 1999. The businesses which comprise the financial services segment offer a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals.

     On January 23, 1998, KCSI formed Stilwell Financial, Inc. ("Stilwell") as a wholly-owned holding company for the group of businesses and investments that comprise the financial services segment of KCSI. Unless otherwise stated or the context otherwise requires, references in these financial statements to Stilwell include Stilwell's direct and indirect subsidiaries and equity investments. KCSI transferred to Stilwell KCSI's ownership interest in Janus, Berger, Nelson, DST and the Miscellaneous Corporations and certain other financial services-related assets and Stilwell assumed all of KCSI's liabilities associated with the assets transferred effective July 1, 1999 ("Contribution"). For financial statement purposes, Stilwell accounted for these transactions at historical cost.

     On July 9, 1999, KCSI received a tax ruling from the Internal Revenue Service ("IRS") which states that for United States federal income tax purposes the planned separation of Stilwell from KCSI through a pro-rata distribution of Stilwell common stock to KCSI stockholders (the "Distribution") qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally in February 2000, the Company received a favorable supplementary tax ruling from the IRS which states that the assumption of $125 million of KCSI indebtedness by Stilwell (in connection with KCSI's January 2000 recapitalization) would have no effect on the previously issued tax ruling.

     On September 30, 1999, BAI assigned and transferred its operating assets and business to Berger, a limited liability company. In addition, BAI changed its name to SMI. The remaining 14% of Berger regular limited liability company interests was issued to key SMI and Berger employees, resulting in a noncash compensation charge.

     Within these consolidated financial statements and accompanying notes, historical transactions and events involving KCSI's financial services segment are discussed as if Stilwell were the entity involved in the transaction or event, unless otherwise indicated. In addition, intercompany transactions between Stilwell and KCSI during the periods covered herein are reflected as dividends to or transfers from KCSI (see Note 2).

     Stilwell has 10,000, $.001 par value, Common shares authorized and 1,000 shares issued and outstanding.

     NATURE OF OPERATIONS. Stilwell's principal operations are the management of its investments in financial services companies. A summary of Stilwell's principal operations/investments is as follows:

     JANUS CAPITAL CORPORATION AND BERGER LLC. Janus and Berger provide investment management, advisory, distribution and transfer agent services primarily to U.S. based mutual funds, pension plans, and other institutional and private account investors. Janus also offers mutual fund products to international markets through the Janus World Funds plc ("Janus World Funds").

     The revenues and operating income of Janus and Berger are driven primarily by growth in assets under management, and a decline in the U.S. and/or international stock and/or bond markets or an increase in the rate of return of alternative investments could negatively impact results. In addition, the mutual fund industry, in general, faces significant competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings.

     NELSON MONEY MANAGERS PLC. Nelson, operating in the United Kingdom, provides investment advice and investment management services primarily to individuals who are retired or are contemplating retirement.

     Nelson's revenues are earned based on an initial fee calculated as a percentage of capital invested into each individual investment portfolio, as well as from an annual fee based on the level of assets under management for the ongoing management and administration of each investment portfolio. Declines in international stock markets or fluctuations of the relative price of the British pound versus the U.S. dollar could negatively affect the amount of earnings reported for Nelson in the consolidated financial statements.

     DST SYSTEMS, INC. DST, together with its subsidiaries and joint ventures, offers information processing and software services and products through three operating segments: financial services, customer management and output solutions. Additionally, DST holds certain investments in equity securities, financial interests and real estate holdings. DST operates throughout the United States, with operations in Kansas City, Missouri, Northern California and various locations on the East Coast, among others, as well as internationally in Canada, Europe, Africa and the Pacific Rim. DST has a single class of common stock which is publicly traded on the New York Stock Exchange and the Chicago Stock Exchange.

     Prior to November 1995, Stilwell owned all of the stock of DST. In November 1995, a public offering reduced Stilwell's ownership interest in DST to approximately 41%. In December 1998, a wholly-owned subsidiary of DST merged with USCS International, Inc. ("USCS"). The merger, which was accounted for by DST as a pooling of interests, reduced Stilwell's ownership of DST to approximately 32%. Stilwell reports DST as an equity investment in the consolidated financial statements. See Note 4.

     The earnings of DST are dependent in part upon the further growth of mutual fund and other industries, DST's ability to continue to adapt its technology to meet clients' needs and demands for the latest technology and various other factors including, but not limited to, reliance on processing facilities; future international sales; continued equity in earnings from joint ventures; and competition from other third party providers of similar services and products as well as from in-house providers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     BASIS OF PRESENTATION. The accompanying financial statements are presented using the accrual basis of accounting. The financial position, results of operations and cash flows of Stilwell reflect the combined accounts of those entities, assets and liabilities which were contributed to Stilwell by KCSI (as described above).

     The financial statements include all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The accompanying financial statements were prepared by attributing the historical data for the financial services segment of KCSI to Stilwell utilizing accounting policies consistent with those applied to the preparation of KCSI's historical financial statements. Since the financial services business was operated as part of KCSI during the periods presented, such financial information may not necessarily reflect the results of operations or financial position of Stilwell or what the results of operations would have been if Stilwell had been a separate, independent company during those periods.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Investment management fees are recognized as services are provided. These revenues are generally determined in accordance with contracts between Stilwell's subsidiaries and their customers based upon a percentage of assets under management. Shareowner servicing fees and other revenues are recognized as contractual obligations are fulfilled or as services are provided.

     CASH EQUIVALENTS. Short-term liquid investments with an initial maturity of generally three months or less, including investments in money market mutual funds that are managed by Janus, are considered cash equivalents. Janus' investments in its money market funds are generally used to fund operations and pay dividends. Pursuant to contractual agreements between KCSI and certain Janus minority stockholders, Janus has distributed at least 90% of its net income to its stockholders each year.

     INVESTMENTS. The equity method of accounting is used for all entities in which Stilwell has significant influence but not more than a 50% voting interest; the cost method of accounting is generally used for non-marketable investments of less than 20%. Investments classified as "available for sale" pursuant to Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred income taxes, in accumulated other comprehensive income. Investments classified as "trading" securities are reported at fair value, with unrealized gains and losses included in earnings.

     Investments in advised funds are comprised of shares of certain mutual funds advised by Janus and Berger. Realized gains and losses are determined using the first-in, first-out method.

     PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Improvements are capitalized. Depreciation and amortization are recorded using straight line and accelerated methods over the estimated useful life of the related assets (or the lease term if shorter), generally three to seven years for furniture, fixtures and equipment and three to twenty-one years for buildings and leasehold improvements.

     Stilwell adopted Statement of Financial Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), effective January 1, 1996. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill, as well as for long-lived assets and certain identifiable intangibles which are to be disposed of. If events or changes in circumstances of a long-lived asset indicate that the carrying amount of an asset may not be recoverable, Stilwell must estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest) is lower than the carrying amount of the asset, an impairment loss must be recognized to the extent that the carrying amount of the asset exceeds its fair value. In accordance with FAS 121, Stilwell periodically evaluates the recoverability of its long-lived assets. The adoption of FAS 121 did not have a material effect on Stilwell's financial position or results of operations.

     SOFTWARE DEVELOPMENT AND MAINTENANCE. Purchased software is recorded at cost and amortized over the estimated economic life.

     In 1998, Stilwell adopted the guidance outlined in American Institute of Certified Public Accountant's Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that computer software costs incurred in the preliminary project stage, as well as training and maintenance costs, be expensed as incurred. This guidance also requires that direct and indirect costs associated with the application development stage of internal use software be capitalized until such time that the software is substantially complete and ready for its intended use. Capitalized costs are to be amortized on a straight line basis over the useful life of the software. The adoption of this guidance did not have a material impact on Stilwell consolidated subsidiaries; however, see Note 4 regarding impact on DST.

     MARKETING. Stilwell expenses all marketing and promotion costs as incurred. Direct response advertising for which future economic benefits are probable and specifically attributable to the advertising is not material. Berger has marketing agreements with various related mutual funds pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("12b-1 Plan") pursuant to which certain 12b-1 fees are collected. Under these agreements, which are approved or renewed on an annual basis by the boards of directors of the respective mutual funds, Berger must engage in activities that are intended to result in sales of the shares in the funds. Any fees not spent must be returned to the funds. See
Note 14.

     DEFERRED COMMISSIONS. Commissions paid to financial intermediaries on sales of certain Janus World Funds shares ("B shares") are recorded as deferred commissions in the accompanying consolidated financial statements. These deferred commissions are amortized using the sum-of-the-years digits methodology over four years, or when the B shares are redeemed, if earlier. Early withdrawal charges received by Janus from redemption of the B shares within four years of purchase reduce the unamortized deferred commissions balance. Payments of deferred commissions during 1999 and during the three months ended March 31, 1999 and 2000 were $29.5, $8.1 and $44.7 million, respectively, and associated amortization expense for the year and quarters then ended totaled $8.1, $0.9 and $6.2 million, respectively. Payment of deferred commissions and associated amortization expense were not material to Stilwell's 1998 results of operation, financial position or cash flows.

     INCOME TAXES. Stilwell currently joins with KCSI and other members of the KCSI affiliated group in filing a consolidated federal income tax return. The consolidated federal income tax is allocated to Stilwell as if Stilwell filed a separate consolidated federal income tax return, assuming the utilization of tax-planning strategies consistent with those utilized by KCSI. Following the Distribution, Stilwell will no longer be a member of the KCSI affiliated group and, as a result, will discontinue filing a consolidated federal income tax return with KCSI. (See Note 10 with respect to a Tax Disaffiliation Agreement between KCSI and Stilwell.)

     Deferred income tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted income tax rates which will be in effect when these differences reverse. Deferred income tax expense is generally the result of changes in the deferred tax assets and liabilities.

     INTANGIBLE ASSETS. Intangible assets principally represent the excess of cost over the fair value of net underlying assets of acquired companies using purchase accounting and are amortized over periods ranging from 15 to 40 years using the straight-line method. Stilwell periodically reviews the recoverability of intangible assets by comparing the carrying value of the associated intangible assets to their fair value. The determination of possible impairment is primarily measured by reference to various valuation techniques commonly used in the investment management industry. See Note 7 regarding the impairment of goodwill associated with the Berger investment as of December 31, 1997.

     CHANGES OF INTEREST IN SUBSIDIARIES AND EQUITY INVESTEES. A change of Stilwell's interest in a subsidiary or equity investee resulting from a subsidiary's or equity investee's issuance of its stock is recorded as a gain or loss in Stilwell's statement of income in the period that the change of interest occurs. If an issuance of stock by the subsidiary or affiliate is from treasury shares on which gains have been previously recognized, however, Stilwell will record the gains directly to its equity and not include the gain in net income. A change of interest in a subsidiary or equity investee resulting from a subsidiary's or equity investee's purchase of its stock increases Stilwell's ownership percentage of the subsidiary. Stilwell records this type of transaction under the purchase method of accounting, whereby any excess of fair market value over the net tangible and identifiable intangible assets is recorded as goodwill. Gains recorded by Stilwell (included in the Other, net component in the Statement of Income) for the year ended December 31, 1999 totaled $6.2 million. Gains during the year ended December 31, 1997 were not material. See Note 4 regarding reduction in amount of DST in 1998. Stilwell recorded approximately $1.2 million in gains during the three months ended March 31, 2000. In addition to these gains, see Note 16 regarding the sale by Stilwell of 192,408 shares of Janus common stock during first quarter 2000.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" ("FAS 107") requires an entity to disclose the fair value of its financial instruments. Stilwell's financial instruments include cash and cash equivalents, investments in advised funds, accounts receivable and payable and long-term debt.

     The carrying value of Stilwell's cash equivalents and accounts receivable and payable approximate their fair values due to their short-term nature. The carrying value of Stilwell's investments designated as "available for sale" and "trading" equals their fair value which is based upon quoted prices in active markets. Stilwell estimates the fair value of long-term debt based upon borrowing rates available at the reporting date for indebtedness with similar terms and average maturities.

     STOCK-BASED COMPENSATION. Stilwell accounts for stock options granted to employees and non-employee directors using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In October 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which permits companies to use either the APB 25 intrinsic value method or the fair value method as prescribed by FAS 123. Stilwell uses the APB 25 method and discloses pro forma net income in the notes to the financial statements, as if it had adopted the FAS 123 fair value method for grants after December 31, 1994. See
Note 12 for pro forma disclosure assuming that Stilwell would have had higher compensation cost as a result of accounting for existing KCSI stock options held by Stilwell employees under FAS 123.

     CORPORATE ALLOCATIONS. Prior to the Contribution, KCSI provided certain managerial, treasury, accounting, tax and legal services to Stilwell. Additionally, certain other expenses were incurred by KCSI on behalf of Stilwell (e.g., amortization of identifiable intangible assets and goodwill) prior to the Contribution. An allocation of the estimated cost of these services and expenses has been reflected in the accompanying financial statements based on management's best estimate of financial services-related assets and liabilities, capital structure and liquidity. In the opinion of management, the costs and expenses allocated to Stilwell for these services provided by KCSI are reasonable. These costs and expenses aggregated $18.6, $20.9 and $20.1 million in 1997, 1998 and 1999, respectively, and $6.2 and $8.4 million for the three months ended March 31, 1999 and 2000, respectively.

     INTERCOMPANY AGREEMENT WITH KCSI. Stilwell has entered into an Intercompany Agreement with KCSI for the purpose of governing certain of the ongoing relationships during a transitional period after the Distribution and providing for an orderly transition of Stilwell to a separate company. The Intercompany Agreement generally provides for certain indemnification rights, insurance matters, access to records and information, certain transitional support services and other matters relating to the Distribution. This agreement is not expected to have a material impact on Stilwell's future results of operation, financial position or cash flows.

     INTERCOMPANY TRANSACTIONS WITH KCSI. Intercompany transactions between Stilwell and KCSI are reflected as dividends to or transfers from KCSI within the consolidated financial statements. Amounts treated as net dividends are recorded as a reduction to Retained Earnings and amounts treated as net transfers from KCSI are recorded as an increase to the Net investment by Parent component included in the Consolidated Balance Sheets. Generally, increases in the Net Investment by Parent component result from the timing of cash requirements throughout each year, primarily with respect to investing activities. Amounts treated as net dividends to KCSI generally reflect the transfer to KCSI of dividends received by Stilwell from subsidiaries, to the extent such amounts were not required for investing, financing or operating needs.

     EARNINGS PER SHARE. In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") and requires the computation of EPS under two methods: "basic" and "diluted." Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Stilwell currently does not have any potentially dilutive securities that would affect the denominator in the dilutive computation. The only adjustments that could affect the numerator of Stilwell's diluted EPS computation include potentially dilutive securities at Janus, Berger, Nelson and DST. These adjustments totaled approximately $0.6, $2.3 and $4.8 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $0.8 and $2.3 million for the three months ended March 31, 1999 and 2000, respectively. See Note 3 for computation of pro forma EPS (unaudited) disclosures in the accompanying financial statements to provide a basis for comparison to future earnings per share. See Note 12 with regard to current KCSI stock options which are expected to convert to Stilwell stock options upon completion of the Distribution.

     INTERIM FINANCIAL INFORMATION (UNAUDITED). The interim consolidated financial statements and related disclosures as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of the SEC's Regulation S-X. Accordingly, they do not include all of the information and explanatory notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all of the adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of Stilwell as of March 31, 2000 and its results of operations and cash flows for the three months ended March 31, 1999 and 2000. The results of operations and cash flows for the three months ended March 31, 2000 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 2000.

     STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and disclosure of comprehensive income and its components in the financial statements (the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources including all changes in equity other than those resulting from investments by and distributions to owners). The principal items comprising other comprehensive income are the effects of DST's investments which are classified as "available for sale," as defined by FAS 115. The unrealized gain related to these investments increased $42.6, $39.5 and $63.8 million ($25.9, $24.3 and $39.3 million, net of deferred income taxes) for the years ended December 31, 1997, 1998 and 1999, respectively. The unrealized gain increased $8.0 million ($5.0 million net of deferred income taxes) during the three months ended March 31, 2000. The items affecting comprehensive income were not material during the three months ended March 31, 1999. Stilwell adopted the provisions of FAS 130 effective January 1, 1998 and has retroactively reclassified the accompanying financial statements for comparative purposes.

     STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 131. In 1998, Stilwell adopted the provisions of Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Management believes that Stilwell operates in only one reportable segment and in only one reportable geographic area. The adoption of FAS 131 did not have a significant impact on Stilwell's financial statements.

     STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 133. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which establishes accounting standards for derivative instruments, the derivative portion of certain other contracts that have similar characteristics and for hedging activities. In June 1999, the FASB issued an amendment to FAS 133 changing the effective date of FAS 133 to fiscal quarters of fiscal years beginning after June 15, 2000. Stilwell does not generally enter into transactions covered by this statement. Stilwell does not expect that adoption of FAS 133 will have a significant impact on Stilwell's financial statements.

     EMERGING ISSUES TASK FORCE ISSUE NO. 96-16. In Issue No. 96-16, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus that substantive "participating" minority rights which provide a minority stockholder with the right to effectively control significant decisions in the ordinary course of an investee's business could impact whether the majority stockholder should consolidate the investee. Management has evaluated the rights of the minority stockholders of its consolidated subsidiaries and concluded that application of EITF 96-16 did not affect Stilwell's consolidated financial statements.

NOTE 3 - PRO FORMA EARNINGS PER SHARE (UNAUDITED)

     Stilwell intends to issue additional shares of Stilwell common stock to KCSI pursuant to a stock split to be effected in the form of a stock dividend prior to the Distribution to provide a sufficient number of shares for the Distribution. In addition, the par value of the Stilwell common stock will be changed to $0.01.

     Additionally, on January 11, 2000, KCSI arranged a new $200 million 364-day senior unsecured Competitive Advance/Revolving Credit Facility ("New Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire other debt obligations. Stilwell has assumed the New Credit Facility, including the $125 million borrowed thereunder, thereby reducing its stockholder's equity. See Note 16. Accordingly, for purposes of calculating pro forma earnings per share for the three months ended March 31, 1999 and year ended December 31, 1999, net income was reduced by the estimated after-tax effect of interest expense assuming $125 million of indebtedness (at an interest rate of 6.5%) was outstanding as of January 1, 1999.

     To provide a basis for comparison to future earnings per share, pro forma computations of basic and diluted EPS for the year ended December 31, 1999 and for three months ended March 31, 1999 and 2000 are included for informational purposes.

     The number of basic shares used for pro forma purposes was derived based upon an assumed issuance of two shares of Stilwell common stock for every one share of KCSI common stock. The number of shares of KCSI common stock used in the computation was 111,399,354, based upon the total number of outstanding shares of KCSI common stock as of March 31, 2000, resulting in a pro forma 222,798,708 shares of Stilwell common stock.

     The number of dilutive shares used in the pro forma computation was derived based upon the total number of KCSI stock options assumed to be exercised in connection with the determination of the dilutive number of weighted average shares of KCSI common stock as of March 31, 2000. These options to purchase KCSI common stock (3,980,504) were multiplied by two to derive the options to purchase shares of Stilwell common stock that are assumed to be exercised (7,961,008).

     The number of basic and diluted shares derived in the computations described above represent the denominator in the earnings per share calculations required under FAS 128. As discussed in Note 2, for purposes of deriving diluted EPS, adjustments to the numerator have also been factored into the computation.

NOTE 4 - INVESTMENT IN DST SYSTEMS, INC.

     DST MERGER. On December 21, 1998, DST and USCS announced the completion of the merger of USCS with a wholly-owned DST subsidiary. Under the terms of the merger, USCS became a wholly-owned subsidiary of DST. The merger, accounted for as a pooling of interests by DST, expands DST's presence in the output solutions and customer management software and services industries. DST issued approximately 13.8 million shares of its common stock in the transaction, reducing Stilwell's ownership interest from 41% to approximately 32%. Stilwell recorded a one-time pretax non-cash charge of approximately $36.0 million ($23.2 million after-tax), reflecting Stilwell's reduced ownership of DST and Stilwell's proportionate share of DST and USCS costs incurred in the fourth quarter related to the merger. Stilwell accounts for its investment in DST under the equity method.

     SUMMARIZED FINANCIAL INFORMATION. Stilwell's investment in DST, together with certain condensed DST financial information, is summarized as follows. Note that for the year ended December 31, 1997, information regarding DST's financial condition and operating results has been restated to combine the historical results of DST and USCS as a result of their merger in December 1998. Additionally, Stilwell's equity in DST net assets was computed for 1997 and 1998 using Stilwell's ownership percentage as of December 31, 1998. Stilwell's percentage ownership of DST, carrying value of the DST investment and the DST fair market value were not restated and represent Stilwell's historical information.

                                             (DOLLARS IN MILLIONS)

                                            December 31,            March 31,
                               ----------------------------------- -----------
                                  1997         1998         1999        2000

Percentage ownership                 41%          32%          32%         32%
Carrying value                 $  345.3     $  376.0     $  470.2    $  485.5
Equity in DST net
 assets                           300.1        376.0        470.2       485.5
Fair market value (a)             865.0      1,156.7      1,547.7     1,316.7

FINANCIAL CONDITION:
  Current assets               $  345.3     $  375.8     $  464.5    $  452.1
  Non-current assets            1,203.2      1,521.2      1,861.8     1,906.4
                               --------     --------     --------    --------
    Total assets               $1,548.5     $1,897.0     $2,326.3    $2,358.5
                               ========     ========     ========    ========

  Current liabilities          $  212.0     $  268.6     $  285.8    $  259.2
  Non-current liabilities         405.6        462.2        576.9       597.0
  Stockholders' equity            930.9      1,166.2      1,463.6     1,502.3
                               --------     --------     --------    --------
    Total liabilities
     and stockholders'
     equity                    $1,548.5     $1,897.0     $2,326.3    $2,358.5
                               ========     ========     ========    ========

                                                            For the Three
                                                             Months Ended
                       For the year ended December 31,         March 31,
                       -------------------------------   --------------------
                         1997     1998(b)   1999(c)         1999     2000(d)
OPERATING RESULTS:
  Revenues             $  950.0  $1,096.1  $1,203.3      $  298.4  $  340.4
  Costs and expenses      823.1     976.6   1,003.6         248.5     276.7
  Net income               79.4      71.6     138.1          33.6      56.2

(a)  Based upon DST's closing price on the New York Stock Exchange.

(b) Net income includes $19.4 million, after tax, of DST/USCS fourth quarter merger-related charges.

(c) Effective January 1, 1999, DST adopted SOP 98-1. DST's net income for the year ended December 31, 1999 was increased by $15.4 million as a result.

(d) Net income includes two non-recurring items: 1) a gain on litigation settlement with a former equity affiliate and 2) gains on the sale of marketable securities.

NOTE 5 - OTHER ACQUISITIONS, DISPOSITIONS AND SIGNIFICANT TRANSACTIONS

     BAI. During 1992, Stilwell acquired an 18% interest in BAI for $1.2 million. On October 14, 1994, pursuant to a Stock Purchase Agreement ("BAI SPA"), Stilwell increased its ownership of BAI to approximately 80%. In connection with this increase in ownership (which was accounted for as a purchase), Stilwell made payments of $47.5 million in cash (resulting in the recording of $44.0 million of intangible assets which are being amortized over 15 years) and agreed to make additional purchase price payments covering a period ending no later than October 1999. Stilwell made an additional purchase price payment of $3.1 million in 1997. Stilwell made no payments under the BAI SPA during 1998. Pursuant to the BAI SPA, Stilwell made additional purchase price payments of $3.0 million during third quarter 1999. No additional payments will be made thereafter. These goodwill amounts are being amortized over 15 years.

     As a result of various transactions during 1997, Stilwell increased its ownership in BAI to 100%. In January and December 1997, BAI purchased, for treasury, the common stock of minority stockholders. In December 1997, Stilwell also acquired additional BAI shares from a minority stockholder through the issuance of 330,000 shares of KCSI common stock valued at $10.1 million. The shares of KCSI common stock are reflected as a contribution from KCSI to Stilwell in the accompanying financial statements. These transactions resulted in approximately $17.8 million of goodwill, which is being amortized over 15 years. However, see discussion of impairment of a portion of this goodwill in
Note 7. In connection with these transactions, BAI also granted options to acquire shares of its common stock to certain of its employees. All of the outstanding options were cancelled upon formation of Berger (See Note 1).

     NELSON MONEY MANAGERS PLC. On April 20, 1998, Stilwell completed the acquisition of 80% of Nelson, an investment adviser and manager based in the United Kingdom. Nelson provides investment advice and investment management services primarily to individuals who are retired or contemplating retirement. Nelson managed approximately (Pound) 844 million ($1.3 billion) in assets as of December 31, 1999. The acquisition, which was accounted for as a purchase, was completed using a combination of cash, KCSI common stock and notes payable. The total purchase price was approximately $33 million. The KCSI common stock issued in the transaction has been reflected as a contribution from KCSI to Stilwell in the accompanying financial statements.

     The purchase price was in excess of the fair market value of the net tangible and identifiable intangible assets received and this excess was recorded as goodwill to be amortized over a period of 20 years. If the acquisition of Nelson had been completed January 1, 1998, inclusion of Nelson's results on a pro forma basis would not have been material to Stilwell's consolidated results of operations for the year ended December 31, 1998.

NOTE 6 - SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid (to KCSI) for income taxes and interest is summarized as follows (in millions):

                                                     For the Three
                                                     Months Ended
                 For the year ended December 31,       March 31,
                 -------------------------------   ------------------
                    1997       1998       1999       1999       2000

Interest         $  13.7     $  7.9     $  1.5     $  0.6     $  1.9
Income taxes        64.5       83.1      142.9        6.1       22.4

     As discussed in Note 5 during second quarter 1998, in connection with Stilwell's acquisition of Nelson, KCSI issued approximately 67,000 shares of KCSI common stock (valued at $3.2 million) to certain of the sellers of the shares of Nelson. The use of these shares by Stilwell is reflected as a capital contribution from KCSI to Stilwell in the accompanying consolidated financial statements. Also, notes payable of $4.9 million were recorded as part of the purchase price, payable by March 31, 2005, bearing interest at seven percent.

NOTE 7 - OTHER BALANCE SHEET CAPTIONS

     ACCOUNTS RECEIVABLE. Stilwell's accounts receivable balances do not include any allowance for doubtful accounts nor has any bad debt expense been recorded for the years ended 1997 through 1999. The majority of the balances are amounts due from the investment companies for which Stilwell subsidiaries act as investment adviser or sub-adviser (see Note 14).

     OTHER CURRENT ASSETS. Other current assets are comprised of the following (in millions):

                                      December 31,
                                ---------------------
                                   1998     1999

Deferred commissions - current      $ 0.7    $10.2
Deferred income taxes                 2.1      0.4
Other                                 9.2     10.7
                                    -----    -----
  Total                             $12.0    $21.3
                                    =====    =====

     INVESTMENTS IN ADVISED FUNDS. Investments in advised funds are summarized as follows (in millions):

                                      December 31,
                                ---------------------
                                   1998     1999

AVAILABLE FOR SALE:
  Cost basis                        $23.9    $22.2
  Gross unrealized gains              5.4      2.0
  Gross unrealized losses              --     (0.3)
                                    -----    -----
                                     29.3     23.9
                                    -----    -----

TRADING:
  Cost basis                          3.2       --
  Gross unrealized losses            (0.3)      --
                                    -----    -----
                                      2.9       --
                                    -----    -----
    Total                           $32.2    $23.9
                                    =====    =====

Gross realized gains (losses) were not material to Stilwell's consolidated results of operations for the years ended 1997 and 1998. Gross realized gains totaled $5.3 million for the year ended December 31, 1999 and $2.1 million for the three months ended March 31, 2000.

PROPERTY AND EQUIPMENT, NET. Property and equipment are summarized as follows (in millions):


                                           December 31,
                                    -----------------------
                                      1998           1999
Furniture, fixtures and
  equipment                         $ 59.2           $ 89.1
Buildings and leasehold
  improvements                        10.5             26.6
                                    ------           ------
  Subtotal                            69.7            115.7
Less accumulated depreciation
  and amortization                   (32.3)           (45.3)
                                    ------           ------
   Net property and equipment       $ 37.4           $ 70.4
                                    ======           ======

INTANGIBLES AND OTHER ASSETS. Intangibles and other assets are summarized as follows (in millions):

                                           December 31,
                                    -----------------------
                                      1998           1999

Goodwill                            $ 93.1         $110.1
Identifiable intangible assets        59.0           59.0
Accumulated amortization             (22.9)         (32.6)
                                    ------         ------
  Net                                129.2          136.5

Deferred Commissions                   1.3           13.2
Employee loans                        11.6            7.7
Other assets, net                      4.9            4.6
                                    ------         ------
  Total                             $147.0         $162.0
                                    ======         ======

     Identifiable intangible assets include, among others, investment advisory relationships and shareowner lists, as well as existing distribution arrangements.

     In connection with a review of its intangible and other assets, Stilwell determined as of December 31, 1997 that the carrying value of the investment in Berger, including associated identifiable intangible assets and goodwill, exceeded its fair value (measured by reference to various valuation techniques commonly used in the investment management industry) as a result of below-peer performance and growth of the core Berger funds. Accordingly, Stilwell recorded an impairment loss of $12.7 million, which is reflected as an other operating expense in the accompanying financial statements. Additionally, a $3.0 million allowance was recorded for a non-core investment reflecting recoverability issues.

     Amortization expense related to identifiable intangible assets, goodwill and other assets aggregated $8.1, $8.8 and $17.8 million in 1997, 1998 and 1999, respectively, and $3.3 and $8.6 million for the three months ended March 31, 1999 and 2000, respectively.

OTHER LIABILITIES.  Other liabilities are summarized as follows (in millions):

                                            December 31,
                                          ----------------
                                            1998     1999

Deferred compensation (See Note 12)       $ 20.5    $ 22.7
Other                                       21.8      22.6
                                          ------    ------
  Total                                   $ 42.3    $ 45.3
                                          ======    ======

NOTE 8 - LONG-TERM DEBT - PARENT

     Stilwell had $16.6 million of outstanding long-term indebtedness to KCSI at December 31, 1998, which was repaid during first quarter 1999. This amount represents indebtedness of Stilwell based upon the underlying assets associated with the financial services businesses of KCSI. The indebtedness generally represents borrowings in connection with KCSI's common stock repurchase program, Stilwell acquisitions and operations of Stilwell Financial, Inc. Interest expense related to the indebtedness was determined using the average level of Stilwell debt under a reasonably blended KCSI interest rate, approximately seven percent. Based on the nature of the borrowings (i.e. a variable line of credit between Stilwell and KCSI), the carrying value of the debt approximates its fair value.

NOTE 9 - LONG-TERM DEBT - THIRD PARTIES

     All third party indebtedness had been paid in full as of December 31, 1998. Subsequent to Stilwell's acquisition of Nelson in April 1998, Nelson repaid approximately $6.6 million in outstanding indebtedness.

     In May 1998, KCSI established a $100 million 364-day senior unsecured competitive advance/revolving credit facility (the "Credit Facility") that was assumed by Stilwell effective July 1, 1999 for its use upon separation of KCSI's two business segments. On May 14, 1999, KCSI renewed the Credit Facility. The Credit Facility contains interest rates below prime and terms which can be fixed up to the expiration date. Stilwell paid approximately $0.5 million in facility and arrangement fees for the year ended December 31, 1999. At December 31, 1999, the full $100 million was available under the Credit Facility.

     On January 11, 2000 KCSI arranged a new $200 million 364-day senior unsecured competitive Advance/Revolving Credit Facility ("New Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire other debt obligations. Stilwell has assumed the New Credit Facility, including the $125 million borrowed thereunder, thereby reducing its stockholder's equity. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the New Credit Facility. Stilwell may assign and delegate all or a portion of its rights and obligations under the New Credit Facility to one or more of its domestic subsidiaries. Stilwell repaid the $125 million in first quarter 2000.

     Two borrowing options are available under the New Credit Facility: a competitive advance option, which is uncommitted, and a committed revolving credit option. Interest on the competitive advance option is based on rates obtained from bids as selected by Stilwell in accordance with the lender's standard competitive auction procedures. Interest on the revolving credit option accrued based on the type of loan (e.g., Eurodollar, Swingline, etc.), with rates computed using LIBOR plus 0.35% per annum or, alternatively, the highest of the prime rate, the Federal Funds Effective Rate plus 0.005% or the Base Certificate of Deposit Rate plus 1%.

     Stilwell, as a continuation of its practice of providing credit facilities to its subsidiaries, has provided an intercompany credit facility to Janus for use by Janus for general corporate purposes, effectively reducing the amount of the credit facilities available for Stilwell's other purposes.

     The credit facilities contain a number of covenants, including various financial covenants. With respect to the Credit Facility, Stilwell was in compliance with these various provisions, including the financial covenants, as of December 31, 1998 and 1999 and as of March 31, 2000. Because of certain financial covenants contained in the credit facilities, however, maximum utilization of Stilwell's lines of credit may be restricted. See Note 16.

NOTE 10 - INCOME TAXES

Stilwell's provision for income taxes is summarized as follows (in millions):

                                         December 31,
                                ----------------------------------
                                  1997         1998         1999
CURRENT:
  Federal                       $  79.2       $ 100.2      $ 182.6
  State and local                  12.2          15.9         21.7
                                -------       -------      -------
    Total current                  91.4         116.1        204.3
                                -------       -------      -------
DEFERRED:
  Federal                          (3.8)        (10.0)         9.3
  State and local                  (0.6)         (2.4)         2.5
                                -------       -------      -------
    Total deferred                 (4.4)        (12.4)        11.8
                                -------       -------      -------
    Total income tax expense    $  87.0       $ 103.7      $ 216.1
                                =======       =======      =======

Stilwell's deferred income tax liabilities (assets) are summarized as follows (in millions):

                                              December 31,
                                        -----------------------
                                          1998          1999
INCOME TAX LIABILITIES:
  Unconsolidated affiliates             $ 138.7        $ 171.1
  Deferred commissions                       --           12.2
  Other                                     7.0             --
                                        -------        -------
    Gross deferred tax
     liabilities                          145.7          183.3
                                        -------        -------

INCOME TAX ASSETS:
  Book reserves                           (7.3)          (8.1)
  Deferred compensation                  (14.7)         (18.7)
  Vacation                                (1.7)          (0.9)
  Deferred revenue                        (3.5)          (1.8)
  Other                                   (2.2)          (2.4)
                                        -------        -------
    Gross deferred tax assets            (29.4)         (31.9)
                                        -------        -------
  Net deferred income tax
   liabilities                         $ 116.3        $ 151.4
                                        =======        =======

Based upon Stilwell's history of operating income and its expectation for the future, management has determined that operating income of Stilwell will, more likely than not, be sufficient to recognize fully the gross deferred tax assets set forth above.

Stilwell's effective income tax rate differs from the statutory federal income tax rate as follows (in millions):


                                         December 31,
                                  ---------------------------
                                   1997      1998      1999

Statutory U.S. federal rate       $ 80.5   $ 101.3   $ 205.3
  State and local income taxes      11.6      13.5      24.2
  Non-deductible goodwill            6.5       2.3       2.5
  Equity in earnings of
   unconsolidated affiliates        (6.8)     (6.8)    (12.4)
  Other                             (4.8)     (6.6)     (3.5)
                                  ------   -------   -------
Total income tax expense          $ 87.0   $ 103.7   $ 216.1
                                  ======   =======   =======
Effective tax rate                  37.8%     35.8%     36.8%
                                  ======   =======   =======

     In connection with the initial public offering of DST in fourth quarter 1995, Stilwell began providing deferred income taxes for unremitted earnings of qualifying U.S. unconsolidated affiliates net of the 80% dividends received deduction provided for under current tax law. As of December 31, 1999, the cumulative amount of unremitted earnings qualifying for this deduction aggregated $165.8 million. These amounts would become taxable to Stilwell if distributed by the affiliates as dividends, in which case Stilwell would be entitled to the dividends received deduction for 80% of the dividends; alternatively, these earnings could be realized by the sale of the affiliates' stock, which would give rise to tax at federal capital gains rate and state ordinary income tax rates, to the extent the stock sales proceeds exceeded Stilwell's income tax basis. Deferred income taxes provided on unremitted earnings of unconsolidated affiliates aggregated $9.7 and $13.3 million as of December 31, 1998 and 1999, respectively.

     The IRS has completed examinations of KCSI's consolidated federal income tax returns for the years 1990-1992 and has proposed certain tax assessments for these years. For years prior to 1988, the statute of limitations has closed, and for 1988-1989, all issues raised by the IRS examinations have been resolved, except for one refund claim related to DST. In addition, other taxing authorities have also completed examinations principally through 1992, and have proposed additional tax assessments for which Stilwell believes it has adequate reserves accrued.

     In as much as most of these asserted tax deficiencies represent temporary differences, subsequent payments of taxes are not expected to require additional charges to income tax expense. In addition, accruals have been made for interest (net of the related income tax benefit) for estimated settlement of the proposed tax assessments. Thus, management believes that final settlement of these matters will not have a material adverse effect on Stilwell's consolidated results of operations, cash flows or financial position.

     As described in Notes 1 and 2, Stilwell will no longer join with KCSI in filing a consolidated federal income tax return after the Distribution. As a result, Stilwell's ability to reduce income taxes currently payable after the Distribution will be determined primarily on the basis of the taxable income and income taxes paid by Stilwell in its separate consolidated return. Stilwell has entered into a Tax Disaffiliation Agreement with KCSI which establishes, among other things, the procedures, rights and indemnities between the two entities with respect to historical tax items. This agreement is not expected to have a material impact on Stilwell's future results of operations, financial position or cash flows.

NOTE 11 - EMPLOYEE BENEFIT PLANS

     Substantially all full-time employees of Stilwell participate in the Stilwell Employee Stock Ownership Plan (the "ESOP") and KCSI's qualified 401(k) plan (the "KCSI 401(k) Plan"). Employees of Stilwell Financial, Inc. participate in KCSI's qualified profit sharing plan (the "KCSI Profit Sharing Plan"). Janus and Berger employees participate in the qualified profit sharing plans sponsored by each of those companies.

     Contributions to the ESOP and KCSI Profit Sharing Plan are made at the discretion of the KCSI Board of Directors in amounts not to exceed the maximum allowable for income tax purposes. Stilwell matches a maximum of 3% of employee compensation deferrals in the KSCI 401(k) Plan, subject to a maximum allowable for income tax purposes. Contributions to the Janus and Berger profit sharing plans are made at the discretion of the respective boards of directors in amounts not to exceed the maximum allowable for income tax purposes.

     Expense related to the Stilwell participants in the qualified plans aggregated $4.6, $5.7 and $8.1 million in 1997, 1998 and 1999, respectively.

NOTE 12 - STOCK PLANS

     PRO FORMA DISCLOSURE. Under FAS 123, companies must either record compensation expense based on the estimated grant date fair value of stock options granted or disclose the impact on net income as if they had adopted the fair value method (for grants subsequent to December 31, 1994). If Stilwell had measured compensation cost for the KCSI stock options granted to its employees and shares subscribed by its employees under the KCSI employee stock purchase plan, as well as the Janus and Berger stock-based compensation plans discussed below, under the fair value based method prescribed by FAS 123, net income and earnings per share would have been as follows:

                                         Year Ended December 31,
                                       1997      1998        1999
                                       ----      ----        ----

Net income (in millions)
   As reported                      $   118.0  $   152.2  $   313.1
   Pro forma                            117.0      149.0      310.1

Earnings per Basic share:
   As reported                      $ 118,000  $ 152,200  $ 313,100
   Pro forma                          117,000    149,000    310,100

Earnings per Diluted share:
   As reported                      $ 117,400  $ 149,900  $ 308,300
   Pro forma                          116,400    146,700    305,300

     For the years presented in these financial statements, there are no outstanding stock options for Stilwell common stock. However, at the time of the Distribution, in order to provide for the equitable adjustment of existing KCSI stock options ("Options"), KCSI and Stilwell intend to substitute two separately exercisable options - New KCSI Options and New Stilwell Options (collectively, the "Substituted Options") - for the Options held by KCSI and Stilwell employees, former KCSI employees and KCSI directors (including former directors). Upon issuance of these Substituted Options, Stilwell will have potentially dilutive securities for purposes of the diluted EPS computation.

     KCSI STOCK OPTION PLANS. The table below summarizes KCSI outstanding options held by Stilwell employees as of December 31, 1997, 1998 and 1999, and changes during the years then ended. These options generally vest over periods ranging from one to three years with a maximum exercise term of ten years. The number of options and activity related thereto for the years ended December 31, 1997 through 1999 are not necessarily indicative of the number of options and associated activity in the future.

                                                 1997                          1998                          1999
                                       ----------------------         ---------------------         ----------------------
                                                     Weighted                      Weighted                       Weighted
                                                     Average                       Average                        Average
                                                     Exercise                      Exercise                       Exercise
                                       Shares        Price            Shares       Price            Shares        Price
                                       -----------   --------         ----------   --------         -----------   --------
Outstanding at January 1                 5,645,310     $ 8.87          4,794,527    $  8.84           4,768,226    $ 11.33
Granted                                     46,452      16.80            445,364      35.98             356,142      49.40
Exercised                                 (882,187)      9.30           (467,257)      9.17            (378,708)     12.28
Expired/Canceled                           (15,048)     15.62             (4,408)     27.33             (52,600)     43.70
                                        ----------                    ----------                    -----------
Outstanding at December 31               4,794,527     $ 8.84          4,768,226    $ 11.33           4,693,060    $ 13.78
                                        ==========                    ==========                    ===========
Exercisable                              4,227,212     $ 7.87          4,172,257    $  8.52           4,183,660    $  9.64
                                        ==========                    ==========                    ===========
Weighted Average Fair
  Value of Options granted
  during the year                            $4.18                        $10.42                         $16.53

The following table summarizes the information about KCSI stock options held by Stilwell employees that were outstanding at December 31, 1999:

                                         OUTSTANDING                                EXERCISABLE
                     -----------------------------------------------------   -------------------------
                                            Weighted          Weighted                       Weighted
   Range of                                 Average           Average                        Average
   Exercise             Number              Remaining         Exercise         Number        Exercise
   Prices            Outstanding         Contractual Life      Price         Exercisable      Price
   --------          -----------         ----------------     --------       -----------     --------
$2 to $10             2,544,815              1.9 years         $  4.72        2,544,815      $  4.72

$10 to $15              184,605              5.2                 12.62          184,605        12.62
$15 to $20            1,243,468              6.3                 15.95        1,243,468        15.95
$20 to $64              720,172              9.4                 42.36          210,772        29.22
                      ---------
$2 to $64             4,693,060              4.4               $ 13.78        4,183,660      $  9.64
                      =========

     The fair value of KCSI stock options granted by KCSI to Stilwell employees used to compute pro forma net income disclosures was estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by KCSI:

                                1997               1998            1999
                                ----               ----            ----
Dividend yield            .62% to  .82%       .34% to  .56%      .25% to  .36%
Expected volatility        24% to   30%        30% to   42%       42% to   43%
Risk-free interest rate  6.20% to 6.44%      4.74% to 5.64%     4.67% to 5.75%
Expected life                3 years          3 to 5 years          3 years

     KCSI ESPP. KCSI periodically sponsors an employee stock purchase plan ("ESPP") under which substantially all full-time employees of Stilwell were granted the right to subscribe to KCSI common stock at a per share price equal to the lesser of 85% of the KCSI stock price on the date of grant or the date that such shares are purchased. The weighted average per share fair value of the stock purchase rights granted to Stilwell employees under the Eleventh Offering of the ESPP was $10.76 in 1999. KCSI did not sponsor an ESPP grant for 1998.

     The fair value of ESPP purchase rights granted to Stilwell employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by KCSI:

                                              1998
                                              ----
     Dividend yield                          0.95%
     Expected volatility                       42%
     Risk-free interest rate                 4.63%
       Term                                 1 year

     JANUS RESTRICTED STOCK. During 1998, Janus granted 125,900 restricted shares of Janus' common stock to certain Janus employees pursuant to a restricted stock agreement ("Stock Agreement"). The restricted stock was recorded at fair market value (approximately $28.9 million) at the time of grant as a separate component of Janus' stockholders' equity. The restricted stock vests at the end of 10 years. The Stock Agreement also includes an accelerated vesting provision whereby the vesting rate will be accelerated to 20% of the shares in any one year if certain specific investment performance goals are met (to be effective on January 1st of the following year). Janus records compensation expense based on the applicable vesting rate, which was 20% in 1998 and 1999 based on attainment of investment performance goals. The impact of subsequent Janus amortization charges will be reduced by gain recognition at Stilwell Financial, Inc., reflecting Stilwell's reduced ownership of Janus upon vesting by the restricted stockholders.

     During 1999, Janus granted 33,000 shares of Janus common stock to certain Janus employees pursuant to the Stock Agreement. The restricted stock was recorded at fair market value (approximately $10.8 million) at the time of grant as a separate component of Janus' stockholders' equity. Similar to the 1998 grant, the Stock Agreement includes an accelerated vesting provision whereby the vesting rate will be accelerated to 20% of the shares in any one year if certain specific investment performance goals are met (to be effective on January 1st of the following year). Janus records compensation expense based on the applicable vesting rate, currently at 20% based on attainment of investment performance goals.

     The shares made available for the restricted stock grant were obtained through the purchase of 35,000 shares of Janus stock from an existing minority owner. In connection with this transaction, Stilwell Financial, Inc. recorded approximately $9.5 million of goodwill, which is being amortized over a period of 15 years.

     Because this 1999 issuance was from Janus' treasury shares on which previous gains have been recognized, the Company will record any gain upon vesting directly to stockholder's equity. See Note 2.

     In first quarter 2000, Janus issued additional restricted stock. See Note
16.

     JANUS STOCK OPTION PLAN. During 1997, Janus adopted a stock option plan to make available shares of Janus common stock for the grant of awards to Janus employees. Awards under the plan were granted with an exercise price equal to the fair value of the underlying common stock on the grant date, vested immediately and were exercisable during an annual 30 day exercise period. The options expired after 30 months.

     A summary of stock option activity under the Janus stock option plan is as follows:


                                           1997        1998       1999
                                           ----        ----       ----
Janus Options outstanding at
  January 1                                   --      22,100      8,100
    Granted                               37,700
    Exercised                            (15,300)    (13,800)    (8,000)
    Expired/Canceled                        (300)       (200)      (100)
                                         -------     -------     ------
Janus Options outstanding at
  December 31                             22,100       8,100         --
                                         =======     =======     ======

     Janus options may affect Stilwell's dilutive EPS computation (through a reduced ownership percentage of Janus by Stilwell) if the average fair value of the Janus stock exceeds the option price.

     BAI STOCK OPTION PLAN. During 1997, BAI adopted a stock option plan which makes available shares of BAI common stock for the grant of awards to BAI employees. Awards under the plan were granted with an exercise price equal to the fair value of the underlying common stock on the grant date, vested generally over periods ranging up to 10 years, and were exercisable for a period of 10 years. Certain grants under the BAI stock option plan also included accelerated vesting provisions based upon pre-established BAI performance criteria. BAI options would have affected Stilwell's dilutive EPS computation (through a reduced ownership percentage of BAI by Stilwell) if the average fair value of the BAI stock exceeded the option price.

     A summary of stock option activity under the BAI stock option plan is as follows:

                                            1997            1998
                                            ----            ----
BAI Options outstanding at
   January 1                                    --        192,210
        Granted                            192,210          9,500
        Expired/Canceled                        --        (69,660)
                                           -------        -------
BAI Options outstanding at
   December 31                             192,210        132,050
                                           =======        =======

Exercisable at December 31                 127,450         89,290
                                           =======        =======

     In connection with the formation of Berger, all options were cancelled. See
Note 1.

     JANUS STOCK PURCHASES. In connection with a 1995 Janus minority group restructuring transaction, Janus made 274,300 shares of its common stock available for purchase by certain key Janus employees. These key employees purchased the Janus shares at fair value and paid for these shares with a combination of cash (20%) and full recourse loans (80%) from Stilwell which bear interest at 8.25% and mature in equal annual installments over 10 years.

     In 1997, Janus made available an additional 56,400 shares of its common stock that had been reacquired from current and former employees for purchase by certain key employees. 47,300 shares were purchased at fair value and paid for through a combination of cash (10%) and full recourse loans (90%) from a third party lending institution. The remaining 9,100 shares were purchased by other employees at fair value for cash.

     In connection with each of these Janus stock purchases, Janus entered into incentive compensation agreements with the key employees under which each employee would have the opportunity to earn bonuses (based upon pre-established Janus performance measures) equal to the debt service requirements of the loans referred to above. As of December 31, 1999, the employees participating in the 1995 stock purchases had earned 100% of the potential bonus which will be paid out over the remaining maturities of the notes. As of December 31, 1999, the employees participating in the 1997 stock purchases had earned over 99% of the potential bonus. Compensation expense related to these two bonus plans aggregated $13.2, $2.7 and $7.0 million in 1997, 1998 and 1999, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES. Stilwell rents office space and equipment under the terms of various operating lease agreements. As of December 31, 1999, future minimum rental commitments under non-cancelable operating leases aggregated (in millions):

     2000               $15.9
     2001                16.0
     2002                15.6
     2003                13.3
     2004                 7.0

     Thereafter          17.0
                        -----
     Total              $84.8
                        =====

Rent expense aggregated $12.6, $17.5 and $17.4 million in 1997, 1998 and 1999, respectively.

     Stilwell is committed for future telecommunications and data service with minimum payments of $2.5, $1.7 and $0.5 million in 2000, 2001 and 2002, respectively.

     MINORITY PURCHASE AGREEMENTS. A stock purchase agreement with Thomas H. Bailey ("Mr. Bailey"), Janus' Chairman, President and Chief Executive Officer, and another Janus stockholder (the "Janus Stock Purchase Agreement") and certain restriction agreements with other Janus minority stockholders contain, among other provisions, mandatory put rights whereby under certain circumstances, KCSI would be required to purchase the minority interests of such Janus minority stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, or in some circumstances as determined by an independent appraisal. Under the Stock Purchase Agreement, termination of Mr. Bailey's employment could require a purchase and sale of the Janus common stock held by him. If other minority holders terminated their employment, some or all of their shares also could be subject to mandatory purchase and sale obligations. Certain other minority holders who continue their employment also could exercise puts. If all of the mandatory purchase and sale provisions and all the puts under such Janus minority stockholder agreements were implemented, KCSI would have been required to pay approximately $833 million as of March 31, 2000, compared to $789, $447 and $337 million at December 31, 1999, 1998 and 1997, respectively. In the future these amounts may be higher or lower depending on Janus' earnings, fair market value and the timing of the exercise. Payment for the purchase of the respective minority interests is to be made under the Janus Stock Purchase Agreement within 120 days after receiving notification of exercise of the put rights. Under the restriction agreements with certain other Janus minority stockholders, payment for the purchase of the respective minority interests is to be made 30 days after the later to occur of (i) receiving notification of exercise of the put rights or (ii) determination of the purchase price through the independent appraisal process.

     The Janus Stock Purchase Agreement and certain stock purchase agreements and restriction agreements with other minority stockholders also contain provisions whereby upon the occurrence of a Change in Ownership (as defined in such agreements) of KCSI, KCSI may be required to purchase such holders' Janus stock or, as to the stockholders that are parties to the Janus Stock Purchase Agreement, at such holders' option, to sell its stock of Janus to such minority stockholders. The fair market value price for such purchase or sale would be equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, in some circumstances as determined by Janus' Stock Option Committee or as determined by an independent appraisal. If KCSI had been required to purchase the holders' Janus common stock after a Change in Ownership as of March 31, 2000, the purchase price would have been approximately $1.14 billion (see additional information in Note 15).

     KCSI would account for any such purchase as the acquisition of a minority interest under Accounting Principles Board Opinion No. 16, Business Combinations.

     As of March 31, 2000, Stilwell had $200 million in credit facilities available, owned securities with a market value in excess of $1.3 billion and had cash balances at the Stilwell holding company level in excess of $147.5 million. To the extent that available credit facilities, existing cash balances and proceeds from the liquidation of Stilwell's investment in DST were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to the Janus Stock Purchase Agreement, had 120 days to raise additional sums.

     LITIGATION. From time to time Stilwell is involved in various legal actions arising in the normal course of business. While the outcome of the various legal proceedings involving Stilwell cannot be predicted with certainty, it is the opinion of management (after consultation with legal counsel) that the litigation reserves of Stilwell are adequate and that legal actions involving Stilwell and ultimate resolution of these matters will not be material to Stilwell's consolidated financial position, results of operations or cash flows.

NOTE 14 - RELATED PARTY TRANSACTIONS

     Stilwell and its subsidiaries incurred fees to DST for various shareowner and portfolio accounting and recordkeeping services in the amount of $5.3, $5.5 and $7.3 million in 1997, 1998 and 1999, respectively.

     Janus and Berger earn fees from the various registered investment companies for which they act as investment adviser. Accounts receivable include amounts due from these investment companies. Additionally, Janus earned $7.1 and $8.9 million in 1997 and 1998, respectively, from sub-advisory fees from IDEX Management, Inc. ("IDEX"), formerly a 50% joint venture prior to the disposition of IDEX in second quarter 1998. Janus recognized an $8.8 million pretax gain in connection with this disposition. Also, Berger receives fees under l2b-1 plans from various registered investment companies for which it acts as adviser (See
Note 2).

The table below summarizes this related party activity as of and for the years ended December 31 (in millions):


                                    Accounts
            Investment             receivable
          management and         from registered
            shareowner             investment       Berger 12b-1 Plan
          servicing fees           companies          fees earned
          --------------         ---------------    -----------------

1997        $  403.0                $ 41.6                $7.6
1998           558.4                  59.1                 6.9
1999         1,024.7                 129.3                 8.6

     Stilwell's retained earnings include equity in the unremitted earnings of its unconsolidated affiliates of $99.5, $112.5 and $154.3 million as of December 31, 1997, 1998 and 1999, respectively.

     Certain officers and directors of Janus and Berger are also officers, directors and/or trustees for the various registered investment companies for which Janus and Berger act as investment adviser.

NOTE 15 - CONTROL

     SUBSIDIARIES AND AFFILIATES. In connection with its 1984 acquisition of an 80% interest in Janus, KCSI entered into the Janus Stock Purchase Agreement which, as amended, provides that so long as Mr. Bailey is a holder of at least 5% of the common stock of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), Mr. Bailey shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. The agreement also provides that, in furtherance of such objective, so long as both the ownership threshold and officer status conditions described above are satisfied, KCSI will vote its shares of Janus common stock to elect directors of Janus, at least the majority of whom are selected by Mr. Bailey, subject to KCSI's approval, which approval may not be unreasonably withheld. The agreement further provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by KCSI and Mr. Bailey.

     KCSI does not believe Mr. Bailey's rights under the Janus Stock Purchase Agreement are "substantive," within the meaning of EITF 96-16, because KCSI can terminate those rights at any time, by removing Mr. Bailey as an officer of Janus. KCSI also believes that the removal of Mr. Bailey would not result in significant harm to KCSI based on the factors discussed below. Colorado law provides that removal of an officer of a Colorado corporation may be done directly by its stockholders if the corporation's bylaws so provide. While Janus' bylaws contain no such provision currently, KCSI has the ability to cause Janus to amend its bylaws to include such a provision. Under Colorado law, KCSI could take such action at an annual meeting of stockholders or make a demand for a special meeting of stockholders. Janus is required to hold a special stockholders' meeting upon demand from a holder of more than 10% of its common stock and to give notice of the meeting to all stockholders. If notice of the meeting is not given within 30 days of such a demand, the District Court is empowered to summarily order the holding of the meeting. As the holder of more than 80% of the common stock of Janus, KCSI has the requisite votes to compel a meeting and to obtain approval of the required actions at such a meeting.

     KCSI has concluded, supported by an opinion of legal counsel, that it could carry out the above steps to remove Mr. Bailey without breaching the Janus Stock Purchase Agreement and that if Mr. Bailey were to challenge his removal by instituting litigation, his sole remedy would be for damages and not injunctive relief and that KCSI would likely prevail in that litigation.

     Although KCSI has the ability to remove Mr. Bailey, it has no present plan or intention to do so, as he is one of the persons regarded as most responsible for the success of Janus. The consequences of any removal of Mr. Bailey would depend upon the timing and circumstances of such removal. Mr. Bailey could be required to sell, and KCSI could be required to purchase, his Janus common stock, unless he were terminated for cause. Certain other Janus minority stockholders would also be able, and, if they terminated employment, required, to sell to KCSI their shares of Janus common stock. The amounts that KCSI would be required to pay in the event of such purchase and sale transactions could be material. See Note 13. Such removal would have also resulted in acceleration of the vesting of a portion of the shares of restricted Janus common stock held by other minority stockholders, having an approximate aggregate value of $16.3 million as of December 31, 1999.

     There may also be other consequences of removal that cannot be presently identified or quantified. For example, Mr. Bailey's removal could result in the loss of other valuable employees or clients of Janus. The likelihood of occurrence and the effects of any such employee or client departures cannot be predicted and may depend on the reasons for and circumstances of Mr. Bailey's removal. However, KCSI believes that Janus would be able in such a situation to retain or attract talented employees because: (i) of Janus' prominence; (ii) Janus' compensation scale is at the upper end of its peer group; (iii) some or all of Mr. Bailey's repurchased Janus stock could be then available for sale or grants to other employees; and (iv) many key Janus employees must continue to be employed at Janus to become vested in currently unvested restricted stock valued in the aggregate (after considering additional vesting that would occur upon the termination of Mr. Bailey) at approximately $36 million as of December 31, 1999. In addition, notwithstanding any removal of Mr. Bailey, KCSI would expect to continue its practice of encouraging autonomy by its subsidiaries and their boards of directors so that management of Janus will continue to have responsibility for Janus' day-to-day operations and investment advisory and portfolio management policies and, because it would continue that autonomy, KCSI would expect many current Janus employees to remain with Janus.

     With respect to clients, Janus' investment advisory contracts with its clients are terminable upon 60 days' notice and in the event of a change in control of Janus. Because of his rights under the Janus Stock Purchase Agreement, Mr. Bailey's departure, whether by removal, resignation or death, might be regarded as such a change in control. However, in view of Janus' investment record, KCSI has concluded it is reasonable to expect that in such an event most of Janus' clients would renew their investment advisory contracts. This conclusion is reached because (i) Janus relies on a team approach to investment management and development of investment expertise, (ii) Mr. Bailey has not served as a portfolio manager for any Janus fund for several years,
(iii) a succession plan exists under which Mr. James P. Craig, III would succeed Mr. Bailey, and (iv) Janus should be able to continue to attract talented portfolio managers. It is reasonable to expect that Janus' clients' reaction will depend on the circumstances, including, for example, how much of the Janus team remains in place and what investment advisory alternatives are available.

     The Janus Stock Purchase Agreement and other agreements provide for rights of first refusal on the part of Janus minority stockholders, Janus and KCSI, with respect to certain sales of Janus stock. These agreements also require KCSI to purchase the shares of Janus minority stockholders in certain circumstances. In addition, in the event of a Change in Ownership of KCSI, as defined in the Janus Stock Purchase Agreement, KCSI may be required to sell its stock of Janus to the stockholders who are parties to such agreement or to purchase such holders' Janus stock. In the event Mr. Bailey were terminated for any reason within one year following a Change in Ownership, he would be entitled to a severance payment, amounting, at December 31, 1999, to approximately $2 million. Purchase and sale transactions under these agreements are to be made based upon a multiple of the net earnings of Janus or other fair market value determinations, as defined therein. See Note 13.

     Generally, any change in control of Janus or Berger would constitute an "assignment" under the 1940 Act. The Distribution is not expected to result in a change of control of Janus or Berger and therefore under the applicable rules of the Securities and Exchange Commission would not constitute such an assignment. However, a material reduction in the ownership of Janus common stock by Mr. Bailey may result in an assignment by virtue of certain provisions in an agreement with him. The Boards of Trustees or Directors of the Janus Advised Funds ("Trustees") generally may terminate the investment advisory agreements upon written notice for any reason, including if they believe the Distribution may adversely affect the funds.

     EMPLOYEES. Stilwell Financial, Inc. and certain subsidiaries have entered into agreements with employees whereby, upon defined circumstances constituting a change in control of Stilwell or the subsidiary, certain stock options or similar equity instruments become exercisable, certain benefit entitlements are automatically funded and such employees are entitled to specified cash payments upon termination of employment.

     DEBT. The Credit Facility provides for default in the event of a specified change in control of Stilwell or certain subsidiaries of Stilwell.

NOTE 16 - SUBSEQUENT EVENTS

     NEW CREDIT FACILITY. KCSI has arranged a new $200 million 364-day senior unsecured competitive Advance/Revolving Credit Facility ("New Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire other debt obligations. Stilwell has assumed the New Credit Facility, including the $125 million borrowed thereunder, thereby reducing its stockholders' equity. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the New Credit Facility. Stilwell may assign and delegate all or a portion of its rights and obligations under the New Credit Facility to one or more of its domestic subsidiaries. Stilwell repaid the $125 million in March 2000.

     Two borrowing options are available under the New Credit Facility: a competitive advance option, which is uncommitted, and a committed revolving credit option. Interest on the competitive advance option is based on rates obtained from bids as selected by Stilwell in accordance with the lender's standard competitive auction procedures. Interest on the revolving credit option accrues based on the type of loan (e.g., Eurodollar, Swingline, etc.), with rates computed using LIBOR plus 0.35% per annum or, alternatively, the highest of the prime rate, the Federal Funds Effective Rate plus 0.005%, the Base Certificate of Deposit Rate plus 1%.

     The New Credit Facility includes a facility fee of 0.15% per annum and a utilization fee of 0.125% on the amount of outstanding loans under the New Credit Facility for each day on which the aggregate utilization of the New Credit Facility exceeds 33% of the aggregate commitments of the various lenders. Additionally, the New Credit Facility contains, among other provisions, various financial covenants, which could restrict maximum utilization of the New Credit Facility.

     Additionally, management elected to not renew the May 14, 1999 364-Day Credit Facility upon its expiration on May 13, 2000.

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     STILWELL SALE OF JANUS STOCK AND JANUS ISSUANCE OF RESTRICTED STOCK. In the
first quarter of 2000, Stilwell sold to Janus, for treasury, 192,408 shares of Janus common stock and such shares will be available for awards under Janus' recently adopted Long Term Incentive Plan. Janus has agreed that for so long as it has available shares of Janus common stock for grant under that plan, it will not award phantom stock, stock appreciation rights or similar rights. The sale of those shares resulted in an after-tax gain of approximately $15.1 million and reduced Stilwell's ownership to approximately 81.5%.

     Subsequent to the repurchase of these shares from Stilwell, Janus granted 35,670 restricted shares of its common stock to certain Janus employees pursuant to a restricted stock agreement. The grant will be accounted for similarly to previous restricted stock transactions for Janus. See Note 12. This issuance reduced Stilwell's ownership percentage to slightly below 81.5%.

     After this first quarter 2000 issuance, more than 168,000 shares of Janus common stock remain in treasury for use in connection with Janus' Long Term Incentive Plan. Upon issuance of all of these shares in future years, Stilwell's ownership interest in Janus will be 80.1%.

     LITIGATION SETTLEMENT. In January 2000, Stilwell received approximately $44.2 million in connection with the settlement of a legal dispute related to a former equity investment. The settlement agreement resolves all outstanding issues related to this former equity investment. In the first quarter of 2000, Stilwell recognized an after-tax gain of approximately $27.3 million as a result of this settlement.

     JANUS DIVIDEND PAYMENTS. Subsequent to December 31, 1999, Janus' Board of Directors declared and Janus paid approximately $100 million in dividends, of which approximately $17.9 million was paid to minority stockholders.

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                                     F-41